                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        ACCEL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(1)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ________________________________________________________________

     2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________

     4) Proposed maximum aggregate value of transaction:
        $40,500,000
        ________________________________________________________________

    5) Total fee paid:
        $8,100
        ________________________________________________________________


[X] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ________________________________________
     2) Form Schedule or Registration Statement No.: ___________________
     3) Filing Party: __________________________________________________
     4) Date Filed:  ___________________________________________________

                        ACCEL INTERNATIONAL CORPORATION
                        475 METRO PLACE NORTH, SUITE 100
                               DUBLIN, OHIO 43017
                                  614-764-7000

                                                               December 18, 1997

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting") of ACCEL International Corporation (the "Company"), to be held at 1:00 p.m., local time, on December 30, 1997, at Lane Executive Center Conference Room, Main Floor, 555 Metro Place North, Dublin, Ohio. Formal notice of the Special Meeting was mailed on December 5, 1997 to stockholders of record as of November 17, 1997. As provided in such notice, the Company did not solicit proxies in connection therewith. The Company's Board of Directors, however, is now soliciting proxies for use at the Special Meeting and, accordingly, a Proxy Statement is attached hereto.

     At the Special Meeting, you will be asked to approve and authorize (i) the sale by the Company to Lyndon Insurance Group, Inc. and Lyndon Life Insurance Company (collectively, "Lyndon") of all of the outstanding capital stock of the Company's wholly owned subsidiaries, Acceleration Life Insurance Company, Acceleration National Service Corporation and Dublin International Limited (collectively, the "Target Corporations"), for the consideration and upon the terms set forth in the Stock Acquisition Agreement dated October 20, 1997 by and between the Company and Lyndon attached as Annex I to the accompanying Proxy Statement (the "Stock Acquisition Agreement"), (ii) the sale by the Company's wholly owned subsidiary, Acceleration National Insurance Company ("ANIC"), to Lyndon Property Insurance Company ("Lyndon Property"), of ANIC's vehicle extended service contract business, for the consideration and upon the terms set forth in the Asset Purchase Agreement dated October 20, 1997 among Lyndon Property, the Company and ANIC attached as Annex II to the accompanying Proxy Statement (the "Asset Purchase Agreement"), and (iii) certain transactions related thereto (collectively, the "Transaction"). The Transaction must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the Company entitled to vote thereon. Stockholder approval of the Transaction, however, is assured because all of the current directors and executive officers of the Company, who together with their affiliates may be deemed to be beneficial owners of a majority of the outstanding stock of the Company entitled to vote thereon, have indicated that they will vote in favor of the approval and authorization of the Transaction.

     The Stock Acquisition Agreement and the Asset Purchase Agreement provide that Lyndon and Lyndon Property shall initially pay the Company $40.5 million in cash at the closing. Within 125 days after the closing, the purchase price will be decreased by the amount, if any, by which the Target Corporations combined GAAP stockholders' equity as of December 31, 1997 (the "Combined GAAP Equity") is less than $31.6 million or, alternatively, in the event that the Combined GAAP Equity is greater than $31.6 million, the purchase price will be increased by the amount by which the Combined GAAP Equity exceeds $31.6 million. Accordingly, the exact amount of the consideration to be received by the Company will not be known on the date of the Special Meeting. As of September 30, 1997, the Combined GAAP Equity of the Target Corporations was $32.185 million, which would result in a net purchase price of $41.085 million in the event that the Combined GAAP Equity does not change.

     The Company shall use a portion of the proceeds from the Transaction to retire certain senior notes of the Company held by an unaffiliated company (the "Senior Notes"). The Company will use the balance of the net proceeds to make a capital contribution to ANIC, the Company's wholly-owned property and casualty insurance subsidiary, and for general corporate purposes. Upon consummation of the Transaction, the Company will cease to be engaged in the auto aftermarket credit insurance and extended service contract businesses.

     Your Board of Directors believes that the Transaction is in the best interests of the Company and its stockholders because it will enable the Company to retire its outstanding indebtedness under the Senior Notes and to use its remaining resources to seek to develop and expand its property and casualty insurance business. The Board of Directors has unanimously approved the Transaction and recommends that you vote FOR the proposal to approve and authorize the Transaction. The Board's approval of the Transaction was based on a number of factors described in the enclosed Proxy Statement, including the opinion of CreditRe Corporation, an actuarial consulting firm engaged by the Board, attached as Annex III to the accompanying Proxy Statement. The opinion of CreditRe Corporation states that the consideration to be received by the Company pursuant to the Stock Acquisition Agreement and the Asset Purchase Agreement is fair and reasonable.

     Details of the proposed Transaction and the other items of business scheduled for the Special Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                        Sincerely yours,

                                        /s/ Thomas H. Friedberg

                                        Thomas  H. Friedberg
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                        ACCEL INTERNATIONAL CORPORATION
                        475 METRO PLACE NORTH, SUITE 100
                               DUBLIN, OHIO 43017

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 30, 1997

               FURNISHED BY THE BOARD OF DIRECTORS OF THE COMPANY

                                                               December 18, 1997

     This proxy statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors of ACCEL International Corporation, a Delaware corporation (the "Company"), for use at a special meeting of stockholders (the "Special Meeting") to be held on December 30, 1997, at Lane Executive Center Conference Room, Main Floor, 555 Metro Place North, Dublin, Ohio, at 1:00 p.m., local time, and at any adjournments or postponements thereof.

     At the Special Meeting, the stockholders will be asked to consider and vote upon the approval and authorization of (i) the sale by the Company to Lyndon Insurance Group, Inc. and Lyndon Life Insurance Company (collectively, "Lyndon") of all of the outstanding capital stock of the Company's wholly owned subsidiaries, Acceleration Life Insurance Company ("ALIC"), Acceleration National Service Corporation ("ANSC") and Dublin International Limited ("Dublin"), for the consideration and upon the terms set forth in the Stock Acquisition Agreement dated October 20, 1997 by and between the Company and Lyndon attached as Annex I hereto (the "Stock Acquisition Agreement"), (ii) the sale by the Company's wholly owned subsidiary, Acceleration National Insurance Company ("ANIC"), to Lyndon Property Insurance Company ("Lyndon Property"), of ANIC's vehicle extended service contract business, for the consideration and upon the terms set forth in the Asset Purchase Agreement dated October 20, 1997 among Lyndon Property, the Company and ANIC attached as Annex II hereto (the "Asset Purchase Agreement"), and (iii) certain transactions related thereto (collectively, the "Transaction").

     The Transaction is subject to the approval of the holders of a majority of the outstanding shares of Common Stock, $.10 par value, of the Company (the "Common Stock"), entitled to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. Under Delaware law, stockholders do not have dissenter's rights in connection with the Transaction.

This Proxy Statement is first being mailed to stockholders on or about December 18, 1997.

                               TABLE OF CONTENTS



SUMMARY ...............................................................   1
       Date, Time and Place of Special Meeting of Stockholders ........   1
       Record Date; Stockholders Entitled to Vote .....................   1
       Purpose of Special Meeting .....................................   1
       Vote Required ..................................................   1
       Parties to the Transaction .....................................   1
       Terms of Transaction ...........................................   2
       Use of Proceeds from Transaction ...............................   3
       Operation of the Company After the Transaction .................   3
       Recommendation of the Board of Directors .......................   3
       Reasons for the Transaction ....................................   3
       Opinion of Actuarial Consulting Firm ...........................   3
       Federal Income Tax Consequences ................................   4
       Accounting Treatment ...........................................   4
       No Dissenter's Rights ..........................................   4
       Regulatory Approvals ...........................................   4

THE SPECIAL MEETING ...................................................   4
       General ........................................................   4
       Matters to be Considered at the Special Meeting ................   4
       Voting at the Meeting; Record Date .............................   4

THE TRANSACTION .......................................................   5
       Background of the Transaction ..................................   5
       Reasons for the Transaction ....................................   8
       Opinion of Actuarial Consulting Firm ...........................   9
       Use of Proceeds ................................................  10
       Operations of the Company After the Transaction ................  10
       Federal Income Tax Consequences ................................  11
       Accounting Treatment ...........................................  12

THE STOCK ACQUISITION AGREEMENT .......................................  12
       Terms of the Stock Acquisition Agreement .......................  12
       Closing; Termination ...........................................  12
       Representations and Warranties .................................  13
       Conduct of Business Prior to Closing ...........................  13
       No "Shopping" Covenant; Break-up Fee ...........................  14
       Covenants of Lyndon ............................................  15
       Employee Benefit Plans .........................................  15
       Conditions to Consummation of the Transactions Contemplated
           by the Stock Acquisition Agreement .........................  15
       Survival of Representations and Warranties .....................  16
       Covenant Not to Compete ........................................  16
       Indemnification ................................................  16
       Tax Matters ....................................................  17
       Amendment; Waiver...............................................  18
       Expenses; Liquidated Damages ...................................  18



                                        -i-





ASSET PURCHASE AGREEMENT ..............................................  19
       Purchase Price and Acquired Assets .............................  19
       Reinsurance Agreements and Liabilities Assumed .................  19
       Closing ........................................................  19
       Representations and Warranties .................................  19
       Additional Agreements of the Company, ANIC and Lyndon Property..  20
       Covenant Not to Compete ........................................  20
       Survival of Representations and Warranties .....................  20
       Indemnification ................................................  21
       Amendment; Waiver ..............................................  21
       Expenses .......................................................  21

REGULATORY APPROVALS REQUIRED .........................................  21
       Ohio Department of Insurance ...................................  21
       Missouri Department of Insurance ...............................  21
       HSR Act and Antitrust ..........................................  21

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION ................  24
       Introduction ...................................................  24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ........  30
       Beneficial Ownership of Certain Beneficial Owners ..............  30
       Beneficial Ownership of Management .............................  32

INDEPENDENT AUDITORS ..................................................  32

STOCKHOLDER PROPOSALS .................................................  33

ADDITIONAL INFORMATION REGARDING THE COMPANY ..........................  33
       Business .......................................................  33
       Properties .....................................................  38
       Legal Proceedings ..............................................  39
       Market for ACCEL's Common Stock and Related Stockholder Matters   39
       Selected Financial Data ........................................  40
       Supplementary Financial Information ............................  40
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations ......................................  41
       Changes in and Disagreements with Accountants on Accounting and Financial Disclosure .......................................  53
       Quantitative and Qualitative Disclosures about Market Risk .....  53

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ............................ F-1

ANNEX I    --   STOCK ACQUISITION AGREEMENT ...........................
ANNEX II   --   ASSET PURCHASE AGREEMENT ..............................
ANNEX III  --   OPINION OF CREDITRE CORPORATION .......................

                                SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and the Annexes hereto in their entirety.

DATE, TIME AND PLACE OF SPECIAL MEETING OF STOCKHOLDERS

     The Special Meeting of Stockholders of the Company will be held on December 30, 1997, at 1:00 p.m., local time, at Lane Executive Center Conference Room, Main Floor, 555 Metro Place North, Dublin, Ohio.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

     Only holders of record of the Common Stock at the close of business on the Record Date, November 17, 1997, will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 8,637,042 shares of Common Stock outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to stockholders at the Special Meeting. See "THE SPECIAL MEETING -- Voting at the Meeting; Record Date. "

PURPOSE OF SPECIAL MEETING

     The purpose of the Special Meeting will be to consider and vote upon the adoption of a resolution approving and authorizing the Transaction pursuant to the terms of the Stock Acquisition Agreement and the Asset Purchase Agreement (collectively, the "Agreements").

VOTE REQUIRED

     A majority of the outstanding shares of Common Stock entitled to vote thereon must vote in favor of the resolution approving and authorizing the Agreements.

PARTIES TO THE TRANSACTION

     The Company is an insurance holding company incorporated under the laws of Delaware in June 1978. The Company is engaged through its operating subsidiaries, Acceleration Life Insurance Company ("ALIC") and Acceleration National Insurance Company ("ANIC"), in the sale and underwriting of selected life and property/casualty insurance products. ALIC holds licenses to conduct business in 40 states and the District of Columbia and ANIC holds licenses to conduct business in 47 states and the District of Columbia. ALIC offers credit life and credit accident and health insurance. ANIC offers commercial auto insurance to operators of long haul trucks and charter buses and also offers a program for vehicle extended service contracts as a complementary product to the credit insurance products marketed by automobile dealerships. The principal office of the Company is 475 Metro Place North, Suite 100, Dublin, Ohio 43017 and its telephone number is (614) 764-7000. For a further description of the business of the Company, see "ADDITIONAL INFORMATION REGARDING THE COMPANY -- Business. "

     Lyndon Property, Lyndon Insurance Group, Inc. and Lyndon Life Insurance Company (collectively, the "Lyndon Group") are direct or indirect subsidiaries of Frontier Insurance Group, Inc. ("Frontier"), which Frontier acquired on June 3, 1997. Frontier is an insurance holding company which, through its subsidiaries, conducts business on an admitted and non-admitted basis as a specialty property and casualty insurer. Frontier currently underwrites in excess of 130 specialty insurance programs, including (i) malpractice insurance for physicians, dentists, psychiatrists and chiropractors, (ii) general liability, (iii) surety (performance bonds, bail bonds, customs bonds and license and permit bonds), (iv) commercial earthquake, (v) workers' compensation and (vi) other miscellaneous lines. Frontier's alternative risk division underwrites excess workers' compensation and excess medical stop loss coverages, and provides custom designed insurance programs through captive and rent-a-captive facilities for both Frontier's workers' compensation and other insurance lines. At June 30, 1997, Frontier's total assets were approximately $1.62 billion, its total investments were approximately $1.06 billion and its total stockholders' equity was $295 million.

     The Lyndon Group is based in St. Louis, Missouri and provides credit-related and specialty insurance products for financial institutions and specialty insurance markets through a variety of distribution channels, including other companies, general agents, third-party administrators and joint venture relationships, with the particular channel designed to fit the specific product. Credit-related products include collateral protection, credit property, involuntary unemployment insurance, auto physical damage, credit life, and credit accident and health coverages. Specialty insurance products include residual value, non-standard auto and mechanical breakdown. For the year ended December 31, 1996, the Lyndon Group's revenues were $96.8 million and its net income was $27.0 million. At June 30, 1997, the Lyndon Group's total assets were $395.8 million and its total investments were $214.8 million.

TERMS OF TRANSACTION

     The Company will sell to Lyndon all of the capital stock of each of ALIC, ANSC and Dublin (collectively, the "Target Corporations") pursuant to the terms of the Stock Acquisition Agreement, and the Company and ANIC will sell to Lyndon Property ANIC's vehicle extended service contract business pursuant to the terms of the Asset Purchase Agreement. Upon the closing of the Transaction (the "Closing"), Lyndon Property will own ANIC's vehicle extended service contract business and Lyndon will own the Target Corporations and all of their respective assets, including all of the in-force credit premiums of ALIC (the "In-Force Business") and all of the licenses to conduct business presently held by ALIC in 40 states and the District of Columbia. The Agreements provide that Lyndon and Lyndon Property shall pay the Company $40.5 million in cash at the Closing for all of the capital stock of the Target Corporations and ANIC's vehicle extended service contract business. The Stock Acquisition Agreement provides that, prior to the Closing, the Target Corporations may elect to declare and pay to the Company a special distribution (the "Special Distribution") equal to the estimated amount by which the Target Corporations combined stockholders' equity as of December 31, 1997, as determined in accordance with GAAP, is expected to exceed $31.6 million. The estimated amount of the Special Distribution will be based on the Target Corporations' combined GAAP unaudited financial statements as of September 30, 1997. Within 125 days after the Closing, the amount of the Special Distribution will be adjusted by the parties to reflect the actual combined stockholders' equity of the Target Corporations based upon the combined GAAP audited financial statements of the Target Corporations as of December 31, 1997 to be obtained by the Company by March 16, 1998.

     Because the combined GAAP stockholders' equity of the Target Corporations was $32.185 million as of September 30, 1997 and is expected to remain approximately the same as of December 31, 1997, the Company does not intend to cause the Target Corporations to declare and pay a Special Distribution prior to the Closing. As a result, within 125 days after the Closing, the initial purchase price of $40.5 million which will be paid in cash at the Closing will be decreased by the amount, if any, by which the combined GAAP stockholders' equity of the Target Corporations as of December 31, 1997 is less than $31.6 million or, alternatively, in the event that the Target Corporations' combined GAAP stockholders' equity as of December 31, 1997 is greater than $31.6 million, the purchase price will be increased by the amount by which the Target Corporations' combined GAAP stockholders' equity as of December 31, 1997 exceeds $31.6 million. There is no limitation on the potential amount of such adjustment. Accordingly, the exact amount of the consideration to be received by the Company will not be known as of the date of the Special Meeting. The combined GAAP stockholders' equity of $32.185 million would result in a net purchase price of $41.085 million in the event that the combined GAAP Stockholders' equity does not change.

     The provisions of the Stock Acquisition Agreement include a no "shopping" covenant which prohibits the Company from negotiating, soliciting or encouraging transactions with other parties involving the sale of securities or assets of Target Corporations, and from making available to any other person information concerning the Target Corporations for such purposes, except to the extent that the Company's Board of Directors determines in good faith, after consulting with legal counsel, that the same is required in the exercise of the Board of Director's fiduciary duties under applicable law. The Company will be entitled to execute a definitive agreement with such a third party relating to the acquisition proposal of such third party and to terminate the Stock Acquisition Agreement so long as the Company pays Lyndon a fee of $750,000.

USE OF PROCEEDS FROM TRANSACTION

     The Company will use the cash proceeds from the Transaction, which are estimated to be approximately $40.5 million, to retire all of the outstanding Senior Notes held by Lincoln National Life Insurance Company in the amount of $15 million (the "Senior Notes") and to make a capital contribution to ANIC in an amount necessary to increase its statutory capital and surplus (being approximately $13.1 million (unaudited) at September 30, 1997) to at least $25 million. The Company will use the balance of the proceeds for general corporate purposes.

OPERATION OF THE COMPANY AFTER
THE TRANSACTION

     Following consummation of the Transaction, (i) the Company's stockholders will remain stockholders of the Company, (ii) ANIC's vehicle extended service contract business will be owned by Lyndon Property and all of the shares of capital stock of each of the Target Corporations will be owned by Lyndon, (iii) the Company will cease to be engaged in the auto aftermarket credit insurance and extended service contract businesses, and (iv) ANIC will continue to be owned by the Company. The Company intends to use its remaining resources to seek to develop and expand the business of ANIC, which is the Company's property and casualty insurance subsidiary.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has unanimously approved the Transaction pursuant to the terms of the Agreements, believes that the Transaction is in the best interests of the Company and its stockholders and recommends that the stockholders vote FOR the approval and authorization of the Transaction pursuant to the terms of the Agreements. See "THE TRANSACTION -- Background of the Transaction" and "-- Reasons for the Transaction. "

REASONS FOR THE TRANSACTION

     The Board of Directors of the Company believes that the terms of the Transaction are fair to, and in the best interests of, the Company and its stockholders because, among other things, the Board believes that the Transaction will (i) allow the Company to dispose of its Auto Aftermarket Group at an attractive price in light of the historical financial performance and business prospects of the Company's Auto Aftermarket Group, (ii) enable the Company to eliminate its outstanding indebtedness under the Senior Notes, and
(iii) enable ANIC to expand its property and casualty insurance business, which the Company believes has the potential to provide higher returns than the lines of business to be sold pursuant to the Transaction. Accordingly, the Board unanimously approved the Transaction and the Agreements and recommends that the Company's stockholders vote in favor of the approval and authorization of the Agreements. For a discussion of the factors considered by the Board in reaching its decision with respect to the Transaction, see "THE TRANSACTION -- Reasons for the Transaction."

OPINION OF ACTUARIAL CONSULTING FIRM

     On October 15, 1997, CreditRe Corporation delivered its written opinion to the Company's Board of Directors that the aggregate purchase price of $40.5 million to be received by the Company pursuant to the Agreements is fair and reasonable and equals or exceeds the value that other likely participants in the marketplace would pay for the business and assets being sold. The full text of the written opinion of CreditRe Corporation is attached to this Proxy Statement as Annex III. Stockholders of the Company are urged to, and should, read such opinion in its entirety. See "THE TRANSACTION -- Opinion of Actuarial Consulting Firm."

FEDERAL INCOME TAX CONSEQUENCES

     The Company will recognize a taxable gain upon the consummation of the Transaction but the stockholders will not recognize any gain or loss upon consummation of the Transaction nor will such consummation result in any change in the tax basis of the shares of Common Stock held by them.

ACCOUNTING TREATMENT

     The sale of the Target Corporations will be treated by the Company as a disposal of a segment of a business within the meaning of Accounting Principles Board Opinion No. 30. Accordingly, upon approval of the Transaction by the requisite vote of the Company's stockholders, the operating results of the Company's auto aftermarket credit insurance business will be accounted for by the Company as discontinued operations. The gain realized from the sale of the vehicle extended service contract business will be recorded in the continuing operations of the Company. See "THE TRANSACTION -- Accounting Treatment. "

NO DISSENTER'S RIGHTS

     Under Delaware Law, a stockholder who does not vote his or her shares in favor of the authorization of the Agreements is not entitled to any dissenters' rights.

REGULATORY APPROVALS

     The consummation of the Transaction is subject to prior approval by the Ohio and Missouri Departments of Insurance and to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). All such approvals have either been obtained or are expected to be obtained prior to the Special Meeting.


                          THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to the Company's stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors of Company to be voted at the Special Meeting to be held at Lane Executive Center Conference Room, Main Floor, 555 Metro Place North, Dublin, Ohio on December 30, 1997, at 10:00 a.m., local time, and any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about December 18, 1997.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the Company's stockholders will be asked to (i) consider and vote upon the Transaction pursuant to the terms of the Agreements and (ii) to act on such other matters as may properly come before the Special Meeting or any adjournment or postponements thereof.

     The Board has unanimously approved the Agreements and the Transaction and recommends a vote FOR the approval and authorization of the Transaction pursuant to the terms of the Agreements.

VOTING AT THE MEETING; RECORD DATE

     The Board has fixed November 17, 1997 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were

8,637,042 shares of Common Stock of the Company outstanding and entitled to vote. Each holder of record of shares of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Approval and authorization of the Transaction pursuant to the terms of the Agreements will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     As of October 31, 1997, directors and executive officers of the Company and their affiliates may be deemed to be beneficial owners of approximately 52% (or approximately 60% if the Borrowed Shares described in footnote 4 to the table under the caption "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Beneficial Ownership of Certain Beneficial Owners" are included) of the outstanding Common Stock. Each of the current directors and executive officers of the Company has indicated that the shares of Common Stock beneficially owned by him will be voted in favor of the approval and authorization of the Transaction pursuant to the terms of the Agreements. Accordingly, stockholder approval of the Transaction is assured.

     So far as the Company is aware, no matters other than those described in this Proxy Statement will be presented to the meeting for action on the part of the stockholders. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     The cost of soliciting proxies will be borne by the Company. Officers, directors and regular employees of the Company may communicate with stockholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies, but the Company will pay no additional compensation for such solicitation. The Company and any authorized agent of the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and will reimburse the reasonable out-of-pocket expenses in forwarding such material.

     Any stockholder giving a proxy has the power to revoke it at any time before it is voted by a later appointment received by the Secretary of the Company or by giving notice of such revocation to the Secretary of the Company in writing or in open meeting. All duly executed proxies received prior to the meeting and not revoked will be voted at the meeting. The enclosed proxy contains space in which the stockholder may insert instructions as to the way the stockholder wishes his shares to be voted. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "For" the proposal to approve and authorize the Transaction pursuant to the terms of the Agreements.

     Pursuant to applicable law, broker non-votes and abstaining votes will not be counted in favor of the proposal to approve and authorize the Transaction pursuant to the terms of the Agreements. Any stockholder who abstains from voting on the proposal will in effect be voting against such proposal.

                            THE TRANSACTION

BACKGROUND OF THE TRANSACTION

     In early 1995, the Company began to explore the possibility of selling its Auto Aftermarket Group, which consists of the Company's auto aftermarket credit insurance and extended service contract businesses, in order to permit the Company to repay its outstanding bank loan. The Credit Agreement evidencing such loan was renegotiated by the Company in February, 1995. As a part of such renegotiations, the Credit Agreement was modified to require that the Company pursue capital transactions with other companies or the sale of significant operating assets that would permit the Company to repay the loan in full by June 30, 1997.

     In early 1995, the Company engaged The Advest Group, Inc. ("Advest") to assist the Company in its efforts to sell its Auto Aftermarket Group. At such time, Advest identified and contacted several potential purchasers of the Company's Auto Aftermarket Group. Such process, however, produced only one interested buyer, Consumers Financial Corporation of Camp Hill, Pennsylvania ("Consumers"). On August 18, 1995, the Company and Consumers announced that they had entered into a letter of intent for Consumers to acquire the in-force credit insurance business of ALIC and to purchase all of the issued and outstanding shares of ALIC from the Company. The proposed transaction did not include the sale of the Company's vehicle extended service contract business. The Company and Consumers, however, were unable to negotiate the terms of a definitive agreement within the time period established by the letter of intent and the proposed transaction was abandoned.

     In connection with the proposed transaction with Consumers, the Company engaged CreditRe Corporation to perform actuarial appraisals of its credit insurance book of business as of December 31, 1994 and June 30, 1995. CreditRe Corporation's analysis indicated that the purchase price offered by Consumers would have resulted in a net loss in the range of $2 to $3 million to the Company on a GAAP basis. The actuarial appraisals prepared by CreditRe Corporation in connection with the Consumers transaction were utilized by CreditRe Corporation in the preparation of its fairness opinion regarding the Transaction. See " -- Opinion of Actuarial Consulting Firm."

     In December, 1995, the Company retired the loan outstanding under the aforementioned Credit Agreement with the proceeds from the Company's issuance of Senior Notes totalling $16.5 million to an unaffiliated company. In connection with the issuance of the Senior Notes, ALIC entered into a reinsurance agreement with the purchaser of the Senior Notes to reinsure its in-force credit business. Such transactions alleviated the immediate pressure on the Company to sell its Auto Aftermarket Group.

     Following the aborted Consumer's transaction and the issuance of the Senior Notes, the Company abandoned its efforts to sell its Auto Aftermarket Group because the Company believed that it would only be able to sell such business at a loss on a GAAP basis and because the credit insurance market was continuing to contract, thereby further decreasing the marketability of such block of business. At such time, the Company determined that it was necessary for it to substantially increase the critical mass of its credit insurance business in order to be profitable because, although such business provided attractive profit margins, the Company's credit insurance sales did not produce sufficient income in relation to the associated overhead expenses. The Company's attempts to acquire other blocks of credit insurance business, however, were generally unsuccessful and the Company was advised by several potential sellers that they were not interested in entering into any transactions with a company with an A.M. Best Company ("A.M. Best") rating as low as the Company's. The Company's efforts to increase its credit insurance sales internally were also unsuccessful, in part, because financial institutions were reluctant to offer the Company's products to their customers because of the relatively small size of ALIC's statutory surplus and its A.M. Best rating of only "B-" (Fair).

     Thomas H. Friedberg, Chairman of the Board, President and Chief Executive Officer of the Company, initially approached Walter Rhulen, Chief Executive Officer of Frontier, in the spring of 1997 after Frontier had announced its intention to acquire the insurance operations of Mercury Financial Group (the "Mercury Transaction"). Mr. Friedberg's purpose in contacting Frontier was to inquire as to whether or not Frontier would be interested in discussing the possibility of the Company acquiring from Frontier the credit insurance business of Lyndon Life Insurance Company, which business Frontier acquired in the Mercury Transaction. Prior to the Mercury Transaction, the Company had identified the credit insurance business of Mercury Financial Group as a potentially attractive book of business. Accordingly, Mr. Friedberg had hoped that Frontier would consider selling such business because, prior to the Mercury Transaction, Frontier was principally a property and casualty insurance company. In the course of these preliminary discussions with Frontier, Mr. Rhulen, after being advised by Mr. Friedberg that he believed it was necessary for the Company to increase the critical mass of its credit life insurance business in order to continue to be successful, inquired of Mr. Friedberg whether the Company would instead consider selling to Frontier the Company's Auto Aftermarket Group. These initial discussions led to Frontier's proposal to acquire the Company's entire Auto Aftermarket Group, which proposal was first communicated to Mr. Friedberg in a letter dated July 8, 1997.

     After receiving the initial offer from Frontier to purchase the Company's Auto Aftermarket Group, the Company did not attempt to solicit competing offers from other parties and did not consider any possible strategic alternatives because of the Company's belief, based upon its recent experiences in connection with the aborted Consumers transaction and its efforts to acquire additional blocks of credit insurance business, that the Transaction represented the best opportunity available to the Company. In addition, the Company did not receive any competing offers, except for an invitation to discuss the potential sale of the Company's extended service contract business, which invitation the Company declined to accept because of the Company's belief that it could not sell its credit insurance business at an advantageous price without its warranty business.

     A special telephonic meeting of the Board of Directors of the Company, which was attended by all of the Company's directors, was held on July 29, 1997 at the request of Mr. Friedberg for the sole purpose of presenting to the Board of Directors the Transaction. At the meeting, Mr. Friedberg outlined for the Board of Directors the general terms of the proposal which were set forth in several letters between Mr. Friedberg and Peter H. Foley, Executive Vice President of Frontier, dated various dates in July, 1997. Mr. Friedberg also briefly discussed each of the factors set forth in this Proxy Statement under "Reasons for the Transaction." At the meeting, the Board of Directors, by a unanimous vote, authorized Mr. Friedberg to negotiate definitive agreements.
No other material matters were discussed at the meeting. Prior to the meeting, Mr. Friedberg was the only officer or director of the Company involved in the negotiations regarding the Transaction, which negotiations were conducted substantially through the letters referred to above.

     In Mr. Foley's letter dated July 8, 1997 to Mr. Friedberg, Frontier initially offered to purchase the Company's Auto Aftermarket Group for $27 million payable in cash, subject to the condition, among others, that the Target Corporations would pay a dividend to the Company prior to closing in the range of $8 to $10 million, thereby leaving the Target Corporations with a least $25 million in stockholders' equity on a GAAP basis.

     Mr. Friedberg responded to Mr. Foley's July 8th letter in a letter dated July 10, 1997 in which Mr. Friedberg generally consented to all of the conditions of Mr. Foley's offer except for the amount of the proposed purchase price. Mr. Friedberg explained in his letter that certain adjustments needed to be made to the financial information previously provided by the Company to Frontier in order to properly estimate the income generated by the continuing operations of the businesses to be sold. Mr. Friedberg further noted that Frontier's offer of $35 to $37 million (after taking into consideration the proposed pre-closing dividend) was just slightly more than the book value of the Target Corporations and, as a result, Frontier in effect would be paying almost nothing for the Company's vehicle extended service contract business. Mr. Friedberg concluded his letter by suggesting that Frontier increase its offer based upon the revised financial information noted in his letter. In response to such suggestion, Mr. Foley in his letter dated July 21, 1997 increased Frontier's offer to $40 million in cash.

     Mr. Friedberg responded to Frontier's increased offer of $40 million in a letter dated July 21, 1997. In this letter, Mr. Friedberg noted that Frontier's revised offer of $40 million was slightly less than the price which Mr. Friedberg believed the Company's Board of Directors would be willing to accept. Mr. Friedberg proposed that Frontier increase its offer to $37.5 million in cash plus five annual payments of $1.5 million, which payments together, when discounted at an annual interest rate of 9%, had a net present value of approximately $43.3 million. In a letter dated July 28, 1997, Mr. Foley responded to Mr. Friedberg's counteroffer by repeating Frontier's offer of $40 million in cash with the added condition that the GAAP stockholders' equity of ALIC would have to be not less than $30 million at the closing. Mr. Friedberg's letter of even date therewith in response noted that the Company believed that its Auto Aftermarket Group was worth $42 million, but suggested that the Company might accept an offer of $40.5 million, the $500,000 increase to Frontier's $40 million offer being necessary to offset the increased tax expense which would be incurred by the Company as a result of the election under Section 338(h)(10) of the Code required by Frontier as a condition of its offer. See "THE STOCK ACQUISITION AGREEMENT -- Tax Matters." In a letter dated July 29, 1997, Mr. Foley, in order to allow the negotiation process to proceed forward, conceded to Mr. Friedberg's request to increase the purchase price to $40.5 million. As a result of certain matters which came to Frontier's attention during the performance of its due diligence, Frontier requested a reduction in the purchase price, however, the parties ultimately agreed not to change the purchase price, but to increase the required amount of the Target Corporation's GAAP stockholders' equity at closing to $31.6 million.

     Following the completion of Frontier's due diligence and the negotiation of the terms of the Agreements between Mr. Friedberg and Mr. Foley, a second special telephonic meeting of the Board of Directors of the Company was held on October 22, 1997 in order to further consider the Transaction and the Agreements. At this meeting, Mr. Friedberg summarized for the Board of Directors the advice he had received from the Company's counsel concerning the directors' fiduciary duties in connection with the Transaction. Mr. Friedberg also outlined for the directors the material terms of the Agreements and reviewed the conclusions set forth in the written opinion received by the Company from CreditRe Corporation, which opinion was theretofore delivered to each director. See "-- Opinion of Actuarial Consulting Firm." No other written materials regarding the Transaction were presented to the directors at or before the meeting. Finally, Mr. Friedberg briefly advised the Board of Directors regarding the unaudited consolidated pro forma financial statements of the Company which would be included in this Proxy Statement. After Mr. Friedberg completed his presentation, the Board of Directors unanimously approved the Transaction and authorized Mr. Friedberg to execute the Agreements on behalf of the Company. No other material matters were discussed at the meeting.

REASONS FOR THE TRANSACTION

     The Board of Directors has determined that the terms of the Transaction are fair to, and in the best interests of, the Company and its stockholders and has recommended that the stockholders vote FOR approval and authorization of the Transaction pursuant to the terms of the Agreements. In reaching its determination to approve the Transaction, the Board of Directors considered various factors. The material factors considered were:

     (i) The desire of the Board of Directors to maximize the value of the Company's Common Stock.

     (ii) The determination by the Board of Directors that it is necessary for the Company to either increase the critical mass of its credit life insurance business in order to continue to be profitable or to sell such business, in light of the fact that (a) although such business provides attractive profit margins, the Company's credit insurance sales do not produce sufficient income in relation to the associated overhead expenses, and (b) the sales of the Company's Auto Aftermarket Group have been steadily declining. For example, the Company's gross premiums, net of refunds, in each quarter during the period from September 30, 1997 through June 30, 1997, declined by more than $1 million in comparison to the same quarter of the prior year (except for one quarter in which the decline was only approximately $800,000). In addition, as described above under "Background of the Transaction," the Company's efforts to grow its credit insurance business, both internally and through acquisitions, have been unsuccessful, thereby making it desirable to sell such business. See "-- Background of the Transaction."

     (iii) The belief by the Board of Directors and management of the Company that the aggregate purchase price of $40.5 million, subject to adjustment, is attractive in view of the historical financial performance and business prospects of the Company's Auto Aftermarket Group. The aggregate consideration to be received by the Company pursuant to the Agreements substantially exceeds all previous offers received by the Company. Such consideration also compares favorably with the prior actuarial appraisals of the Company's Auto Aftermarket Group prepared by CreditRe Corporation in 1995. See "-- Background of the Transaction." Such appraisals indicated that any likely sale price would result in a loss to the Company on a GAAP basis, when in fact the Company expects to realize a net gain after income taxes and direct expenses of approximately $2.7 million on the Transaction. See "-- Accounting Treatment." The Board of Directors analyzed the Transaction as a whole and did not consider the allocation of the combined purchase price between the Target Corporations and the Acquired Assets (as defined in the Asset Purchase Agreement). However, the Board of Directors did consider, as a basis for supporting the fairness of the aggregate purchase, the fact that such amount represents roughly the sum of the book value of the Company's auto aftermarket credit insurance business plus ten times the annual after-tax earnings of ANIC's vehicle extended service contract business (including fee income).

     (iv) The determination by the Board of Directors that the Transaction is consistent with the Company's plans to increase its revenues and profits from ANIC's property and casualty insurance business, which the Company believes has the potential to provide higher returns than the lines of business to be sold pursuant to the Transaction. The Transaction will allow the Company to eliminate its outstanding indebtedness under the Senior Notes and to increase the statutory surplus of ANIC to a level which will enable ANIC to seek a higher rating from A.M. Best than its current rating of "B" (Fair). The Company's management believes that an increase in ANIC's A.M. Best rating should permit ANIC to market its property and casualty products through a larger group of quality agents and brokers which should enhance the ability of the Company to grow such business. In addition, the Transaction will provide the Company with approximately $5 million to $6 million of cash at the holding company level and increase the Company's net book value per share, which the Corporation's management believes will further enhance the Company's ability to grow ANIC's property and casualty business through acquisitions and strategic alliances. See "-- Use of Proceeds" and "Operations of the Company After the Transaction."

     (v) The opinion of CreditRe Corporation to the Company indicating that the aggregate purchase price to be received by the Company pursuant to the Agreements is fair and reasonable, exceeds CreditRe Corporation's estimated value of $39.3 million, and equals or exceeds the value that other likely participants in the marketplace would pay for the business and assets being sold. In addition, the opinion of CreditRe Corporation states that the Company's credit life and disability insurance business has little value in the marketplace because it does not provide a competitive return and makes reference to the fact that over 50 insurers have left the credit life and disability industry since 1990, with no new entrants. The Board of Directors did not specifically adopt the opinion of CreditRe Corporation, but agrees with its conclusions in all material respects. See " -- Opinion of Actuarial Consulting Firm."

     In view of the variety of factors considered in connection with the evaluation of the Transaction, the Board of Directors did not find it practicable to and did not quantify or otherwise assign weights to the specific factors considered in reaching its determination. In making its determination, the Board of Directors also considered the risks and likelihood of achieving the results discussed above.

OPINION OF ACTUARIAL CONSULTING FIRM

     As described under "-- Background of the Transaction" and "-- Reasons for the Transaction," the Company engaged CreditRe Corporation, an actuarial consulting firm, to provide a fairness opinion in connection with the Transaction. In this connection, on October 15, 1997, CreditRe Corporation delivered its written opinion to the Company's Board of Directors that the aggregate purchase price of $40.5 million to be received by the Company pursuant to the Agreements was fair and reasonable and equals or exceeds the value that other likely participants in the marketplace would pay for the business and assets being sold. The written opinion of CreditRe Corporation further states that, based solely on (i) the statutory accounting annual financial statements of ALIC as of and for the year ended December 31, 1996,
(ii) the consolidated GAAP financial statements of the Company as of and for the six months ended June 30, 1997 and (iii) the valuations performed by CreditRe Corporation, the estimated market value of the Company's auto aftermarket book of business was $39.3 million. CreditRe Corporation relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. CreditRe Corporation was not requested to, and did not, prepare a current actuarial appraisal. In the opinion of CreditRe Corporation, aside from the book value of the assets of ALIC and the value of the state licenses held by ALIC, most, if not all, of the value of such business relates to the Company's extended service contract business because the Company's auto aftermarket credit life and disability insurance businesses have little value in the current marketplace. The full text of CreditRe Corporation's written opinion is attached hereto as Annex III and is incorporated herein by reference. The Company's stockholders are urged to, and should, read this opinion in its entirety.

     In connection with its opinion, CreditRe Corporation's analysis was limited to a review of the following: (i) the actuarial appraisals previously prepared by CreditRe Corporation as of December 31, 1994 and June 30, 1995 (the "Prior Appraisals"); (ii) the results of the various consulting projects CreditRe Corporation had previously undertaken for the Company subsequent to the Prior Appraisals; (iii) the financial statements of the Company referenced above; (iv) information relating to recent sales of credit related insurance lines of business by other insurers; and (v) information concerning the Company's overall loss experience during the periods covered by the Prior Appraisals and periods subsequent thereto.

     Because a current actuarial appraisal was not prepared, CreditRe's opinion is based on more limited data and review than would be necessary to perform an actuarial appraisal that conforms with Actuarial Standard of Practice No. 19. CreditRe Corporation's Prior Appraisals, however, were prepared in conformity with Actuarial Standard of Practice No. 19. The Prior Appraisals considered, or developed an estimate of, (a) the book value of the Company, (b) the value for the in force credit insurance business, (c) the value for the future production of credit insurance business, (d) the value for the service contract business and (d) the value of the state licenses. In connection with its opinion, CreditRe Corporation developed relationships among such values, the respective book values of the Company and its subsidiaries, and other factors. For example, CreditRe Corporation computed the value of future production on credit insurance as a percentage of the current year's production and computed the value of the state licenses held by the Company based upon an average value per state license. Based upon such information, CreditRe Corporation determined that the prior relationships determined by it could properly be applied to the current data because the composition of the Company's auto aftermarket business and the general profitability thereof were consistent with the periods covered by the Prior Appraisals.

     After determining that the factors developed from the Prior Appraisals continued to be appropriate, CreditRe Corporation applied such factors to current data regarding the Company in order to estimate the value of the auto aftermarket book of business as of June 30, 1997. CreditRe Corporation's total estimated value for the auto aftermarket book of business can be broken down into the following components: (i) the GAAP book value of the Company, which represents 79% of the total estimated value of $39.3 million, (ii) the estimated value of the in force credit insurance and future credit insurance, which together represent only 7% of the total estimated value, and (iii) the estimated value of the Company's extended service contract business and state insurance licenses, which were determined to represent 14% of the total estimated value. CreditRe Corporation computed the estimated value of in force credit insurance based on a percentage of the Company's June 30, 1997 reserves and the value of the Company's future credit insurance based on the Company's 1997 production. The prior value placed on the Company's extended service contract business was judged to be a reasonable estimate of current value, and the value of the state licenses was determined to be unchanged.

     As described above, CreditRe Corporation's opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Agreements. CreditRe Corporation did not participate in the determination of the amount of consideration to be paid to the Company. The foregoing summary sets forth all material analyses performed by CreditRe Corporation, but is qualified by reference to the written opinion of CreditRe Corporation set forth in Annex III hereto.

     CreditRe Corporation, as part of its actuarial consulting business, is continually engaged in the valuation of insurance companies that participate in the sale of credit-related insurance products. The Company selected CreditRe Corporation to render a fairness opinion because it is a nationally recognized actuarial consulting firm specializing in credit-related insurance that has substantial experience in transactions similar to the Transaction. In addition, CreditRe Corporation had previously performed valuations of the Company's automobile aftermarket business as of December 31, 1994 and June 30, 1995, and therefore, already possessed significant information regarding the Company's operations. Since 1990, in addition to rendering its opinion in connection with the Transaction, CreditRe Corporation has performed certain consulting services for the Company in connection with various matters for which the Company paid CreditRe Corporation a total of $128,000.

     On or about October 1, 1997, the Company engaged CreditRe Corporation to undertake a study to enable it to render its opinion with respect to the fairness of the consideration to be received by the Company in a possible sale of its auto aftermarket business to the Lyndon Group. The Company agreed to pay CreditRe Corporation consulting fees for its services in rendering such opinion at CreditRe Corporation's standard hourly rates. The total amount of such fees was $9,700.

USE OF PROCEEDS

     The Company will use the cash proceeds from the Transaction, which are estimated to be approximately $40.5 million, to retire all of the outstanding Senior Notes held by Lincoln National Life Insurance Company in the amount of $15 million and to make a capital contribution to ANIC in an amount necessary to increase its statutory capital and surplus (being approximately $13.1 million (unaudited) at September 30, 1997) to at least $25 million. The Company will use the balance of the proceeds for general corporate purposes.

OPERATIONS OF THE COMPANY AFTER THE TRANSACTION

     Following consummation of the Transaction, (i) the Company's stockholders will remain stockholders of the Company, (ii) ANIC's vehicle extended service contract business will be owned by Lyndon Property and all of the shares of capital stock of each of the Target Corporations will be owned by Lyndon, (iii) the Company will cease to be engaged in the auto aftermarket credit insurance and extended service contract businesses, and (iv) ANIC will continue to be owned by the Company. The Company intends to use its remaining resources to seek to develop and expand the business of ANIC. ANIC is the Company's property and casualty insurance subsidiary which holds licenses to conduct business in 47 states and the District of Columbia. In 1996, ANIC began offering commercial automobile coverage to operators of long haul trucks and charter buses. This program is marketed by an unaffiliated general agent with extensive experience in this product line. In 1997, ANIC commenced new marketing initiatives for certain products including a package policy for crane operators consisting of general liability, inland marine and commercial auto coverages.

FEDERAL INCOME TAX CONSEQUENCES

     The consummation of the Transaction will not be a taxable event for federal income tax purposes for the stockholders of the Company. The following is a summary of federal income tax consequences to the Company of consummation of the Transaction.

     Pursuant to the Stock Acquisition Agreement, upon consummation of the Transaction, (i) the Company will sell all of the stock of each of the Target Corporations to Lyndon and (ii) the Company will join with Lyndon in the filing of an election under Section 338(g) and Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable election under state, local or foreign tax law, to the extent requested by Lyndon. As a result of these elections, the Transaction will be deemed to be a sale of the Company's assets for federal income tax purposes with the Company being deemed to have sold its assets while still a member of the Company's "affiliated group" (as defined in the Code). Accordingly, the economic burden of taxation resulting from the deemed asset sale by the Company will be borne by the Company. The Company expects to pay federal income taxes of approximately $5.25 million as a result of consummation of the Transaction. The amount of federal, state and local taxes for which the Company will be liable as a result of the elections under Sections 338(g) and 338(h)(10) of the Code (and any comparable elections under state or local tax law) are anticipated to be higher than the amount of taxes that would have been payable if the Company had sold all of the stock of the Target Corporations without any such elections being made. The payment of such additional taxes by the Company was considered by the parties in their negotiations regarding the purchase price payable by Lyndon under the Stock Acquisition Agreement.

     The Company will recognize a taxable gain upon the consummation of the Transaction but the stockholders will not recognize any gain or loss upon consummation of the Transaction nor will such consummation result in any change in the tax basis of the shares of Common Stock held by them.

ACCOUNTING TREATMENT

     The sale of the Target Corporations will be treated by the Company as a disposal of a segment of business within the meaning of Accounting Principles Board Opinion No. 30. Accordingly, upon approval of the Transaction by the requisite vote of the Company's stockholders (see "THE SPECIAL MEETING -- Voting at the Meeting; Record Date"), the operating results of the Company's auto aftermarket credit insurance business will be accounted for by the Company as discontinued operations. The gain realized from the sale of the vehicle extended service contract business will be recorded in the continuing operations of the Company. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS." The Company expects to record a net gain after income taxes and direct expenses of approximately $2.7 million on the Transaction.

                    THE STOCK ACQUISITION AGREEMENT

     The descriptions in this Proxy Statement of the terms of the Stock Acquisition Agreement are summaries only and are qualified in their entirety by reference to the Stock Acquisition Agreement which is attached as Annex I to this Proxy Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meanings set forth in the Stock Acquisition Agreement.

TERMS OF THE STOCK ACQUISITION AGREEMENT

     Pursuant to the terms and conditions of the Stock Acquisition Agreement, the Company will sell to Lyndon, for an aggregate purchase price, subject to adjustment, of $30.2 million payable in cash upon the closing of the transaction (the "Closing"), all of the capital stock of the Target Corporations. Upon the Closing, Lyndon will own the Target Corporations and all of their respective assets including all of ALIC's In-Force Business and all of the licenses to conduct business presently held by ALIC in 40 states and the District of Columbia. Within 125 days after the Closing, the initial purchase price of $30.2 million which will be paid in cash at the Closing will be decreased by the amount, if any, by which the combined GAAP stockholders' equity of the Target Corporations as of December 31, 1997 is less than $31.6 million or, alternatively, in the event that the Target Corporations' combined GAAP stockholders' equity as of December 31, 1997 is greater than $31.6 million, the purchase price will be increased by the amount by which the Target Corporations' combined GAAP stockholders' equity as of December 31, 1997 exceeds $31.6 million. There is no limitation on the potential amount of such adjustment. Accordingly, the exact amount of the consideration to be received by the Company will not be known as of the date of the Special Meeting. As of September 30, 1997, the combined GAAP stockholders' equity of the Target Corporations was $32.185 million which would result in a net purchase price under the Stock Acquisition Agreement of $30.785 million in the event that the combined GAAP stockholders' equity does not change.

CLOSING; TERMINATION

     The Stock Acquisition Agreement provides that the Closing shall occur effective as of December 31, 1997 (the "Closing Date"). The actual Closing, however, shall take place within five business days after the satisfaction or waiver of the last condition to Closing, unless otherwise agreed by the parties, and in no event later than March 31, 1998. See "-- Conditions to Consummation of the Transactions Contemplated by the Stock Acquisition Agreement."

     If the actual Closing does not occur by March 31, 1998, either party may terminate the Stock Acquisition Agreement, without liability or penalty. See "-- Tax Matters" for a discussion of the parties' obligations to reimburse each other for Taxes related to timing differences between the deemed Closing Date and the actual Closing Date for tax purposes.

REPRESENTATIONS AND WARRANTIES

     The Stock Acquisition Agreement contains various customary representations and warranties of the parties for transactions of this type. These include, among other things, representations of the Company as to: (i) the organization and good standing of each of the Target Corporations; (ii) the authority of ALIC to transact business as an insurance company; (iii) the capitalization of each of the Target Corporations; (iv) the nonexistence of any subsidiaries of the Target Corporations; (v) the correctness and completeness of the articles of incorporation, regulations, bylaws, stock transfer records, minute books and corporate records of each of the Target Corporations delivered to Lyndon; (vi) the obtainment of all consents, orders, licenses, approvals and exemptions and the making of all governmental filings necessary for the Target Corporations' consummation of the contemplated transactions; (vii) the non-contravention of the performance of the Stock Acquisition Agreement with the articles of incorporation, regulations, by-laws, material contracts and agreements of the Target Corporations and with any material applicable laws, judgments, orders or decrees; (viii) the accuracy of certain GAAP and SAP financial statements of the Target Corporations; (ix) the ownership or lease of real and personal property of the Target Corporations; (x) the intellectual property of the Target Corporations; (xi) various tax matters relating to the Target Corporations; (xii) compliance by the Target Corporations with material applicable law; (xiii) the obtainment and holding by the Target Corporations of all material permits and licenses necessary in the conduct of their respective businesses; (xiv) the contracts, agreements and commitments of the Target Corporations; (xv) certain pension plan and employee benefit matters of the Target Corporations; (xvi) certain matters related to insurance policies owned and maintained by the Target Corporations; (xvii) the accounts payable of the Target Corporations; (xviii) the liabilities of the Target Corporations; (xix) litigation involving or affecting the Target Corporations; (xx) matters relating to the bank accounts, borrowing and payment guarantees of the Target Corporations; (xxi) the premium sources of ALIC and ANSC; (xxii) the absence of material adverse changes or events in the business of the Target Corporations; (xxiii) matters related to the Target Corporations' employee relations; (xxiv) matters related to transactions between the Company or any Target Corporation and any of their respective Affiliates; (xxv) the absence of any brokers having been retained by the Company in connection with the contemplated transactions;
(xxvi) the full and complete disclosure by the Company to Lyndon in connection with the contemplated transactions; (xxvii) the employees of the Target Corporations and their salaries and employment arrangements; (xxviii) the authorization, execution and delivery of the Stock Acquisition Agreement by the Company; and (xxviv) the Company's ownership of the capital stock of the Target Corporations.

     The representations and warranties by Lyndon to the Company include, among other things, representations of Lyndon as to: (a) the organization and good standing of Lyndon Life Insurance Company and Lyndon Insurance Group, Inc.; (b) the authorization, execution and delivery of the Stock Acquisition Agreement by Lyndon Life Insurance Company and Lyndon Insurance Group, Inc., and the validity and enforceability thereof against such corporations; (c) Lyndon's purchase of the Target Shares for the purpose of investment only; (d) the noncontravention of the execution, delivery and performance of the Stock Acquisition Agreement by Lyndon Life Insurance Company and Lyndon Insurance Group, Inc. with their respective certificates of incorporation, by-laws, material contracts and agreements and with any material laws, judgments, orders or decrees; (e) the availability of funds sufficient to enable Lyndon to consummate the proposed sale; (f) required governmental or other consents, approvals or authorizations; (g) the absence of actions, proceedings or claims likely to materially affect Lyndon's ability to consummate the proposed sale; and (h) the absence of any brokerage, finder's or other fee or commission incurred by Lyndon.

     For additional information concerning representations and warranties, see "-- Survival of Representations and Warranties."

CONDUCT OF BUSINESS PRIOR TO CLOSING

     The Company has agreed that, during the period from the date of the Stock Acquisition Agreement until the Closing Date, the Company shall cause each of the Target Corporations to conduct its business in the ordinary course consistent with past practice and to: (i) maintain adequate insurance; (ii) preserve intact its business organization and employees; (iii) maintain satisfactory relationships with its independent agents, reinsurers and other persons with which it has a business relationship; (iv) maintain its books and records in its usual manner; (v) not make any change in its financial reporting or accounting and reserving practices or policies; and (vi) duly and timely file all filings, declarations, reports or returns required to be filed with all government authorities and promptly pay all taxes, assessments and governmental charges.

     The Company has further agreed that, during such period prior to Closing, none of the Target Corporations shall: (a) issue, sell or deliver, or agree to issue, sell or deliver, any shares of its capital stock or any options or other rights with respect thereto; (b) declare or pay any dividend (except for the Special Distribution); (c) purchase, redeem or otherwise acquire any shares of its capital stock; (d) make any change in any pension or employee benefit plan or modify any employment agreements or arrangements; (e) incur or guarantee any indebtedness for borrowed money; (f) make any capital expenditure or purchase or lease any property in excess of $50,000; (g) dispose of or pledge any assets or cancel any debts or claims except in the ordinary course of business; (h) enter into any acquisitions, mergers or consolidations; (i) alter the manner of keeping its books, accounts or records; (j) amend its articles of incorporation, regulations or by-laws (except as otherwise contemplated in the Stock Acquisition Agreement); (k) settle any claim, action, suit or proceeding (other than the payment of insured claims in the ordinary course of business) involving the payment or receipt by a Target Corporation of more than $25,000 individually, or $100,000 in the aggregate; (1) enter into any other transaction or agreement outside of the ordinary and usual course of business; or (m) agree or commit to do any of the foregoing.

     In addition, the Company has agreed to: (i) afford Lyndon full access to the offices, properties, books and records of the Company and each of the Target Corporations and to furnish to Lyndon such financial and operating data and other information relating to the Target Corporations as Lyndon may reasonably request; (ii) promptly notify Lyndon of all material proposed adjustments contained in any tax examination reports received by the Company;
(iii) promptly prepare, file and diligently pursue with the appropriate governmental agencies all documentation required to consummate the transactions contemplated by the Stock Acquisition Agreement; (iv) cause certain forms of non-piracy agreements attached to the Stock Acquisition Agreement to be distributed to all of the Target Corporations' employees for execution by such employees; (v) use its reasonable best efforts to cause all of the conditions to Lyndon's obligation to consummate the Transaction to be satisfied; (vi) terminate (or, at the Company's election, employ), at the Company's expense, any employees of the Target Corporations not designated by Lyndon prior to the Closing for continued employment by Lyndon or one of the Target Corporations following the Closing; and (viii) diligently work towards the completion of the Year 2000 work and other clean-up work on the Credit Life System prior to Closing and, thereafter, to continue such work until completion at the Company's expense.

NO "SHOPPING" COVENANT; BREAK-UP FEE

     Until the earlier of the Closing or the termination of the Stock Acquisition Agreement, the Company has agreed not to: (i) sell or arrange for the acquisition of any capital stock or any other security of, or the business or all or any substantial portion of, the assets of any of the Target Corporations; (ii) negotiate, solicit or encourage any proposals relating to the disposition of the business or assets of any of the Target Corporations, to the acquisition of securities of any of the Target Corporations, or to a merger or combination of any of the Target Corporations with any other Person; or
(iii) make available to any other Person any information concerning any of the Target Corporations for the purpose of disposing of all or any substantial portion of the assets of any of the Target Corporations or any securities thereof.

     Notwithstanding the foregoing, the Company may furnish information to, and participate in discussions or negotiations with, any third party who submits a good faith, unsolicited purchase offer to acquire the Target Corporations, if the Company's Board of Directors determines in good faith, after consulting with legal counsel, that such furnishing of information and participation in discussions are required in the exercise of the Board of Directors' fiduciary duties under applicable law. The Company will be entitled to execute a definitive agreement with such a third party relating to the acquisition proposal of such third party and to terminate the Stock Acquisition Agreement so long as the Company pays Lyndon a fee of $750,000.

COVENANTS OF LYNDON

     Lyndon has agreed to: (i) keep confidential all information provided by the Company and the Target Corporations to Lyndon and its agents; (ii) promptly prepare and file all documents to obtain state regulatory approvals and use all reasonable efforts to obtain such regulatory approvals as are necessary to consummate the transactions contemplated by the Stock Acquisition Agreement; and (iii) use its reasonable best efforts to cause all of the conditions to the Company's obligation to consummate the transaction to be satisfied.

EMPLOYEE BENEFIT PLANS

     The Company and Lyndon have each agreed to cooperate in causing such actions to be taken as of the Closing Date as would result in the Target Corporations to cease to be participating employers as of the Closing Date in the Company's and its ERISA Affiliate's Employee Benefit Plans in accordance with the requirements of ERISA. The Company and Lyndon have further agreed that, except for the Target Corporations' post-Closing Date contributions (and liabilities therefor) to such Employee Benefit Plans for the time periods preceding the Closing Date, none of the Target Corporations shall thereafter be responsible for making any contributions to, or have any other liability with respect to, such Employee Benefit Plans.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK ACQUISITION AGREEMENT

     The obligation of Lyndon to consummate the transactions contemplated by the Stock Acquisition Agreement is subject to the satisfaction or waiver by Lyndon of certain conditions, including, without limitation, the following:
(i) all representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date; (ii) the Company shall have performed and complied with all of the covenants and agreements required to be performed or complied with by the Company; (iii) as of the Closing, there shall not be any pending or threatened suit, action, investigation, proceeding or court order relating to the contemplated transactions; (iv) all governmental authorities shall have consented to and approved the contemplated transactions to the extent required by law; (v) all documents delivered and action taken pursuant to the Stock Acquisition Agreement shall be reasonably satisfactory in form and substance to Lyndon and its counsel; (vi) the ALIC, Dublin and ANSC unaudited September 30, 1997 GAAP Financial Statements and the unaudited ALIC September 30, 1997 SAP Financial Statements shall have been delivered to Lyndon at least fifteen days prior to the Closing Date, and in no event later than November 30, 1997; (vii) the Company's Board of Directors and stockholders shall have approved the Agreements; (viii) all of the independent agents of the Target Corporations shall have agreed to maintain their relationships with such corporations following the Closing unless the Company notifies Lyndon of any indication otherwise; (ix) Lyndon shall be satisfied with the results of its due diligence review with respect to certain matters relating to Dublin and the assets being purchased pursuant to the Asset Purchase Agreement, and the unaudited September 30, 1997 GAAP Financial Statements of each of the Target Corporations shall indicate no material adverse change in the results of operations or financial condition of such companies taken as a whole from the June 30, 1997 unaudited financial statements previously provided to Lyndon; (x) the Company and the Target Corporations shall have conveyed to Lyndon all of their rights to the servicemarks "Costguard" and "Loanguard" and shall have granted to Lyndon a license to use the "Acceleration" name and logo in connection with their respective businesses; (xi) the Target Corporation's combined GAAP Equity shall be not less than $31.6 million at December 31, 1997;
(xii) all intercompany service agreements and tax sharing agreements between any of the Target Corporations and the Company shall have been terminated;
(xiii) the Lincoln National Life Insurance Company treaty for reinsurance policies with effective dates of December 31, 1995 and prior shall have been terminated; (xiv) the articles of incorporation and regulations of ALIC shall have been amended to eliminate the provisions requiring director share ownership and Ohio residential requirements; (xv) the Company shall have entered into a Systems Use Agreement with the Target Corporations pursuant to which the Target Corporations shall be entitled to utilize the IBM AS 400 system of the Company as the Target Corporations' mainframe computer and programming support; (xvi) the Lincoln National Life Insurance Company Reinsurance Agreement with ALIC dated January 1, 1996, reinsuring policies with effective dates of January 1, 1996 and thereafter, shall not have been terminated; (xvii) ALIC shall have entered into a lease for the premises located in Dublin, Ohio which it currently leases on terms comparable to its current lease for the remaining term of the current lease, in form and substance acceptable to Lyndon; (xviii) the Company shall have assumed the obligations of ALIC and ANSC to indemnify their respective officers; (xix) the Company shall have agreed to provide continued cooperation after Closing on any litigation matters relating to any of the Target Corporations; (xx) the waiting period applicable under the HSR Act shall have expired or been terminated; and (xxi) the transactions contemplated by the Asset Purchase Agreement shall have closed concurrently with the transactions contemplated by the Stock Acquisition Agreement. See "ASSET PURCHASE AGREEMENT."

     The obligation of the Company to consummate the transactions contemplated by the Stock Acquisition Agreement is subject to the satisfaction or waiver by Lyndon of certain conditions, including, without limitation, the following: (i) all representations and warranties of Lyndon shall be true and correct in all material respects as of the Closing Date; (ii) Lyndon shall have performed and complied with all of the covenants and agreements required to be performed or complied with by Lyndon; (iii) as of the Closing, there shall not be any pending or threatened suit, action, investigation, proceeding or court order relating to the contemplated transactions; (iv) all governmental authorities shall have consented to and approved the contemplated transactions to the extent required by law; (v) all documents delivered and action taken pursuant to the Stock Acquisition Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel; (vi) the waiting period applicable under the HSR Act shall have expired or been terminated; and (vii) the transactions contemplated by the Asset Purchase Agreement shall have closed concurrently with the transactions contemplated by the Stock Acquisition Agreement. See "ASSET PURCHASE AGREEMENT."

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     In general, the representations and warranties contained in the Stock Acquisition Agreement shall survive the Closing until December 31, 1999. However, Lyndon shall be permitted to make claims against the Company with respect to Taxes until 60 days following the expiration of the applicable statute of limitations (See "-- Tax Matters") and to assert claims based on fraud, willful misrepresentation or with respect to certain representations and warranties set forth in the agreement relating to the capitalization of the Target Corporations and the Company's ownership of all of the Target Shares, free and clear of all Liens, within one year after Lyndon learns of such fraud, willful misrepresentation or breach.

COVENANT NOT TO COMPETE

     The Company has agreed for a period of three years from the Closing Date not to, and to cause each of its controlled affiliates not to, directly or indirectly: (i) engage in activities or businesses which are substantially in competition with the current business of the Target Corporations; or (ii) perform any action, activity or course of conduct which is substantially detrimental to the business or business reputation of the Target Corporations, including soliciting, recruiting or hiring any employees of any of the Target Corporations and soliciting or encouraging any employee of any of the Target Corporations to leave the employment of any of the Target Corporations.

INDEMNIFICATION

     The Company has agreed to indemnify and hold harmless Lyndon from and against all losses, liabilities, damages, obligations, costs and expenses ("Damages") in excess of $100,000 incurred by Lyndon relating to or arising out of the inaccuracy of any representation or warranty in the Stock Acquisition Agreement by the Company or the breach of any covenant by the Company. The Company will not be liable for any such indemnification unless the aggregate amount of all Damages exceeds $100,000 and then only to the extent of any such excess, except for indemnification against certain Damages with respect to certain Taxes and related matters for which the Company shall indemnify and hold harmless Lyndon and its affiliates (including the Target Corporations) from liability from the first dollar or any such Damages to the full amount thereof (except as reflected on the Combined Audited December 31, 1997 Balance Sheet). See "-- Tax Matters." The Company's and ANIC's liability to indemnify Lyndon and Lyndon Property under the Agreements is limited to a maximum amount of $8 million, except that there is no limitation on indemnification for (i) Taxes, (ii) breaches of certain representations and warranties relating to the capitalization of the Target Corporations and the Company's ownership of all of the Target Shares, free and clear of all Liens, and (iii) actual fraud by the Company or ANIC.

     Lyndon has agreed to indemnify and hold harmless the Company from and against any and all Damages incurred by the Company resulting from, relating to or arising out of the inaccuracy of any representation or warranty in the Stock Acquisition Agreement by Lyndon or the breach of any covenant contained therein by Lyndon. In addition, Lyndon has agreed to indemnify and hold harmless, and cause the Target Corporations to indemnify and hold harmless, the Company and its affiliates with respect to certain Taxes and related matters. See "-- Tax Matters." The liability of Lyndon to indemnify the Company under the Agreements is limited to a maximum amount of $8 million.

TAX MATTERS

     Lyndon has agreed to: (i) timely make an election under Section 338(g) of the Code (and any comparable election under state or local tax law) with respect to each of the Target Corporations; (ii) join with the Company in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law); and (iii) cooperate with the Company in the completion and timely filing of such elections. Not later than three months following the Closing Date, Lyndon shall prepare and deliver to the Company a Price Allocation Schedule allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Target Corporations in accordance with Treasury Regulations promulgated under Section 338(h)(10)-1.

     Any objection by the Company to the Price Allocation Schedule prepared by Lyndon shall be raised within 60 business days after receipt by the Company of the Price Allocation Schedule. If Lyndon and the Company are unable to resolve any differences within 60 days thereafter, such dispute shall be resolved by Ernst & Young LLP and KPMG Peat Marwick LLP. If such accounting firms are unable to resolve any differences within 30 days thereafter, such dispute shall be resolved by another national accounting firm selected by Ernst & Young LLP and KPMG Peat Marwick LLP which has not performed any services for or received any revenues from either of such parties or their respective affiliates within the prior two years. Lyndon and the Company shall each pay one-half of the costs, fees and expenses of said accounting firm.

     The Company has agreed to timely prepare and file with the appropriate authorities all tax returns of the Target Corporations that are required to be filed for the tax periods ending prior to the Closing Date, and the Company has agreed to pay all taxes due with respect to such tax returns. Lyndon has agreed to timely prepare and file all other tax returns of the Target Corporations that are required to be filed, and Lyndon will pay all taxes due with respect to such tax returns. All transfers, documentary, sales, use, registration and other such Taxes and related fees incurred in connection with the Stock Acquisition Agreement and the transactions contemplated thereby shall be paid by the Company. The Company and Lyndon will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable tax laws.

     The parties have agreed that for all financial purposes the Closing shall be deemed to occur on December 31, 1997, notwithstanding the actual Closing Date. See "-- Closing; Termination." Accordingly, any profit or loss incurred by the Target Corporations on or prior to December 31, 1997 shall remain for the account of the Company and any profit or loss incurred by the Target Corporations after such date shall be for the account of Lyndon. The parties have agreed to reimburse each other for the amount of any Taxes actually paid by the other party solely as a function of the timing difference of the deemed Closing Date of December 31, 1997 and the actual Closing Date for tax purposes.

     The Company has agreed to indemnify and hold harmless from liability Lyndon and its affiliates for all Damages (except as reflected on the Combined Audited December 31, 1997 Balance Sheet) incurred in connection with: (i) Taxes of the Target Corporations for the Pre-Closing Tax Period; (ii) Taxes of the Company or any other corporation which is or has been affiliated with the Company; (iii) Taxes resulting from the Section 338(g) and

338(h)(10) elections contemplated by Section 12.1 of the Stock Acquisition Agreement; (iv) Taxes with respect to any pre-closing period resulting from the Target Corporations' ceasing to be included in the consolidated Federal income tax return filed by the Company; (v) Taxes imposed on the Target Corporations on or prior to the Closing Date; and (vi) reasonable legal fees and expenses for any item attributable to any of the foregoing items. Notwithstanding the foregoing, the Company shall not be obligated to indemnify and hold harmless Lyndon and its affiliates from Taxes attributable to any action taken after the Closing by Lyndon or its affiliates (a "Lyndon Tax Act") or attributable to a breach by Lyndon of its obligations under the Stock Acquisition Agreement.

     Lyndon has agreed to indemnify and hold harmless, and to cause the Target Corporations to indemnify and hold harmless, the Company and its affiliates from: (a) all liability for taxes of the Target Corporations for the period after the Closing Date; (b) all liability for taxes attributable to a Lyndon Tax Act or to a breach by Lyndon of its obligations under the Stock Acquisition Agreement; and (c) all liability for reasonable legal fees and expenses attributable to any of the foregoing items.

AMENDMENT; WAIVER

     The Stock Acquisition Agreement may be amended at any time by written agreement of the parties and the conditions to the consummation of the contemplated transactions may be waived at any time by the party for whose benefit they were created.

EXPENSES; LIQUIDATED DAMAGES

     The Stock Acquisition Agreement provides that each of the parties shall pay its own expenses incident to the preparation and execution of the Stock Acquisition Agreement and the consummation of the transactions contemplated thereby. However, if the Closing does not occur as a result of an intentional material breach of a covenant of the Company which prevents satisfaction of a Closing condition, then the Company shall pay Lyndon the sum of $650,000 as liquidated damages.

                        ASSET PURCHASE AGREEMENT

     The descriptions in this Proxy Statement of the terms of the Asset Purchase Agreement are summaries only and are qualified in their entirety by reference to the Asset Purchase Agreement which is attached as Annex II to this Proxy Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meanings set forth in the Asset Purchase Agreement.

PURCHASE PRICE AND ACQUIRED ASSETS

     Pursuant to the terms and conditions of the Asset Purchase Agreement, ANIC will sell to Lyndon Property, for an aggregate purchase price of $10.3 million payable in cash on the Closing Date, certain of the assets of ANIC which comprise all of its vehicle extended service contract (or "warranty") book of business (the "Acquired Assets"). The Acquired Assets will include: (i) all of ANIC's rights to and interest in the expirations and renewals on all insurance policies in force as of the Closing Date issued and insured by ANIC covering extended service contract warranties (subject to all of the related obligations) (the "Acquired Policies"); (ii) all expiration files, customer account records and underwriting, claims and processing manuals related to the Acquired Policies; (iii) all rights (subject to the related obligations), under the contracts and commitments related to the Acquired Assets; (iv) all rights to and interest in (subject to the related obligations with respect to) certain computer hardware and any software used in ANIC's operation of its warranty book of business; (v) certain furniture, fixtures and equipment; and (vi) copies of all policy forms, rate filings related to such policy forms, and all other regulatory filings related to the Acquired Policies.

REINSURANCE AGREEMENTS AND LIABILITIES ASSUMED

     Pursuant to the Asset Purchase Agreement, Lyndon Property and ANIC will enter into two reinsurance agreements pursuant to which ANIC will cede to Lyndon Property and Lyndon Property will assume and reinsure the Acquired Policies and all insurance policies issued after the Closing Date by Lyndon Property in the name of ANIC or on ANIC's forms. Except to the extent set forth in the Reinsurance Agreements, Lyndon Property will not be liable for any debt, obligations or liability of ANIC relating to the Acquired Assets.

CLOSING

     The Closing for the transactions contemplated by the Asset Purchase Agreement will take place effective as of December 31, 1997, as long as the Ohio Department of Insurance has approved the transactions contemplated by the Asset Purchase Agreement. The Closing shall occur concurrently with, and shall be conditional upon, the Closing of the transactions contemplated by the Stock Acquisition Agreement.

REPRESENTATIONS AND WARRANTIES

     The Asset Purchase Agreement includes representations of the Company and ANIC as to: (i) the organization and good standing of ANIC and its qualifications to do business as a foreign corporation; (ii) the authorization, execution and delivery of the Asset Purchase Agreement by the Company and ANIC;
(iii) the absence of any consents, orders, licenses, approvals, authorizations, exemptions, registrations, declarations or filings with any governmental authority or person which are required to be obtained or made in connection with the performance by the Company or ANIC of the Asset Purchase Agreement, except for the approval of the Ohio Department of Insurance; (iv) ANIC's title to the Acquired Assets; (v) the non-contravention of the consummation of the transactions contemplated by the agreement with the articles of incorporation, regulations, material contracts and agreements of ANIC and with any applicable laws, judgments, orders or decrees; (vi) the absence of any violations by ANIC of any applicable law, rule or regulation which could materially and adversely affect the Acquired Assets; (vii) the obtainment by ANIC and continuing validity of all Permits that are material or necessary with respect to ANIC's operations of any of the Acquired Assets; (viii) material litigation involving or affecting the Acquired Assets;

(ix) the employees of ANIC engaged in the operation of ANIC's warranty book of business and their compensation and employment arrangements; (x) the absence of any brokers having been retained by the Company or ANIC in connection with the transaction; (xi) the sufficiency of the Acquired Assets, together with the assets owned by the Target Corporations, for the conduct of ANIC's warranty book of business by Lyndon Property and the conduct of the Target Corporations' respective business; and (xii) the absence of any reason for the Company and ANIC to believe that the Acquired Policies will be terminated before their stated expiration dates, except in the ordinary course, or will not be renewed.

     The representations and warranties by Lyndon Property to the Company and ANIC include, among other things, representations of Lyndon Property as to: (a) its organization and good standing; (b) the authorization, execution and delivery of the Asset Purchase Agreement by Lyndon Property and the validity and enforceability thereof against Lyndon Property; and (c) the noncontravention of the execution, delivery and performance of the Asset Purchase Agreement by Lyndon Property with its certificate of incorporation, by-laws and agreements.

ADDITIONAL AGREEMENTS OF THE COMPANY, ANIC AND LYNDON PROPERTY

     During the period from the date of the Asset Purchase Agreement until the Closing Date, ANIC has agreed to carry on its warranty insurance business in the usual, regular and ordinary course, and the Company has agreed to cause ANIC to maintain in force its current stop loss reinsurance program, at Lyndon Property's expense, after the Closing Date. In addition, ANIC has agreed to complete prior to May 1, 1998 the following work related to its Cost Guard Service Contract System: (i) the resolution of all "Year 2000" issues; (ii) system clean up; (iii) construction of a redesigned rate system module and a laser check system module; and (iv) an on-line claims update.

     ANIC has granted Lyndon Property the right and authority to utilize ANIC's forms and to place insurance policies in the name of ANIC in each of the states in which ANIC is currently licensed to do business for a maximum of eighteen months following the Closing Date ("New Business"). All such New Business written by Lyndon Property utilizing ANIC's forms or issued in ANIC's name shall be automatically reinsured by Lyndon Property under the Reinsurance Agreements, and Lyndon Property shall indemnify ANIC and hold ANIC harmless from and against all liability arising under such New Business. See "--- Reinsurance Agreements and Liabilities Assumed."

     After the Closing, ANIC has agreed to provide Lyndon Property with reasonable assistance in litigating claims arising under any Acquired Policies, subject to the payment by Lyndon Property to ANIC of reasonable compensation for any depositions or testimony given by ANIC personnel.

     In the event that the Internal Revenue Service ("IRS") takes the position that the Acquired Assets constitute a "trade or business" within the meaning of Code Section 1060 and requires Lyndon Property and the Company to prepare and file a Form 8594 with the IRS, Lyndon and the Company have agreed to cooperate in determining the allocation of the Purchase Price among the Acquired Assets.

COVENANT NOT TO COMPETE

     The Company and ANIC have agreed that, during the three year period following the Closing Date, they each will not, without the prior written consent of Lyndon Property, directly or indirectly, sell, underwrite, place or write warranty insurance policies or solicit, accept or place for itself and/or any other entity, any warranty insurance business from existing customers of ANIC.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     In general, the representations and warranties contained in the Asset Purchase Agreement shall survive the Closing for a period of two years. However, each party shall be permitted to make claims against the other party based on fraud or willful misrepresentation at any time within one year after the party learns of such fraud or willful misrepresentation. In addition, claims for indemnification under the agreement shall survive the second anniversary of the Closing Date if prior to such date the party seeking indemnification in good faith gives notice to the other party of the specific inaccuracy or breach giving rise to such claim for indemnification.

INDEMNIFICATION

     The Company and ANIC each have agreed to indemnify, defend and hold harmless Lyndon Property, its officers, directors, employees and agents from and against all losses, fines, civil penalties, judgments, claims, damages, liabilities or expenses (including reasonable attorneys' fees) of every kind in excess of $100,000 in the aggregate (including any such damages incurred by Lyndon under the Stock Acquisition Agreement) imposed upon, incurred or paid by Lyndon Property by reason of the breach by the Company and ANIC of any representation and warranty made by the Company and ANIC in the Asset Purchase Agreement or, except as otherwise provided in the Reinsurance Agreements, any losses under the Acquired Policies. The liability of the Company and ANIC to indemnify Lyndon under the Asset Purchase Agreement is subject to the same $8 million limitation set forth in the Stock Acquisition Agreement. See "STOCK ACQUISITION AGREEMENT -- Indemnification."

     Lyndon Property has agreed to indemnify, defend and hold harmless the Company and ANIC from and against all losses, fines, civil penalties, judgments, claims, damages, liabilities or expenses (including reasonable attorneys' fees) of every kind imposed upon, incurred or paid by the Company and ANIC by reason of (i) the breach by Lyndon Property of any representation and warranty made by it in the Asset Purchase Agreement or (ii) any claims made against ANIC relating to the Acquired Policies or the New Business other than for losses under the Acquired Policies (except as otherwise provided in the Reinsurance Agreements) or arising out of or relating in any way to the conduct of the warranty book of business being acquired by Lyndon Property on and after the Closing Date. The liability of Lyndon Property to indemnify the Company under the Agreements is limited to a maximum amount of $8 million.

     Claims for indemnification under the Asset Purchase Agreement must be asserted prior to the second anniversary of the Closing Date, except for claims by Lyndon Property related to the breach by the Company and ANIC of their representations and warranties concerning ANIC's title to the Acquired Assets. See "-- Survival of Representations and Warranties."

AMENDMENT; WAIVER

     The Asset Purchase Agreement may be amended at any time by written agreement of the parties and the conditions to the consummation of the contemplated transactions may be waived at any time by the party for whose benefit they were created.

EXPENSES

     The Asset Purchase Agreement provides that each of the parties shall pay its own expenses incident to the preparation and execution of the Asset Purchase Agreement and the consummation of the transactions contemplated thereby.

                     REGULATORY APPROVALS REQUIRED

     The Transaction is subject to the approval of the Ohio and Missouri Departments of Insurance and to the expiration of or termination of the applicable waiting period under the HSR Act. Certain aspects of the Transaction will require notifications to, and filings with, certain authorities in certain states in jurisdictions where ALIC currently operates.

OHIO DEPARTMENT OF INSURANCE

     As an Ohio chartered life insurance company, ALIC is subject to the provisions of the Ohio Revised Code. Section 3901.321 of the Ohio Revised Code provides that a person may acquire control of an Ohio insurance company only if the acquisition of control is submitted to and receives advance approval from the Ohio Superintendent of Insurance (the "Ohio Superintendent"). Section 3901.321(F)(1) provides that the Ohio Superintendent may disapprove any such acquisition of control, after a public hearing, for any of the following reasons: (i) after the change of control, the insurer would not be able to satisfy the requirements for the issuance of a license to write the line or lines of insurance for which it is presently licensed; (ii) the effect thereof would be substantially to lessen competition in insurance in Ohio or tend to create a monopoly therein; (iii) the financial condition of any acquiring party is such as might jeopardize the financial stability of the insurer, or prejudice the interests of its policyholders; (iv) the plans or proposals of the acquiring party to make changes in the insurer's business or corporate structure or management are unfair and unreasonable to policyholders of the insurer and not in the public interest; (v) the competence, experience and integrity of those persons who would control the operation of the insurer are such that it would not be in the interest of policyholders of the insurer and of the public to permit the acquisition of control; or (vi) the acquisition is likely to be hazardous or prejudicial to the insurance-buying public.

     Lyndon has submitted an application to the Ohio Superintendent seeking approval of the Transaction. The application is pending before the Ohio Superintendent and the Company expects to receive a formal order approving the Transaction prior to the Special Meeting.

MISSOURI DEPARTMENT OF INSURANCE

     As a Missouri chartered insurance company, Lyndon is subject to the provisions of the Revised Statutes of the State of Missouri. Section 375.355 of the Missouri Revised Statutes provides that a Missouri chartered insurance company may acquire control of another insurance company only if the acquisition of control is submitted to and receives advance approval from the Missouri Director of Insurance (the "Missouri Director") after notice thereof to the stockholders of the acquiring insurance company and a public hearing thereon. Section 375.355 provides that the Missouri Director may disapprove any such acquisition of control for any of the following reasons: (i) the interests of the policyholders of the company are not protected; (ii) a reasonable objection exists as to the acquisition; or (iii) the acquisition will tend to substantially lessen competition or create a monopoly.

     Lyndon has submitted an application to the Missouri Director seeking approval of the Transaction. The application is pending before the Missouri Director and a hearing was held on December 4, 1997. The Company expects to receive a formal order approving the Transaction prior to the Special Meeting.

HSR ACT AND ANTITRUST

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Transaction may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "DOJ") and the applicable waiting period has expired or been terminated. The Company and Frontier filed notification and report forms under the HSR Act with the FTC and the DOJ on October 31, 1997. The waiting period was terminated early by the FTC and the DOJ effective as of November 18, 1997. At any time before or after consummation of the Transaction, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transaction. At any time before or after the Closing Date, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Transaction. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to it, the Company believes that the Transaction can be effected in compliance with Federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Transaction on antitrust grounds will not be made or that, if such a challenge were made, the Company would prevail or would not be required to accept certain adverse conditions in order to consummate the Transaction. The expiration or termination of the HSR Act waiting period is a condition to the closing of the Transaction. See "STOCK ACQUISITION AGREEMENT -- Conditions to Consummation of the Transactions."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

     The following unaudited pro forma consolidated financial statements are based on the Company's Consolidated Financial Statements. The unaudited pro forma consolidated balance sheet is based on the September 30, 1997 unaudited consolidated balance sheet of the Company, which is included elsewhere in this Proxy Statement, and assumes that the Transaction was consummated on September 30, 1997. The unaudited pro forma consolidated statement of income for the nine months ended September 30, 1997 is based on the unaudited consolidated statement of income for the nine months ended September 30, 1997, which is included elsewhere in this Proxy Statement, and assumes that the Transaction was consummated on January 1, 1996. The unaudited pro forma consolidated statement of income for the year ended December 31, 1996 is based on the consolidated statement of income for the year ended December 31, 1996, which is included elsewhere in this Proxy Statement, and assumes that the Transaction was consummated on January 1, 1996. The unaudited pro forma consolidated financial statements and related notes should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement.

     The unaudited pro forma consolidated financial statements of the Company do not purport to represent what the consolidated financial position or results of operations of the Company would have been if the Transaction had in fact been consummated on such dates or at the beginning of such periods or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances.

     The Company has not provided pro forma income statements for 1994 and 1995 giving effect to the Transaction because the Company's management believes that the companies and business being sold essentially represent the Company's material lines of business and related operating results during those periods, except for the charge to operations of $4.034 million in 1994 for the operating losses related to and the write-off of the Company's investment in Randjill Group Ltd, which was deconsolidated as of April 1, 1994 and adverse experience related to discontinued property/casualty product lines of $3.025 million and $2.45 million in 1994 and 1995, respectively. The remaining lines of business in 1994 and 1995 were discontinued and were either not material to the Company's operations or were reinsured by the Company to third parties.

     The companies being sold pursuant to the Stock Acquisition Agreement will be presented as discontinued operations in the Company's consolidated financial statements as of December 31, 1997. See "The Transaction -- Accounting Treatment." The financial results for these companies have not previously been presented as discontinued operations. For the reasons described above, the Company's management believes the following pro forma financial information, when read in conjunction with the Company's historical financial statements included herein, provides the same information in all material respects that would otherwise be included in pro forma statements of income for this discontinued business.

     The business being sold pursuant to the Asset Purchase Agreement is a part of the Property/Casualty segment (See Note J to the 1996 consolidated financial statements included herein) and, as such, will not be treated as discontinued operations in the Company's consolidated financial statements as of December 31, 1997.

     In addition, the Company's management believes the following pro forma financial information, when read in conjunction with the historical financial statements included herein, provides the Stockholders with the most relevant information concerning the effect of the Transaction. The presentation of separate disaggregated financial statements of the companies and business being sold would provide no substantive additional information that is not already presented in the accompanying pro forma financial statements, the historical financial statements and Note J to the 1996 audited consolidated financial statements included herein.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEETS

                               SEPTEMBER 30, 1997




                                                BALANCES
                                              OF BUSINESSES         PRO FORMA    REF.
                                 AS REPORTED  BEING SOLD (A)        ADJUSTMENTS   NO.  PRO FORMA
                                 -----------  --------------------  -----------  ----  ---------
                                            (Thousands of dollars)
ASSETS
INVESTMENTS:
INVESTMENTS AVAILABLE FOR SALE
FIXED MATURITIES                    $ 49,796           $ 29,247            ---           $20,549
EQUITY SECURITIES                      6,126              6,126            ---               ---
SHORT TERM INVESTMENTS                19,958             11,641            ---             8,317
OTHER INVESTED ASSETS                    306                306            ---               ---
                                     -------        -----------     ----------         ---------
                                      76,186             47,320            ---            28,866
CASH                                   1,113              8,747       $(25,070)    1.     17,436
RECEIVABLES:
PREMIUMS IN PROCESS OF
TRANSMITTAL                           10,355              1,941            ---             8,414
AMOUNTS DUE FROM REINSURERS,
LESS ALLOWANCE                        28,362             17,508            ---            10,854
RECOVERABLE FEDERAL INCOME
TAXES                                    129                 93             36     2.        ---
                                 -----------        -----------     ----------         ---------
                                      38,846             19,542             36            19,268
ACCRUED INVESTMENT INCOME                644                398            ---               246
PREPAID REINSURANCE PREMIUMS          19,448             12,076            ---             7,372
REINSURANCE PREMIUM DEPOSITS          26,710             26,710            ---               ---
DEFERRED POLICY ACQUISITION
COSTS                                 30,362             27,784            ---             2,578
FURNITURE, FIXTURES, &
EQUIPMENT-NET                            662                151            255     3.        256
LEASEHOLD IMPROVEMENTS                   138                134            (50)    3.         54
OTHER ASSETS:
COST IN EXCESS OF EQUITY                 657                ---            657     4.        ---
FUNDS HELD UNDER REINSURANCE
TREATIES                               6,036              6,036            ---               ---
OTHER                                    729                435             26     3.        268
                                 -----------        -----------     ----------         ---------
                                       7,422              6,471            683               268
                                 -----------        -----------     ----------         ---------
                                    $201,531           $149,333       $(24,146)          $76,344
                                 ===========        ===========     ==========         =========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

          PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                               SEPTEMBER 30, 1997




                                                  BALANCES
                                               OF BUSINESSES    PRO FORMA   REF.
                                  AS REPORTED  BEING SOLD (A)  ADJUSTMENTS   NO.   PRO FORMA
                                  -----------  --------------  -----------  ----  ----------
                                           (Thousands of dollars)
LIABILITIES & COMMON
STOCKHOLDERS' EQUITY
POLICY RESERVES AND LIABILITIES:
UNEARNED PREMIUM RESERVES           $ 83,980        $ 70,616          ---           $13,364
INSURANCE CLAIMS                      26,884          14,117          ---            12,767
OTHER                                      5               5          ---               ---
                                  ----------   -------------   ----------         ---------
                                     110,869          84,738          ---            26,131
OTHER LIABILITIES:
FUNDS HELD UNDER REINSURANCE
AGREEMENTS                             2,940           2,475          ---               465
DEFERRED REINSURANCE COMMISSIONS      14,537          13,046          ---             1,491
AMOUNTS DUE REINSURERS                12,625           5,359          ---             7,266
NOTES PAYABLE                         15,000             ---     $ 15,000     5.        ---
COMMISSIONS PAYABLE                    5,550           5,550          ---               ---
ACCOUNTS PAYABLE & OTHER
LIABILITIES                            2,655           1,352           93     3.      1,210
FEDERAL INCOME TAXES:
CURRENT                                  ---             ---       (5,255)    2.      5,255
DEFERRED                               4,089           5,213       (1,124)    2.        ---
                                  ----------   -------------   ----------         ---------
                                      57,396          32,995        8,714            15,687
                                  ----------   -------------   ----------         ---------
                                     168,265         117,733        8,714            41,818
                                  ----------   -------------   ----------         ---------
COMMON STOCKHOLDERS' EQUITY:
COMMON STOCK                             941           2,005       (2,005)    6.        941
ADDITIONAL PAID-IN CAPITAL            32,520          11,396      (11,396)    6.     32,520
TREASURY STOCK                        (6,599)            ---          ---            (6,599)
RETAINED EARNINGS                      6,435          18,305      (19,459)    7.      7,589
NET UNREALIZED DEPRECIATION ON
INVESTMENT SECURITIES                    (31)           (106)         ---                75
                                  ----------   -------------   ----------         ---------
                                      33,266          31,600      (32,860)           34,526
                                  ----------   -------------   ----------         ---------
                                    $201,531        $149,333     $(24,146)          $76,344
                                  ==========   =============   ==========         =========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                               SEPTEMBER 30, 1997



                                                    BALANCES
                                                 OF BUSINESSES    PRO FORMA       REF.
                                   AS REPORTED   BEING SOLD (A)  ADJUSTMENTS       NO.    PRO FORMA
                                   ------------  --------------  ------------     ----  -----------
                                          (Thousands of dollars, except per share data)
REVENUE
GROSS PREMIUMS WRITTEN               $  49,574         $27,787           ---              $  21,787
LESS REINSURANCE CEDED                  16,255           4,898           ---                 11,357
                                   -----------   -------------                           ----------
NET PREMIUMS WRITTEN                    33,319          22,889           ---                 10,430
DECREASE (INCREASE) IN UNEARNED
PREMIUM RESERVES                         1,700           4,261           ---                 (2,561)
                                   -----------   -------------   -----------             ----------
PREMIUMS EARNED                         35,019          27,150           ---                  7,869
NET INVESTMENT INCOME:
INTEREST AND DIVIDENDS                   3,405           2,655           ---                    750
REALIZED GAINS                              81             (34)          ---                    115
SERVICE FEES ON EXTENDED SERVICE
CONTRACTS                                2,339           2,339           ---                    ---
OTHER INCOME                               231              44           ---                    187
                                   -----------   -------------   -----------             ----------
                                        41,075          32,154           ---                  8,921
                                   -----------   -------------   -----------             ----------
BENEFITS AND EXPENSES:
POLICY BENEFITS                         18,360          13,018           ---                  5,342
COMMISSIONS AND SELLING EXPENSES        16,438          12,758           ---                  3,680
REINSURANCE EXPENSE RECOVERY            (4,043)         (2,625)          ---                 (1,418)
GENERAL AND ADMINISTRATIVE               6,050           2,954       $   282         8.       2,814
TAXES, LICENSES AND FEES                 1,570             683            14         8.         873
INTEREST                                 1,069             ---         1,069         9.         ---
DECREASE (INCREASE) IN DEFERRED
POLICY ACQUISITION COSTS                   584           2,013           ---                 (1,429)
                                   -----------   -------------   -----------             ----------
                                        40,028          28,801         1,365                  9,862
                                   -----------   -------------   -----------             ----------
OPERATING INCOME (LOSS)
BEFORE FEDERAL INCOME
TAXES                                    1,047           3,353        (1,365)                  (941)
FEDERAL INCOME TAXES:
CURRENT                                    604             623           (19)         2.        ---
DEFERRED                                  (589)           (716)          127          2.        ---
                                   -----------   -------------   -----------             ----------
                                            15             (93)          108                    ---
                                   -----------   -------------   -----------             ----------
OPERATING INCOME (LOSS)              $   1,032         $ 3,446       $(1,473)             $    (941)
                                   ===========   =============   ===========             ==========
OPERATING INCOME PER COMMON
SHARE                                $    0.12                                            $   (0.11)
                                   ===========                                           ==========

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING            8,604,017                                            8,604,017
                                   ===========                                           ==========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                               DECEMBER 31, 1996



                                                    BALANCES
                                                 OF BUSINESSES    PRO FORMA            REF.
                                   AS REPORTED   BEING SOLD (A)  ADJUSTMENTS            NO.   PRO FORMA
                                   ------------  --------------  ------------         -----  ----------
                                           (Thousands of dollars, except per share data)
REVENUE
GROSS PREMIUMS WRITTEN               $  58,412         $41,159           ---                 $  17,253
LESS REINSURANCE CEDED                  12,860           4,748           ---                     8,112
                                   -----------   -------------   -----------                 ---------
NET PREMIUMS WRITTEN                    45,552          36,411           ---                     9,141
DECREASE (INCREASE) IN UNEARNED
PREMIUM RESERVES                           405           3,708           ---                    (3,303)
                                   -----------   -------------   -----------                 ---------
PREMIUMS EARNED                         45,957          40,119           ---                     5,838
NET INVESTMENT INCOME:
INTEREST AND DIVIDENDS                   4,416           3,448           ---                       968
REALIZED GAINS                             484             221           ---                       263
SERVICE FEES ON EXTENDED SERVICE
CONTRACTS                                2,450           2,450           ---                       ---
OTHER INCOME                             4,513              62           ---                     4,451
                                   -----------   -------------   -----------                 ---------
                                        57,820          46,300           ---                    11,520
                                   -----------   -------------   -----------                 ---------
BENEFITS AND EXPENSES:
POLICY BENEFITS                         24,338          18,940           ---                     5,398
COMMISSIONS AND SELLING EXPENSES        22,145          19,584           ---                     2,561
REINSURANCE EXPENSE RECOVERY            (2,670)         (1,298)          ---                    (1,372)
GENERAL AND ADMINISTRATIVE               7,486           3,912       $   761             8.      2,813
TAXES, LICENSES AND FEES                 1,880             879            88             8.        913
INTEREST                                 1,969             ---         1,563             9.        406
DECREASE (INCREASE) IN DEFERRED
POLICY ACQUISITION COSTS                   893           1,725           ---                      (832)
                                   -----------   -------------   -----------                 ---------
                                        56,041          43,742         2,412                     9,887
                                   -----------   -------------   -----------                 ---------
OPERATING INCOME
BEFORE FEDERAL INCOME
TAXES                                    1,779           2,558        (2,412)                    1,633
FEDERAL INCOME TAXES:
CURRENT                                    152             152           ---             2.        ---
DEFERRED                                  (346)           (389)           43             2.        ---
                                   -----------   -------------   -----------                 ---------
                                          (194)           (237)           43                       ---
                                   -----------   -------------   -----------                 ---------
OPERATING INCOME                     $   1,973         $ 2,795       $(2,455)                $   1,633
                                   ===========   =============   ===========                 =========
OPERATING INCOME PER COMMON
SHARE                                $    0.34                                               $    0.28
                                   ===========                                               =========
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING            5,904,398                                               5,904,398
                                   ===========                                               =========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL DATA

NOTE--PRO FORMA ADJUSTMENTS AND ADDITIONAL INFORMATION

BALANCE SHEET ADJUSTMENTS:  September 30, 1997

(A) The "Balances of Businesses Being Sold" column represents the balances of the Target Corporations and the Acquired Assets being sold.

1. Reflects the proceeds to be received by the Company from the Transaction, before adjustment, of $40.5 million, less the repayment of the outstanding principal balance of the Company's Senior Notes in the amount of $15 million and accrued interest thereon of $0.7 million, plus the net settlement of intercompany amounts due from ALIC of $0.3 million.

2. Reflects adjustments necessary at the statutory tax rate for the pro forma adjustments considering the net operating loss position of the Company, after giving effect to the Transaction. The pre sale tax balances relating to the Company have been eliminated to give effect to the Transaction effective as of January 1, 1996. The Company's ability to recognize tax assets for its non-life insurance operations, which have significant operating loss carryforwards, has been eliminated as a result of the sale of ALIC, the Company's life insurance subsidiary. In addition, the Company's pro forma operating results exclude federal income taxes because of operating loss carryforwards available to the Company. For further information regarding federal income taxes and the Company's operating loss carryforwards, see "Note G -- Federal Income Taxes" to the Company's audited financial statements included elsewhere in this Proxy Statement.

3. Represents the transfer of assets or liabilities, as applicable, between the businesses being sold and retained by the Company as part of the Transaction, in accordance with the terms of the Agreements.

4.   Reflects elimination of the Company's cost in excess of equity for ALIC.

5. Reflects pay-off of notes payable which is required as a condition of the Transaction.

6. Reflects restoring amounts eliminated in the "Balances of Businesses Being Sold" to properly reflect consolidated equity amounts.

7. Reflects restoring the $18.3 million from the "Balances of Businesses Being Sold" to properly reflect consolidated equity amounts, plus the net gain after income taxes and direct expenses of $2.7 million from the Transaction, less the write off of the Company's non-life insurance tax assets of $1.2 million (see footnote 2) and other assets of $0.3 million.

INCOME STATEMENT ADJUSTMENTS:  December 31, 1996 and September 30, 1997

8. Reflects elimination of income statement amounts which would have been eliminated had the Transaction been effective as of January 1, 1996.

9. Reflects elimination of interest expense related to notes payable which are required to be paid off as a condition of the Transaction.

COMMENTS: Although accounting rules related to Pro Forma Financials do not allow for the inclusion of anticipated investment income, the Company estimates that investment income of $654,000 and $522,000 would have been earned for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, had this transaction taken place on January 1, 1996. The estimated investment income calculation assumes the Company has approximately $10.1 million available for investment (with an estimated yield of 6.5%) after reflecting the Transaction.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL  OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of October 31, 1997 (except as otherwise noted) with respect to stockholders known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Stock:


NAME AND ADDRESS OF                      AMOUNT AND NATURE OF         PERCENT
BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP         OF CLASS
----------------                         --------------------         --------
David T. Chase                           3,672,148(1)                 42.7%
D.T. Chase Enterprises, Inc.
One Commercial Plaza
Hartford, Connecticut 06103

Arnold L. Chase                          1,167,824(2)                 13.6%
D.T. Chase Enterprises, Inc.
One Commercial Plaza
Hartford, Connecticut 06103

The Darland Trust                        1,167,824(3)                 13.6%
P.O. Box 472
St. Peter's House, Le Bordage
Guernsey GYI6AY
Channel Islands

Rhoda L. Chase                           2,000,000(4)                 23.3%
c/o Chase Enterprises, Inc.
One Commercial Plaza
Hartford, Connecticut 06103

Insurance Holdings Limited Partnership     670,000(5)                  7.8%
One Commercial Plaza
Hartford, Connecticut 06103

Spitzer Profit Sharing and                 712,250(6)                  8.3%
Savings Plan
150 East Bridge Street
Elyria, Ohio 44035

--------------------

(1) Includes 6,500 shares of Common Stock subject to immediately exercisable options. According to a Schedule 13D filed with the Commission, Mr. David
     T. Chase shares the power to dispose or to direct the disposition of 3,665,648 shares of Common Stock (the "Chase Family Shares") but does not have the sole or shared power to vote or direct the vote of any Chase Family Shares. Mr. Chase shares the power to dispose or direct the disposition of (i) 1,330,000 Chase Family Shares beneficially owned by Rhoda L. Chase, his wife, (ii) 1,167,824 Chase Family Shares beneficially owned by Arnold L. Chase, his son, and (iii) 1,167,824 Chase Family Shares beneficially owned by The Darland Trust (the "Trust"), a trust whose beneficiaries are Cheryl A. Chase, his daughter and her children.

(2) According to a Schedule 13D filed with the Commission, Mr. Arnold L. Chase shares the power to dispose or to direct the disposition of 1,167,824 Chase Family Shares with Mr. David T. Chase and has sole power to vote or direct the vote of such shares. Such shares are also included in the above table in Mr. David T. Chase's Chase Family Shares.

(3) According to a Schedule 13D filed with the Commission, the Trust shares the power to dispose or to direct the disposition of 1,167,824 Chase Family Shares with Mr. David T. Chase and has sole power to vote or direct the vote of such shares. Such shares are also included in the above table in Mr. David T. Chase's Chase Family Shares

(4) According to a Schedule 13D filed with the Commission, Rhoda L. Chase has sole power to vote or to direct the vote of all such shares except to the extent that she may be deemed to have temporarily transferred beneficial ownership to Insurance Holdings Limited Partnership (the "Partnership") of 670,000 shares of Common Stock (the "Borrowed Shares," and, together with the Chase Family Shares, the "Chase Shares"). In the aggregate, the Chase Shares total 4,342,148 shares of Common Stock or approximately 50.4% of the outstanding shares of Common Stock. The general partner of the Partnership is Chase Insurance Corporation ("CIC"). David T. Chase is the President and a Director of CIC, Arnold L. Chase is an Executive Vice President and a Director of CIC and Cheryl A. Chase is an Executive Vice President and a Director of CIC. Mrs. Chase shares the power to dispose or to direct the disposition of 1,330,000 Chase Family Shares with Mr. David
     T. Chase and has sole power to dispose or direct the disposition of the Borrowed Shares except to the extent that Mrs. Chase may be deemed to have temporarily transferred to the Partnership the sole power to dispose of the Borrowed Shares. The 1,330,000 Chase Family Shares are also included in the above table in Mr. David T. Chase's Chase Family Shares. David T. Chase disclaims beneficial ownership of the Borrowed Shares.

(5) The Partnership may be deemed to beneficially own 670,000 Borrowed Shares which it has borrowed from Rhoda L. Chase pursuant to a loan agreement. The Borrowed Shares are included in Rhoda L. Chase's holdings in the above table but are not included in David T. Chase's holdings in the above table.

(6) Spitzer Profit Sharing and Savings Plan under agreement dated December 31, 1973, is an Employee Benefit Plan, Pension Fund subject to the provisions of the Employee Retirement Income Security Act of 1974.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of October 31, 1997, with respect to the beneficial ownership by each director, each named executive and by all of the directors and executive officers a group of the Common Stock of the Company. Unless otherwise noted, the nature of beneficial ownership consists of sole voting and dispositive power.



                                          AMOUNT OF            PERCENT
NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)      OF CLASS
------------------------          -----------------------      --------

Robert Betagole                           115,491(2)             1.3%
David T. Chase                          3,672,148(3)            42.7%
Douglas J. Coats                           55,190                   *
Raymond H. Deck                           241,287                2.8%
Richard Desich                             34,350                   *
Thomas H. Friedberg                       265,158                3.1%
Kermit G. Hicks                            63,314(4)                *
Stephen M. Qua                             38,358                   *
John P. Redding                               ---                 ---
All Directors and Executive Officers
as a group (15 persons)                 4,572,429(5)            52.5%

--------------------

(1) On October 31, 1997, there were 8,603,742 shares of the Company's Common Stock issued and outstanding. Except as noted, includes shares owned by spouse, minor children or certain other family members, or held as custodian or trustee for the benefit of spouse or children, or owned by corporations of which such person is an of fleer or principal stockholder, over which shares such directors have sole or shared voting or investment power. With respect to the non-employee Directors, includes an aggregate of 27,500 shares held by the non-employee Directors as a group, which are subject to immediately exercisable options.

(2) Includes 20,092 shares as to which Mr. Betagole disclaims beneficial ownership.

(3) See the table under the caption "-- Beneficial Ownership of Certain Beneficial Owners" and the footnotes thereto which explanations also apply here.

(4) Includes 9,696 shares as to which Mr. Hicks claims beneficial ownership on an indirect basis.

(5) This amount includes 107,500 shares which are subject to immediately exercisable options and approximately 53,700 shares owned by officers in their Acceleration Retirement Savings and Stock Ownership Plan accounts as of June 30, 1997.

* Less than 1% of outstanding Common Stock.

                          INDEPENDENT AUDITORS

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate stockholder questions.

                             STOCKHOLDER PROPOSALS

     Stockholders wishing to submit proposals for the Company's 1998 Proxy Statement may do so prior to December 22, 1997 by letter addressed to the Company in care of the Secretary.

                  ADDITIONAL INFORMATION REGARDING THE COMPANY

     The information set forth below is included in this Proxy Statement pursuant to Item 14(b)(3)(1) of Schedule 14A of the Exchange Act. Such information is derived substantially from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, except that certain additional information necessary to update the prior information and certain cross references to other parts of this Proxy Statement which discuss the Transaction have been added.

BUSINESS

     GENERAL DEVELOPMENT OF BUSINESS

     The Company is an insurance holding company incorporated in Delaware in June 1978 as the successor to an Ohio corporation, formerly Acceleration Corporation, organized in 1969. Unless the context requires otherwise, the "Company" includes the Company and its subsidiaries. The Company is engaged in the underwriting and sale of credit life and credit accident and health insurance, extended service contracts and specialty casualty products. Beginning in the first quarter of 1996, the Company began to offer commercial auto coverages for long haul truckers and certain public transportation vehicles ("charter buses") through a general agent ("GA").

     In the second quarter, the Company began to offer commercial multi-peril policies to auto dealers, but elected in the third quarter to exit this line of business. The credit insurance and extended service contract products continue to be offered to consumers, principally through automobile dealers, financial institutions and other business entities. In 1990, the Company began offering farm owners' multi-peril and ancillary inland marine coverages through a network of selected agents. These coverages were discontinued in early 1995. See "-- Narrative Description of Business" for further information. For a discussion of the business of the Company which will remain following the consummation of the Transaction, see "THE TRANSACTION -- Operations of the Company After the Transaction."

     FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

Through 1996, the Company operated predominately in two industry segments: life and health and property and casualty insurance. See "Note J" in the Notes to Consolidated Financial Statements.

     NARRATIVE DESCRIPTION OF BUSINESS

     GENERAL

The Company's life and health insurance segment primarily consists of individual and group credit life and group credit accident and health insurance, which is sold through automobile dealers and financial institutions. The Company's property and casualty segment consists of extended service contracts, sold primarily through automobile dealers, coverages for long haul trucking and charter buses sold through a GA and the discontinued commercial multi-peril, farm owners' multi-peril, ancillary inland marine and realtors errors and omissions coverages ("REO").

     Credit insurance and extended service contracts, which represent a significant portion of the Company's business, are affected by automobile sales. These premiums accounted for approximately 72.8% of the Company's gross premiums written in 1996.

     Premiums for the long haul trucking and charter bus line comprised 23.6% of the Company's gross premiums written in 1996.

     The Company's principal subsidiary engaged in the life and health insurance business is Acceleration Life Insurance Company ("ALIC"), which holds licenses to conduct business in 40 states and the District of Columbia. Credit life and credit accident and health insurance are the primary insurance products written by ALIC. The Company's property and casualty business is conducted through Acceleration National Insurance Company ("ANIC"). ANIC holds licenses to conduct business in 47 states and the District of Columbia. Acceleration National Service Corporation ("ANSC") administers the Company's extended service contracts. The majority of the Company's direct premiums written in 1996 was derived from sales in Ohio (37.9%), Virginia (12.7%), Georgia (9.0%), West Virginia (4.7%), Indiana (6.4%) and Florida (4.5%). During 1995 and early 1996, both ALIC and ANIC were subject to a re-application rule in the state of Michigan. The re-applications were denied. Therefore, as of March 1996, ALIC and ANIC were no longer licensed in Michigan, and accordingly discontinued writings in said state. The decision by the state of Michigan was based on ALIC's and ANIC's experiences in several discontinued lines of business. The results from these lines of business are now several years old. Therefore, the companies, based on their positive 1996 results, intend to re-apply to the state of Michigan in 1998.

     CREDIT INSURANCE

     The Company sells credit insurance primarily in connection with consumer credit transactions, of which the most significant to the Company are automobile purchases. Credit life insurance provides funds, in the event of the insured's death, for payment of a specified loan or loans which are obligations of the insured. Similarly, credit accident and health insurance provides for payments on such loans during the term of the insured's disability. In most cases, the entire premium is paid at the time the insurance is issued and such insurance is designed to cover the risk of loss for the scheduled term of the indebtedness. Most credit insurance is written on a decreasing term basis. The policy benefit is initially the amount of the unpaid indebtedness and decreases in amounts corresponding to the repayment schedule. The primary beneficiary under credit insurance is the lender.

     Substantially all of the Company's credit insurance is group insurance. Group credit insurance policies are issued to master policyholders (typically automobile dealers or financial institutions). The master policy of insurance authorizes the master policyholder to issue certificates representing insurance sold to its customers. Premiums collected from customers are remitted to the Company net of commissions. The Company uses good health statements as part of its underwriting measures, which inquire about the proposed insured's health at the time the insurance is to be issued. Although medical examinations are not required, the good health statement is intended to reduce the acceptance of certain risks. The Company also uses additional health related questions on its applications related to specific medical conditions. Because such conditions, if experienced within the twelve months prior to the loan date, could be expected to result in claims during the term of the loan, the applications are denied. In addition to other sales and marketing services, the Company conducts related training programs for finance and insurance managers, master policyholders and their salespeople, independent agents and sales representatives employed by the Company.

     The Company reinsures substantial percentages of its credit accident and health premiums on a written basis. This reinsurance provides statutory surplus relief, thereby increasing the Company's capacity to write credit insurance. An effect of this reinsurance is, however, to reduce the profit that the Company might otherwise realize on its credit insurance business. The applicable agreement contains an experience adjustment computation which results in the ultimate cost of this reinsurance being a stated percentage related to the surplus relief provided. Under such arrangements, a security fund is usually maintained by the Company approximating the amount of ceded unearned premiums less commissions retained, plus ceded insurance claims.

     The Company has also entered into agreements to cede credit life and credit accident and health insurance to reinsurance companies owned by certain automobile dealers, financial institutions and agents. Under these arrangements said entities and persons participate in the profits or losses of the insurance sold through them, and the Company retains nominal percentages of the related risk. These agreements generally provide that the Company receive a ceding fee and be reimbursed for commissions and claims.

     Approximately 58%, 76% and 73% of the Company's gross premiums written during 1996, 1995 and 1994, respectively, were derived from its credit insurance business. The credit insurance business decreased 19.4% in 1996 compared to 1995, decreased 3.6% in 1995 compared to 1994, and increased 4% in 1994 compared to 1993. The decrease in 1996 relates to the termination of a joint marketing agreement discussed below, the loss of two significant accounts and the Company's withdrawal from the state of Michigan. The decrease in 1995 was primarily due to the loss of a significant account. Automobile purchases continue to be the most significant consumer credit transaction for which credit insurance is sold by the Company. Automobile purchases have been and will continue to be affected, directly and indirectly, by auto prices, interest rates, the availability of consumer credit and general economic conditions.

     The primary states in which the Company's credit insurance is sold are Ohio, Virginia, Indiana and West Virginia. The Company markets its credit insurance through both independent agents and its own direct sales representatives. In 1987 the Company entered into a joint marketing arrangement with Consumers Financial Corporation ("CFC") and transferred all of its Pennsylvania credit insurance accounts to CFC's subsidiary, Consumers Life Insurance Company. This business had previously been marketed by the Company's employees. The joint venture also provided for marketing automobile extended service contracts in Pennsylvania. The Company and CFC combined their efforts to market these products to the automobile dealer accounts which both parties had serviced in the past and to sign-up additional accounts.

     By a Termination Agreement effective July 31, 1996, the Company and CFC mutually terminated the joint venture between the parties. Under the agreement, the Company was to receive a proportionate share of the proceeds received by CFC from the sale of the business. By later amendment to the Termination Agreement, the Company is to receive a payment of $500,000 at the completion of a transaction to sell CFC to an unrelated organization. The special meeting of CFC stockholders called to consider the transaction is set for March 25, 1997. If the transaction is approved by CFC stockholders, the transaction will close soon thereafter. A gain from the amended Termination Agreement has not been recognized in the 1996 consolidated financial statements.

     COMMERCIAL AUTOMOBILE LIABILITY

     In 1996, the Company began offering coverage to operators of long haul trucks and charter buses. This program is marketed by an unaffiliated GA (Transportation Insurance Specialists) with extensive experience in this product line. Commercial Auto has become one of the Company's primary product lines with first year direct premiums written of $13,800,000 (see "Note E" in the Notes to Consolidated Financial Statements).

     NEW PROPERTY AND CASUALTY PRODUCTS

     The Company has commenced new marketing initiatives in 1997 for products including a package policy for crane operators consisting of general liability, inland marine and commercial auto coverages; and an oil and gas liability program. The target for the crane program is qualified operators who lease cranes for specific projects. An independent administrator, The Crane Institute, is being used to conduct loss control and underwriting survey work in this specialized field. The Company expects slow controlled growth in this product line with extensive underwriting reviews.

     The oil and gas product is designed to be marketed to small or mid-sized accounts. The program will insure the leasehold operators and contractors. Limits provided will be $1 million per each occurrence subject to an annual aggregate of $2 million. The GA has had extensive experience in this field.

     EXTENDED SERVICE CONTRACTS

     Extended service contracts are sold under the name "CostGuard" and cover the cost of labor and certain parts for the repair of automobiles and watercraft. The Company's product covers towing, rental car reimbursement and other benefits during the entire contract term and enables a purchaser to obtain from the selling dealer a service contract covering the cost (in excess of a deductible amount where applicable) of repairs to covered parts subsequent to the expiration of the applicable manufacturer's warranty. Extended service contracts are primarily marketed through the same group of automobile dealers who market the Company's credit insurance. The extended service contract program is marketed on a net cost basis to the automobile dealer who is free to establish the retail price for the contract. The net cost paid by the dealer includes the premiums for a contractual liability policy provided the dealer by ANIC, and administrative and marketing fees. In 1996, this program accounted for approximately 32.7% of ANIC's gross premiums written.

     OTHER INSURANCE PRODUCTS

     In early 1990, the Company introduced its farm owners' multi-peril and ancillary inland marine coverage products. Premiums written for these products were $0, $97,000 and $8,460,000 in 1996, 1995 and 1994, respectively. The
Company elected to discontinue offering these lines and entered into an agreement whereby the Company ceded 100% of the in-force business at December 31, 1994. Accordingly, any new business written after January 1, 1995 was reinsured with an unaffiliated carrier. As of June 30, 1995, the Company ceased writing this business.

     INVESTMENT IN RANDJILL GROUP LTD. ("RGL") AND GALAXY INSURANCE COMPANY ("GALAXY")

     In 1986 the Company acquired a 20% interest in RGL, a company related through common ownership by a shareholder and director of the Company, and in 1991 acquired the remaining 80% interest. The total amount invested in RGL was approximately $10.3 million. Due to significant losses incurred, and the insolvency of RGL's operating subsidiary, Galaxy, a New York domiciled property and casualty insurance company, the Company wrote off its investment in RGL during the second quarter of 1994. For further information regarding RGL and Galaxy see "Note K" in the Notes to Consolidated Financial Statements.

     EMPLOYEES

     As of December 31, 1996, the Company employed 97 full-time equivalent employees compared to 78 as of December 31, 1995.

     REINSURANCE WITH UNAFFILIATED INSURANCE COMPANIES

     Reinsurance enables insurance companies to provide greater diversification of risks and at the same time minimize risk exposure. The reinsurer reimburses the Company for any claims on the reinsured portion of the risk. Although reinsurance does not discharge the Company from primary liability to the insured for the full amount of the insurance coverage, the industry and regulatory practice is to exclude the reinsured portion of the risk from the consolidated statements of operations.

     The Company has an arrangement in place which covers a substantial portion of its credit insurance business with an unaffiliated insurance company. The effect of this agreement is that the Company ultimately retains a substantial part of the insurance risk, the underwriting income or loss and the investment income on net funds, with the reinsurers receiving a stated percentage of the surplus relief provided. See "Note F" in the Notes to Consolidated Financial Statements.

     In 1993, the Company entered into reinsurance agreements with unaffiliated reinsurers related to its discontinued health products. The effect of such reinsurance arrangements was to transfer 100% of the related risk to the reinsurers. Premiums ceded associated with these agreements and included in the accompanying consolidated statements of operations amounted to $496,000, $633,000 and $980,000 in 1996, 1995 and 1994, respectively

     REINSURANCE WITH PRODUCER-OWNED REINSURANCE COMPANIES

     Certain automobile dealers, financial institutions and insurance agencies, which generate credit insurance premiums and are master policyholders of the Company, have formed Producer-owned Reinsurance Companies owned either wholly or in part, directly or indirectly, by such master policyholders to reinsure credit life and disability business generated by them. These arrangements are structured to provide Producer-owned Reinsurance Companies with underwriting income and a portion of investment income on the premiums ceded in connection with such reinsurance. In these transactions the Company's revenue is limited to a ceding fee and a portion of the investment income.

     As of December 31, 1996, $10,040,000 of credit life and disability unearned premium reserves were ceded by the Company to Producer-owned Reinsurance Companies. However, most of these Producer-owned Reinsurance Companies are required to deposit cash and marketable securities in a custodial account with an independent financial institution. The minimum balance in each account is generally required to be equal to the policy and claim reserves ceded to the Producer-owned Reinsurance Companies. In the event a Producer-owned Reinsurance Company fails to fulfill its obligation, the Company may withdraw funds from the Producer-owned Reinsurance Company's account as reimbursement for premium refunds and claim disbursements. On all insurance written by the Company and reinsured with Producer-owned Reinsurance Companies, the Company remains liable in the event of the insolvency of the reinsurers. As of December 31, 1996, the Company had ceded approximately $234,907,000 of credit life insurance in-force to Producer-owned Reinsurance Companies. See "Note F" in the Notes to Consolidated Financial Statements.

     COMPETITION

     The Company's business is extremely competitive as to both price and service. In the credit insurance business, the Company's competitors include other insurance companies, many of which are larger than the Company and have greater resources. A significant competitive factor is the commission which may be paid to licensed agents affiliated with master policyholders. The Company, however, continues to compete by offering what it believes to be realistic commissions and providing a high level of service including training, consulting and related services to its master policyholders.

     In the Costguard business, the Company competes with much larger and established national and regional insurance companies and with automobile manufacturers which provide service contracts to their dealers. The automobile manufacturers have significantly greater resources than the Company and have relationships with automobile dealers which extend beyond providing service contracts. The principal competitive factors include price, profit potential, type and quality of the products offered and the quality of service. Many of the same master policyholders which sell the Company's credit insurance also market its extended service contracts, and the termination of the relationship in one segment could affect the Company's relationship in the other segment.

     In the Commercial Auto business the Company also competes with larger insurance companies and with companies whose industry ratings are at higher levels than ANIC. The principal factors that enable the Company to compete are the relationship with the general agent and the level of service provided to accounts.


     REGULATION

     The Company is subject to regulation in the states in which it conducts business. The extent of such regulation varies from state to state; but in general, all states have statutory restrictions and a supervisory agency which has broad discretionary administrative powers. Such regulation is designed primarily to protect policyholders and relates to the licensing of insurers and their agents, the approval of policy forms, the methods of computing reserves, the form and content of financial reports and the type and concentration of permitted investments. Ohio and other jurisdictions in which the Company conducts business have enacted legislation providing for specific regulation of the relationship between licensed insurers and affiliated members of a holding company group. Such legislation generally (1) establishes requirements and procedures relative to the approval or disapproval of mergers and other acquisitions of control, (2) prescribes the filing of registration statements by insurers which are members of the holding company group, (3) subjects the holding company to reporting requirements, (4) establishes standards for transactions between insurers and their holding companies and between members of a holding company group and (5) controls the payment of extraordinary dividends. The dividends which the Company may receive from both its life and property and casualty insurance subsidiaries are subject to regulatory requirements as to minimum capital and surplus. In addition to regulatory considerations, management considers the overall financial strength of each operating entity before dividends are paid to the Company. Additionally, the amount of dividends the Company's primary life insurance subsidiary can pay is subject to certain tax considerations.

     In 1993, the National Association of Insurance Commissioners ("NAIC") adopted the life and health and property and casualty Risk-Based Capital ("RBC") formulas. These model acts require every insurer to calculate its total adjusted capital and RBC requirement, and provides for an insurance commissioner to intervene if the insurer experiences financial difficulty. These model acts became law in Ohio, the Company's insurance subsidiaries' state of domicile, in March 1996. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Each of the Company's insurance subsidiaries exceed all required RBC levels as of December 31, 1996.

     The tax considerations related to the life insurance subsidiary restrict the amount of dividends that can be paid without incurring a tax. As of December 31, 1996, the Company's life insurance subsidiary could pay an aggregate of $4,700,000 from shareholders' surplus without incurring a tax. As of December 31, 1996, ALIC could pay a dividend of $1,543,315 to ACCEL in 1997 without approval of the Department of Insurance of the State of Ohio ("Ohio Department"). ANIC would require Ohio Department approval to pay any dividend to ACCEL during 1997.

     For information regarding certain federal income tax limitations on dividends, see "Note G" in the Notes to Consolidated Financial Statements.

     FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT
SALES

     In 1982 the Company incorporated Dublin International Limited ("Dublin"), an exempted Island of Nevis domiciled company. Dublin is a component in the Company's relationship with Producer-owned reinsurance companies (see "Note F" in the Notes to Consolidated Financial Statements).

     In 1986 Acceleration Insurance Company, Ltd. ("AICL"), a wholly-owned subsidiary organized by ACCEL and domiciled in the United Kingdom, received approval from regulatory authorities to commence operations. From mid-1986 through 1992, AICL offered specialty casualty products in the United Kingdom.

     During 1995, the Company redeemed most of its shares of AICL, which resulted in proceeds approximating the Company's original investment in AICL. The transaction was approved by the Department of Trade and Insurance (United Kingdom). On February 7, 1996, the Company received the final proceeds for redemption of its remaining shares, and AICL will exist only for as long as it takes to recover any taxes that may be refunded to it.

     The assets and results of operations of these subsidiaries for the year ended December 31, 1996 are not significant to the Company's consolidated financial statements. See "Note M" in the Notes to Consolidated Financial Statements.

PROPERTIES

     Since July 1981 the Company's executive offices have been located at 475 Metro Place North, Dublin, Ohio. The four-story office building had been owned by ALIC and consisted of approximately 80,000 square feet of office space.

     On March 21, 1996, the building was sold by ALIC to an unrelated party for a price of $3.5 million. The Company realized a pre-tax gain of $170,000 on this sale. The Company remains in the building and occupies approximately 16,000 square feet of home office space under a five-year lease at an annual rental of approximately $264,000. In late 1995 the Company began renting approximately 6,000 square feet of office space in Stafford, Texas, to house its executive offices. The annual rental on the five-year lease approximates $70,000.

LEGAL PROCEEDINGS

     From time to time the Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

MARKET FOR ACCEL'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     ACCEL's common stock is traded over-the-counter national market issues, under the NASDAQ symbol ACLE.

     The following table sets forth the quarterly range of over-the-counter prices for ACCEL's stock during the last two years. These prices have been adjusted for common stock dividends and do not include retail mark-up, mark-down, or commissions and do not always necessarily represent actual transactions.




    1996        High    Low        1995        High    Low
-------------  ------  ------  -------------  ------  ------
4th Quarter    $3.750  $2.375  4th Quarter    $3.875  $2.375
3rd Quarter     3.250   2.375  3rd Quarter     4.875   2.750
2nd Quarter     3.750   2.500  2nd Quarter     3.125   2.000
1st Quarter     3.875   2.375  1st Quarter     2.875   1.750

    1997        High    Low
-------------  ------  ------
3rd Quarter    $4.250  $3.000
2nd Quarter    $3.125  $2.750
1st Quarter    $3.250  $2.750

     The approximate number of holders of record of ACCEL's common stock ($.10 par value) as of January 31, 1997, was 657.


Dividends paid on common stock:

     1996 - -0- per share
     1995 - -0- per share

Restrictions on present or future ability to pay dividends:

     The Senior Notes issued December 29, 1995 (See "Note D" in the Notes to Consolidated Financial Statements) contain certain covenants which restrict the payment of dividends to not more than 50% of the cumulative consolidated net income for the period from January 1, 1996 to and including the date of making the dividend payment.

     Since June 1992, ACCEL's Board of Directors have suspended payment of cash dividends on the common stock until the Company returns to a level of profitability which will sustain such payments.

SELECTED FINANCIAL DATA

               ACCEL  INTERNATIONAL CORPORATION AND SUBSIDIARIES




                                        1996**       1995**       1994**       1993**       1992
                                   ---------    ---------    ---------    ---------    ---------
                                           (Thousands of dollars, except per share data & ratios)
Gross premiums written              $ 58,412     $ 55,443     $ 60,504     $ 95,766     $122,101
Premiums ceded                       (12,860)     (12,147)     (12,495)     (30,261)     (45,116)
Net premiums written                  45,552       43,296       48,009       65,505       76,985
Premiums earned                       45,957       40,853       47,600       61,649       80,426
Net investment income:
Interest and dividends                 4,416        6,488        6,678        8,397       11,831
Realized gains                           484          455          808        1,336          701
Total revenue                         57,820       50,475       57,519       74,810       96,043
Policy benefits                       24,338       20,118       24,997       38,431       71,472
Income (loss) before taxes
and other items                        1,779       (1,101)      (4,905)      (5,626)     (25,075)
Cumulative effective of change in
accounting for income taxes               --           --           --           --       (3,067)
Extraordinary item                       131           --           --           --           --
Net income (loss)                      2,104       (1,460)      (5,238)      (5,281)     (22,124)
Per common share*:
Cumulative effect of change in
accounting for income taxes               --           --           --           --         (.69)
Net income (loss)                        .36         (.33)       (1.18)       (1.19)       (4.98)
Cash dividends                            --           --           --           --          .07
At end of year:
Invested assets                       74,841       63,297       98,189      126,590      139,244
Total assets                         189,308      183,507      179,948      236,181      204,209
Policy reserves
and liabilities                      107,083      104,852      106,936      146,257       90,616
Notes payable                         15,000       22,531       18,462       18,847       22,000
Redeemable preferred stock                --           --           --           --           73
Common stockholders' equity           31,641       20,560       15,366       28,583       32,361
Return on average common
stockholders' equity                    8.06%       (8.13)%     (23.84)%     (17.32)%     (52.59)%
Book value per common share         $   3.68     $   4.62     $   3.46     $   6.43     $   7.28

* Net income (loss) per common share is computed using the weighted average number of common shares outstanding during the year after giving effect to the preferred stock dividend requirement. The inclusion of common stock equivalents (options) would not be dilutive.

** The 1996, 1995, 1994 and 1993 data reflects the adoption of the Financial Accounting Standard Board's ("FASB") Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

SUPPLEMENTARY FINANCIAL INFORMATION

     Not applicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OPERATING RESULTS FOR THE THREE YEARS ENDED DECEMBER 31, 1996


     OPERATING RESULTS

     The Company's income before income taxes and extraordinary item for 1996 was $1,779,000. This income was primarily the result of the recognition of $4,291,085 of other income related to a legal settlement (see Discontinued Realtors' Errors and Omissions Program under Certain Events). In 1996, particularly in the first half, the Company continued to experience adverse loss development on discontinued lines of business. Adverse development on discontinued farm owners and related lines amounted to $800,000. The Company's new Property and Casualty products, in particular Commercial Auto, had a positive underwriting result in 1996. The premium earned on this line has been continuing to grow.

     The loss before income taxes for 1995 was $1,101,000. This loss was primarily driven by three factors; the foremost factor was adverse loss development on discontinued property and casualty products. The adverse development aggregated $2,400,000 which included a $1,200,000 year end reserve increase on the discontinued REO product. The adverse development was partially offset by a $500,000 favorable development on the discontinued medical business. The second factor was the incurrence of legal fees related to the REO program litigation during 1995, including the Company's legal action against the entities involved in the REO program. These actions caused the incurrence of legal fees of $550,000 in 1995. Lastly, during 1995 the Company incurred approximately $350,000 in severance expenses related to departed employees.

     The loss before income taxes for 1994 was $4,905,000. A significant portion of the 1994 loss was related to the write off of Galaxy ($3,829,000) and Galaxy's first quarter loss ($205,000), for a total Galaxy loss of $4,034,000. In addition, several discontinued property and casualty lines continued to show adverse loss development in 1994, partially offset by positive results from the credit and extended service contract product lines.

     The Company made concerted efforts in the last three years to reduce general and administrative expenses. General and administrative expenses have decreased by 4.2% in 1996 compared to 1995 and by 16.3% in 1995 compared to 1994. These expense control initiatives have allowed the Company to concentrate on its traditional profit producing lines of business (credit insurance and extended service contracts) and to begin programs in selected Property & Casualty lines in which the current management team has experience.

     Table I on page 44 indicates changes in several key operating ratios for the Company. The ratios in the table are consistent with the Company's premium volume and product mix.

     REVENUE

     Gross premium writings for 1996 were $58.4 million compared to $55.4 million for 1995. The increase in 1996 was primarily the result of increases in premium levels related to the new lines of business. See Table II on page 45.

     Gross premium writings for 1995 were $55.4 million compared to $60.5 million for 1994. The decrease in 1995 was primarily the result of decreases in premium levels related to discontinued lines of business. See Table II on page 45.

     The Company has also experienced decreases in net investment income, excluding realized gains, since 1993. The decrease in 1994 was primarily attributable to a decrease in invested assets due to the run off of discontinued lines of business. The 1995 decrease was caused by the level of prevailing interest rates. Proceeds from the

Company's maturing investments were not able to be reinvested at rates comparable to those on the maturing securities. The major portion of the decrease in 1996 is attributable to a reinsurance treaty with an unaffiliated party. Under the terms of this treaty, investment income credits related to funds held are categorized as reinsurance expense recovery as opposed to investment income.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash flows from operations have generally been adequate for its current operating needs. Cash flows from operating activities in 1995 were adversely impacted by the reinsurance transaction dated December 29, 1995 described in "Note F" in the Notes to Consolidated Financial Statements. The Company's credit insurance policy terms and related liabilities are generally limited to a four-year period during which the consumer makes payments on the loan. The Company's liability on extended service contracts typically extends for either one-year or five-year periods. The Company's long haul trucking and charter bus business generally is written for a term of one year with the casualty claim related liabilities extending beyond that period. The Company, therefore, maintains liquidity in its investment portfolio to correspond with the liabilities outstanding on its lines of business. At December 31, 1996, the estimated duration of the Company's fixed income investment portfolio was 3.0 years while the estimated liability duration was approximately 3.5 years. Currently, an interest rate change of 1% would impact the fair value of the fixed maturity portfolio and stockholders' equity by a decline of approximately $2 million if interest rates rose and an increase of approximately $2 million if interest rates declined.

     The Company's "available for sale" fixed maturity securities at December 31, 1996 include $16.5 million of mortgage-backed securities; $16.0 million of collateralized mortgage obligation securities and $8.2 million of asset-backed collateralized securities. The mortgage and asset-backed securities are subject to risks associated with variable prepayments. As such, those securities may have a different actual maturity and yield than planned at the time of purchase. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par value, relative sensitivity of the underlying mortgages to prepayment risk in a changing interest rate environment and relative priority of the securities in the overall securitization.

     The Company limits the extent of its risks on fixed maturity securities by generally avoiding securities whose cost significantly exceeds par, by purchasing securities which are backed by stable collateral, and by concentrating on securities that are either planned amortization or sequential pay classes. The collateralized mortgage obligations and asset backed securities owned have primarily short to intermediate average lives. At December 31, 1996, the Company did not have a significant amount of mortgage or asset backed securities which had a significant risk of loss or principal. There are negligible default risks on the mortgage and asset backed security portfolios as a whole as the vast majority of the assets are either guaranteed by U. S. government-sponsored entities or are supported in the securitization structure by junior securities enabling the assets to achieve high investment grade status. The Company's collateralized mortgage obligations and asset backed securities are predominantly sequential pay with little or no exposure to interest only obligations ("IOs") or inverse IOs.

     Ohio domiciled insurance companies are subject to Ohio law which regulates the ability of insurance companies to pay dividends. The regulation limits the annual dividend or distribution of an insurer to the greater of (1) net income of the previous year or (2) 10% of unassigned surplus as of the end of the previous year. In addition, all dividends must come from earned surplus to qualify as a non-extraordinary dividend. Amounts greater than this would be considered extraordinary dividends and could not be paid without permission of the Ohio Department. Based on this regulation, ALIC could pay a dividend of $1,543,315 without Ohio Department approval to ACCEL in 1997 and ANIC would require Ohio Department approval to pay any dividend to ACCEL during 1997.

     The Company's cash flow projections for 1996 assumed that certain events would take place in order to have sufficient cash to meet its debt service and other requirements. One of these events included the liquidation of AICL, which was concluded in the first quarter of 1996. The Company will monitor its current and future debt service requirements to coincide with cash flow availability. The Company has used a portion of the proceeds from a Rights Offering and the payment from a judgment entered in its favor in a legal proceeding (see Rights Offering and

Discontinued Realtor's Errors and Omissions Program under Certain Events) to repay $4,296,000 in advances received in 1992 and 1993 from ACCEL's subsidiaries. These outstanding advances were eliminated in consolidation.

     On July 25, 1996, the Company commenced an offering of non-transferable rights to stockholders of record as of June 18, 1996 (see Rights Offering under Certain Events). The Rights Offering concluded on August 28, 1996 and generated $3,261,780 in cash proceeds. A supplemental offering to employees, agents and customers concluded on September 30, 1996 and generated $141,862 in cash proceeds of which $113,355 had been received by the Company as of December 31, 1996. The cash proceeds from these offerings have been used to repay intercompany advances ($2,647,000), for the redemption of Subordinated Notes which were not tendered in the Rights Offering ($600,000) (see "Note D" in the Notes to Consolidated Financial Statements), and for general corporate purposes.

     Also, under the provisions of the Rights Offering, the Company permitted Chase Insurance Holdings Corporation ("CIHC") and its affiliates to tender the principal amount of their Subordinated Notes (See "Note D" in the Notes to Consolidated Financial Statements) for cancellation as consideration (in lieu of cash) for the purchase of shares of common stock pursuant to the Rights Offering. On August 23, 1996, CIHC and its affiliates tendered $5,619,046 principal amount of their Subordinated Notes plus an additional $83,759 of accrued interest thereon under the terms of the Rights Offering. At the conclusion of the offering, CIHC and its affiliate had reduced their holding of Subordinated Notes to $0.

     In a separate transaction, ACCEL retired $731,533 principal amount of Subordinated Notes held by an unrelated third party for consideration of $600,000. ACCEL recognized an extraordinary gain on this transaction of $131,533. No federal income tax was recognized related to this gain due to the current consolidated tax position of the Company. The result of the two aforementioned transactions was to retire all outstanding Subordinated Notes.

     On December 29, 1995, the Company issued new senior notes (the "Senior Notes") totaling $16,500,000 at 9.50%, maturing on April 1, 2001. The proceeds from these notes were used to retire the loan outstanding under an existing credit agreement (see "Note D" in the Notes to Consolidated Financial Statements) and to liquidate an intercompany loan between ACCEL and an insurance company subsidiary. In addition, as of January 1, 1996, ALIC entered into a reinsurance agreement with an unaffiliated company to reinsure its in-force credit business. The Senior Notes are payable to the same unaffiliated company which is a party to the reinsurance agreement dated January 1, 1996. This agreement is structured such, that as future profits emerge on this block of business, these profits are held by the reinsurance company, and ultimately applied to pay interest on and to redeem the Senior Notes. Profits in excess of the amount required to retire the Senior Notes are to be returned to ALIC. As of December 31, 1996, $1,500,000 of the profits on this block of business were released to ALIC in the form of the aforementioned Senior Notes issued by ACCEL. This release resulted in a balance of $15,000,000 of Senior Notes outstanding as of December 31, 1996.

     ACCEL's Board of Directors approved an Employee Stock Ownership Plan ("ESOP") during 1989. In 1990, the ESOP entered into an agreement with ALIC to borrow up to $1,000,000 for the purchase of ACCEL's common stock. Company contributions into the ESOP have been used to pay down the loan from ALIC and release shares into the participants' accounts as the Company's matching contribution. The ESOP purchased 136,887 shares (adjusted for the 1990 5% common stock dividend) under this loan agreement with ALIC at a cost of $1,000,000. In addition to the shares purchased under the loan agreement, the ESOP purchased 90,088 common shares at a cost of $603,000. The loan bears interest at 10%.

     At December 31, 1995, the loan had an unpaid balance of $525,239. The market value of the underlying shares was $161,000. The Company revalued this loan to market value as of December 31, 1995 to allow for the release of shares to participants' accounts at an average price which more closely approximated recent market values on the Company's common stock. The decrease in the loan in 1995 was reflected through a decrease in additional paid-in capital in the accompanying consolidated balance sheets. The unpaid balance of the loan ($32,000 at December 31, 1996) has been reflected as a reduction in common stockholders' equity in the accompanying consolidated balance sheets.

     During 1996, 1995 and 1994, the Company incurred ESOP contribution expenses of $187,000, $198,000 and $178,000, respectively.

     The Company currently has three material lines of business that are in run-off status: the REO line, the farm owner's multi-peril and ancillary inland marine products and the auto dealers' commercial multi-peril line. Also, for information regarding Galaxy, see "Note K" in the Notes to Consolidated Financial Statements.

     The estimates for policy reserves are continually under review and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. These liabilities are necessarily subject to the impact of future changes in claim severity, frequency and other factors. Although considerable variability is inherent in such estimates, based on recent evaluations management believes that the current level of policy reserves will be adequate to cover anticipated claim liabilities. Accordingly, the ultimate amounts required for settlement of policy benefits may vary significantly from the amounts included in the accompanying consolidated financial statements.

     The Company has reviewed Financial Accounting Standards Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which became effective in 1996, and has determined this FASB statement will not impact the Company. The Company has also reviewed FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123") which became effective in 1996. The Company has elected to disclose the impact of FASB 123 in the Notes to the Consolidated Financial Statements and not adopt the statement for financial statement reporting as permitted by FASB 123. The Company has also reviewed FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which becomes effective in 1997, and does not expect this FASB statement to have a material impact on the financial condition of the Company.

     Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitute the basis of premiums charged for credit insurance. Anticipated increases in automobile repairs also provide the primary basis for increases in extended service contract premium rates.

     CERTAIN EVENTS

     RIGHTS OFFERING: On July 25, 1996, the Company commenced a Rights Offering to stockholders of record as of June 18, 1996. The non-transferable subscription rights entitled stockholders of record to receive one right for each share of stock held and each right entitled the holder thereof to purchase one and one-half shares of the common stock of the Company at a subscription price of $2.25 per share. The rights expired on August 28, 1996. No commission or compensation was paid in connection with the Rights Offering. As part of the Rights Offering, the Company permitted the outstanding Subordinated Notes held by CIHC and its affiliates to be tendered for cancellation as consideration (in lieu of cash) for the purchase of shares of common stock pursuant to the Rights Offering.

     A total of 3,984,260 shares were subscribed for under the Rights Offering. Total consideration of $8,964,585 consisted of $5,702,805 in Subordinated Notes and $3,261,780 in cash.

     Subsequent to the Rights Offering, the Company commenced a Supplemental Offering to employees, agents and customers which concluded on September 30, 1996. Shares were offered under this Supplemental Offering at $2.25 per share. A total of 63,050 shares were subscribed for under this offering. No soliciting fees or other compensation were paid in connection with such offering. The net cash proceeds from these offerings have been used to repay intercompany advances ($2,647,000), for the redemption of Subordinated Notes which were not tendered in the Rights Offering ($600,000) and for general corporate purposes.

     WRITE OFF OF INVESTMENT IN RGL AND GALAXY: During December 1986, ACCEL invested $1,370,000 (a 20% interest) in RGL. Galaxy, a wholly owned subsidiary of RGL, was writing commercial property insurance, property and casualty, and assumed treaty reinsurance.

     During the second quarter of 1991, the Company purchased 11,000 additional common shares of RGL at a cost of $992,000. The additional investment increased the Company's ownership to 31% at June 30, 1991. In July 1991, the Company purchased the remaining 69% of RGL for cash and Subordinated Notes (see "Note D" in the Notes to Consolidated Financial Statements) of $2.1 million and $5.8 million, respectively. The purchase price included goodwill of $1.2 million, of which the outstanding balance was written off in 1993.

     Members of CIHC held a 45% interest in RGL prior to the acquisition by ACCEL.

     For the three years ended December 31, 1993, RGL recorded losses and Galaxy's underwriting results deteriorated, resulting in the New York Department of Insurance ("New York Department") placing a moratorium on all new business as of February 28, 1994. Due to significant loss development during 1994 on Galaxy's liability lines of business, the Company contracted with an independent actuarial consultant to review the adequacy of Galaxy's loss and LAE reserves as of June 30, 1994. The findings of this review indicated the need for additional reserves which resulted in the statutory insolvency of Galaxy at June 30, 1994. Statutory capital and surplus after the reserve strengthening was a negative $2.3 million.

     Due to the significance of the statutory loss and the loss of the Company's control of Galaxy as a result of the insolvency, the Company wrote off its investment in RGL ($3.8 million) during the second quarter of 1994. As a result of this action, the consolidated results of operations for 1994 include a charge to operations of $3.8 million, representing the Company's net investment in Galaxy as of April 1, 1994, in addition to operating losses of $205,000 incurred during the first quarter. The Company wrote down its investment in RGL to zero and deconsolidated RGL as of April 1, 1994.

     Pursuant to an Order of Liquidation dated October 7, 1994, issued by the Supreme Court of the State of New York, the Liquidation Bureau of the New York Department took control of Galaxy on October 11, 1994.

     CLAIMS ASSERTED BY LIQUIDATION BUREAU UNDER CERTIFICATES OF SURETYSHIP:
On October 7, 1994, the Liquidation Bureau of the New York Department (the "Liquidation Bureau") took control of Galaxy pursuant to an order of liquidation of the New York Supreme Court. Prior to the liquidation of Galaxy, ANIC had issued certain certificates of suretyship ("Certificates") with respect to certain Galaxy insurance policies each of which provided that ANIC would assume the responsibilities of Galaxy under the specified policy if Galaxy became insolvent or financially unable to meet its obligations on the underlying policy, but only if certain conditions were met. In particular, the Certificates provided that ANIC's assumption of liability was contingent upon the insured's executing and delivering all agreements, assignments or evidences of subrogation satisfactory to ANIC respecting payments made or liabilities assumed.

     During 1996, the Liquidation Bureau, acting on behalf of the New York Property/Casualty Insurance Security Funds (the "Guaranty Fund"), informally advised the Company that on behalf of the Guaranty Fund it intended to seek indemnification or reimbursement from ANIC for claims paid by the Guaranty Fund to Galaxy insureds on policies which may have been covered by the Certificates. The Liquidation Bureau has provided some information in response to the Company's request for accounting data and other information with respect to the Liquidation Bureau's analysis of the Guaranty Fund's right to indemnification; however, the Company has not been able to evaluate or quantify the magnitude of the potential claim, if any, for indemnification or reimbursement because the Liquidation Bureau has never made a formal or informal claim for indemnification or specific reimbursement or stated an estimate of the potential amount thereof. The Company has taken the position that the Guaranty Fund has no right to seek indemnification unless Galaxy insureds who hold properly issued Certificates have executed assignments and evidences of subrogation. Even if any Galaxy insureds properly made such a claim directly to ANIC, the Company has been advised by its legal counsel that if ANIC paid any such claim, it would have the right, under assignment and subrogation agreements with its insureds, to assert all rights that the insureds could have asserted to recover the loss amounts from any other source, including the Guaranty Fund. In early 1997, the Liquidation Bureau requested of Company' counsel the basis for the position taken by the Company. A written analysis supporting Company's position was subsequently issued to the Liquidation Bureau.

     The Company intends to vigorously defend any claims for indemnification or reimbursement made by the Liquidation Bureau, on behalf of the Guaranty Fund, with respect to the Certificates. Although the Company is not in a position to estimate the magnitude of the potential claims for indemnification or reimbursement, it does not believe that the ultimate resolution of such claims will have a material adverse effect on the financial condition or results of operations of the Company.

     DISCONTINUED REALTORS' ERRORS AND OMISSIONS PROGRAM: As a result of the losses sustained in the REO program, and in particular, conduct discovered by the Company after it assumed responsibility for claims processing and handling, the Company filed suit in November 1991 against the non-affiliated marketing organization and broker involved in the program.

     The lawsuit sought to recover funds improperly withdrawn from the account established for the payment of claims under the program; for damages due to business expenses improperly charged against such funds; and for improper administration of the program. ACCEL and ANIC entered into an arrangement whereby ANIC's rights under the lawsuit were transferred to ACCEL in exchange for a $4,000,000 collateral loan issued to ANIC which was recorded as a capital contribution. The transaction and related agreements were approved by the Ohio Department. The loan agreement and accompanying promissory note called for interest at the 13 week Treasury Bill rate plus 100 basis points. The principal of $4.000.000 was paid in full on December 29, 1995.

     In late 1995, ACCEL was awarded $5,300,000 in damages related to this litigation. Pursuant to settlements reached with all of the parties, ACCEL received a total of $4,291,085 in 1996. With the approval of the Ohio Department, the proceeds from the settlement were shared equally between ACCEL and ANIC. The Company requested the sharing agreement due to the continuing losses in the REO program realized by ANIC since 1991. The Company has recorded the recovery as "Other income" in the accompanying consolidated statement of operations for the year ended December 31, 1996.

                                    TABLE I

Several key operating ratios of the Company are as follows:



                                                     CONSOLIDATED RESULTS
                                          --------------------------------------------
                                             (Thousands of dollars, except ratios)
                                               1996             1995           1994
                                            ----------       ----------     ----------
Gross premiums written                      $   58,412       $   55,443     $   60,504
                                            ==========       ==========     ==========
Net premiums earned                         $   45,957       $   40,853     $   47,600
                                            ==========       ==========     ==========
RATIOS:
Policy benefits to net premiums earned            53.0%            49.2%          52.5%
Commissions and selling expenses and
general and administrative expenses
to gross premiums written                         50.7%            57.0%          52.3%
Commissions and selling expenses,
reinsurance expense recovery
and change in deferred policy
acquisition costs to net premiums
earned                                            44.3%            49.3%          43.6%
Taxes, licenses and fees to gross
premiums written                                   3.2%             3.1%           3.1%

                                TABLE II
                   Changes in Gross Premiums Written
                         Year Ended December 31
                 (Thousands of dollars, except ratios)




                                                                     1996                 1995
                                                                     vs.         %        vs.         %
Gross Premiums Written             1996       1995       1994        1995     Change      1994      Change

Continuing lines of business:
Credit                            $34,126    $42,338    $43,905     $(8,212)  (19.4)%    $(1,567)    (3.6)%
Extended service contracts          8,375      7,777      8,221         598     7.7%        (444)    (5.4)%
Commercial auto                    13,793         --         --      13,793     N/A           --       --
Other property/casualty lines         118         58         42          60   103.4%          16     38.1%
                                 --------   --------   --------   ---------   -----    ---------   ------
 Total continuing lines            56,412     50,173     52,168       6,239    12.4%      (1,995)    (3.8)%
                                 --------   --------   --------   ---------   -----    ---------   ------
Discontinued lines of business:
Medical and miscellaneous
 life and health                      642        776      1,751        (134)  (17.3)%       (975)   (55.7)%
Vendor's single interest              (59)      (798)    (5,451)        739    92.6%       4,653    (85.4)%
Agriculture, REO and other
 property & casualty                  362      5,292     10,091      (4,930)  (93.2)%     (4,799)   (47.6)%
Commercial multi-peril              1,055         --         --       1,055     N/A           --       --
Galaxy Insurance Company               --         --      1,945          --      --       (1,945)  (100.0)%
                                 --------   --------   --------   ---------   -----    ---------   ------
Total discontinued lines            2,000      5,270      8,336      (3,270)  (62.0)%     (3,066)   (36.8)%
                                 --------   --------   --------   ---------   -----    ---------   ------
 Gross premiums written           $58,412    $55,443    $60,504     $ 2,969     5.4%     $(5,061)    (8.4)%
                                 ========   ========   ========   =========   =====    =========   ======

    OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     OPERATING RESULTS

     The income before federal income taxes and extraordinary item for the three months ended September 30, 1997 was $404,000 compared to $374,000 for the same period in 1996. The third quarter of 1996 benefitted from $1,400,000 in other income representing a partial payment of a judgment rendered in favor of the Company. This other income was partially offset by reserve strengthening on runoff lines of business ($500,000), the write down of an investment ($150,000) and reserve strengthening of the Company's credit business. The third quarter of 1997 experienced a greater contribution from the new commercial auto line than the third quarter of 1996. Loss ratios on this block of business were comparable between the periods, while net earned premium increased from $1,707,000 in the third quarter of 1996 to $2,497,000 in the third quarter of 1997.


    OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     OPERATING RESULTS

     The income before federal income taxes and extraordinary item for the nine months ended September 30, 1997 was $1,047,000 compared to $426,000 for the same period in 1996. The Company's three primary product lines: credit, extended service contracts and commercial auto all produced positive underwriting margins in the nine months of 1997. Loss ratios for those products were at or below targeted levels. The Company's new Property and Casualty programs continued their growth, producing $21,468,000 of annualized premium in the nine months of 1997 compared to $14,300,000 in the nine months of 1996. These programs, primarily Commercial Auto, have now matured to the point where they are generating a significant contribution to the Company's financial results.

     Net premium earned for the two periods being compared was little changed with $34,739,000 in the first nine months of 1996 compared to $35,019,000 for the comparable 1997 period. The net loss ratios were 52.14% for the first nine months of 1996 compared to 52.43% for the comparable 1997 period.

     The effect of the Company's three material lines of business that are in runoff was as follows: Net incurred losses and LAE for the discontinued Realtors E&O line of business for the nine months ended September 30, 1997 were $250,000 in relation to zero earned premium. Total number of open claims at September 30, 1997 was 13 carrying a reserve of $498,000. Net incurred losses and LAE for the discontinued Agriculture lines of business at September 30, 1997 were $169,000. There were 28 open claims at September 30th carrying a net reserve of $123,000. Net underwriting loss on the Auto Dealers program for the period ended September 30, 1997 was $61,000. At September 30, 1997 there were 30 open claims on this line of business. Net reserve at September 30, 1997 was $99,000. The net impact on the loss ratio and net income for these three discontinued lines of business was immaterial.

     A significant positive impact on 1997 earnings was the level of service fees on extended service contracts which increased from $1,885,000 in the first nine months of 1996 to $2,339,000 in the first nine months of 1997. This increase is due to an overall increase in the fee levels as opposed to an increase in contract volume.

     Commissions and selling expenses as a percent of gross premiums written decreased from 35.83% in the first nine months of 1996 to 33.16% for the first nine months of 1997. This decrease is the result of the Commercial Auto Business becoming a larger part of the product mix. Commercial Auto has significantly lower acquisition costs than the Company's credit business.

     Reinsurance expense recoveries were $1,963,000 for the period ended September 30, 1996 and $4,043,000 for the comparable 1997 period. This change is due to the reduction of a fixed charge associated with the reinsurance of the Company's in force credit business.

     The Company's general and administrative expenses have increased by $741,000 or 13.95% in the first nine months of 1997 compared to the comparable period in 1996. This increase in general and administrative expenses can be primarily attributed to the following three expense categories: Salaries & Wages increased by $564,000. The portion of the increase not related to normal salary increases is due to an increase in the number of personnel related to the new Property and Casualty product lines. Employee Welfare increased by $176,000. This increase is the result of expenses associated with the Company's 401K plan and additional group insurance expenses. Rent increased by $173,000. This increase is the result of the sale of the Home Office building in March of 1996 and the subsequent rental of office space.

     REVENUE

     Premium writings for the nine months of 1997 were $49.6 million compared to $49.2 million for the nine months of 1996. Premiums written increased by $1,072,000 for the extended service contract program and by $7,168,000 for the new property and casualty programs. These increases were offset by a decrease in credit premium written of $7,368,000. Of this decrease in credit premium, approximately 63% is attributable to the termination of a joint marketing agreement covering credit business written in the commonwealth of Pennsylvania in July 1996. Another 9% is attributable to the Company's withdrawal from the state of Michigan in March 1996. The remaining reduction is primarily attributable to reduced premium volume in other states, primarily Indiana, Kentucky and Ohio due to the loss of a significant account that operates in those states. Premium volume in Virginia and West Virginia increased by 15% and 73%, respectively. Although the mix of business written has changed, earned premiums for the two periods are comparable.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash flows from operations have generally been adequate for its current operating needs. The Company's credit insurance policy terms and related liabilities are generally limited to a four-year period during which the consumer makes payments on the loan. The Company's liability on extended service contracts typically extends for either one-year or five-year periods. The Company's long haul trucking and charter bus business generally is written for a term of one year with the casualty claim related liabilities extending beyond that period. The Company, therefore, maintains liquidity in its investment portfolio to correspond with the liabilities outstanding on its lines of business. At September 30, 1997, the estimated duration of the Company's fixed income investment portfolio was 2.8 years while the estimated liability duration was approximately 3.5 years. Currently, an interest rate change of 1% would impact the fair value of the fixed maturity portfolio and stockholders' equity by a decline of approximately $1.9 million if interest rates rose and an increase of approximately $1.9 million if interest rates declined.

     The Company's "available for sale" fixed maturity portfolio at September 30, 1997 and 1996 includes mortgage-backed securities, collateralized mortgage obligation securities and asset-backed collateralized securities. The mortgage and asset backed securities are subject to risks associated with variable prepayments. As such, those securities may have a different actual maturity and yield than planned at the time of purchase. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par value, relative sensitivity of the underlying mortgages to prepayment risk in a changing interest rate environment and relative priority of the securities in the overall securitization.

     The Company limits the extent of its risks on fixed maturity securities by generally avoiding securities whose cost significantly exceeds par, by purchasing securities which are backed by stable collateral, and by concentrating on securities that are either planned amortization or sequential pay classes. The collateralized mortgage obligations and asset backed securities owned have primarily short to intermediate average lives. At September 30, 1997, the

Company did not have a significant amount of mortgage or asset backed securities which had a significant risk of loss or principal. There are negligible default risks on the mortgage and asset backed security portfolios as a whole as the vast majority of the assets are either guaranteed by U. S. government-sponsored entities or are supported in the securitization structure by junior securities enabling the assets to achieve high investment grade status. The Company's collateralized mortgage obligations and asset backed securities are predominantly sequential pay with little or no exposure to interest only obligations ("IOs") or inverse IOs.

     Ohio domiciled insurance companies are subject to Ohio law which regulates the ability of insurance companies to pay dividends. The regulation limits the annual dividend or distribution of an insurer to the greater of (1) net income of the previous year or (2) 10% of unassigned surplus as of the end of the previous year. In addition, all dividends must come from earned surplus to qualify as a non-extraordinary dividend. Amounts greater than this would be considered extraordinary dividends and could not be paid without permission of the Ohio Department. Based on this regulation, ALIC could pay a dividend of $1,543,315 without Ohio Department approval to ACCEL in 1997 and ANIC would require Ohio Department approval to pay any dividend to ACCEL during 1997. On May 8, 1997, ALIC paid a cash dividend to ACCEL in the amount of $1,500,000. On September 30, 1997, ALIC, with the approval of the Ohio Department, paid a dividend of $1,678,125 to ACCEL which consisted of an extraordinary portion of $1,634,810 and an ordinary portion of $43,315 to ACCEL.

     The Company will monitor its current and future debt service requirements to coincide with cash flow availability. In 1996, the Company used a portion of the proceeds from a Rights Offering and the payment from a judgment entered in its favor in a legal proceeding (see Rights Offering and Discontinued Realtor's Errors and Omissions Program under Certain Events for Operating Results for Three Years Ended December 31, 1996) to repay $4,296,000 in advances received in 1992 and 1993 from ACCEL's subsidiaries. These outstanding advances were eliminated in consolidation.

     On July 25, 1996, the Company commenced an offering of non-transferable rights to stockholders of record as of June 18, 1996 (see Rights Offering under Certain Events for Operating Results for Three Years Ended December 31, 1996). The Rights Offering concluded on August 28, 1996 and generated $3,261,780 in cash proceeds. A supplemental offering to employees, agents and customers concluded on September 30, 1996 and generated $141,862 in cash proceeds of which $113,355 had been received by the Company as of December 31, 1996.

     The cash proceeds from these offerings have been used to repay intercompany advances ($2,647,000), for the redemption of Subordinated Notes which were not tendered in the Rights Offering ($600,000) (see "Note B" in the Notes to Unaudited Consolidated Financial Statements), and for general corporate purposes.

     Also, under the provisions of the Rights Offering, the Company permitted Chase Insurance Holdings Corporation ("CIHC") and its affiliates to tender the principal amount of their Subordinated Notes (See "Note B" in the Notes to Unaudited Consolidated Financial Statements) for cancellation as consideration (in lieu of cash) for the purchase of shares of common stock pursuant to the Rights Offering. On August 23, 1996, CIHC and its affiliates tendered $5,619,046 principal amount of their Subordinated Notes plus an additional $83,759 of accrued interest thereon under the terms of the Rights Offering. At the conclusion of the offering, CIHC and its affiliate had reduced their holding of Subordinated Notes to $0.

     In a separate transaction, ACCEL retired $731,533 principal amount of Subordinated Notes held by an unrelated third party for consideration of $600,000. ACCEL recognized an extraordinary gain on this transaction of $131,533 during the third quarter of 1996. No federal income tax was recognized related to this gain due to the current consolidated tax position of the Company. The result of the two aforementioned transactions was to retire all outstanding Subordinated Notes.

     On December 29, 1995, the Company issued new senior notes (the "Senior Notes") totaling $16,500,000 at 9.50%, maturing on April 1, 2001. The proceeds from these notes were used to retire the loan outstanding under an existing credit agreement (see "Note B" in the Notes to Unaudited Consolidated Financial Statements) and to liquidate an intercompany loan between ACCEL and an insurance company subsidiary. In addition, as of January 1, 1996, ALIC entered into a reinsurance agreement with an unaffiliated company to reinsure its in-force credit business. The Senior Notes are payable to the same unaffiliated company which is a party to the reinsurance agreement dated January 1, 1996. This agreement is structured such, that as future profits emerge on this block of business, these profits are held by the reinsurance company, and ultimately applied to pay interest on and to redeem the Senior Notes. This is accomplished by the following transactions. The reinsurance company distributes profits to ALIC as periodically agreed to by the reinsurance company and ALIC. ALIC then, subject to Ohio Department approval, dividends funds to ACCEL. ACCEL then uses these funds to redeem a portion of the senior notes and the interest thereon. Profits in excess of the amount required to retire the Senior Notes are to be returned to ALIC from the reinsurer. As of December 31, 1996, $1,500,000 of the profits on this block of business were released to ALIC in the form of the aforementioned Senior Notes issued by ACCEL. This release resulted in a balance of $15,000,000 of Senior Notes outstanding as of September 30, 1997 and December 31, 1996.

     ACCEL's Board of Directors approved an Employee Stock Ownership Plan ("ESOP") during 1989. In 1990, the ESOP entered into an agreement with ALIC to borrow up to $1,000,000 for the purchase of ACCEL's common stock. Company contributions into the ESOP have been used to pay down the loan from ALIC and release shares into the participants' accounts as the Company's matching contribution. The ESOP purchased 136,887 shares (adjusted for the 1990 5% common stock dividend) under this loan agreement with ALIC at a cost of $1,000,000. In addition to the shares purchased under the loan agreement, the ESOP purchased 90,088 common shares at a cost of $603,000. The loan bore interest at 10%.

     The unpaid balance of the loan has been reflected as a reduction in common stockholders' equity in the accompanying unaudited consolidated balance sheets. During the first quarter of 1997, ACCEL made the final payment and retired this loan.

     The Company currently has three material lines of business that are in run-off status: the REO line, the farm owner's multiperil and ancillary inland marine products and the auto dealers' commercial multi-peril line.

     The estimates for policy reserves are continually under review and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. These liabilities are necessarily subject to the impact of future changes in claim severity, frequency and other factors. Although considerable variability is inherent in such estimates, based on recent evaluations management believes that the current level of policy reserves will be adequate to cover anticipated claim liabilities. Accordingly, the ultimate amounts required for settlement of policy benefits may vary significantly from the amounts included in the accompanying unaudited consolidated financial statements.

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS
125). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The accounting and disclosure requirements of SFAS 125 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application was not permitted. ACCEL adopted SFAS 125 in 1997 and the impact on the unaudited consolidated financial statements was not material.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 - Earnings per Share (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share (EPS). The accounting and disclosure requirements of SFAS 128 are effective for financial statements issued for periods ending after December 15, 1997, including interim periods and earlier adoption is not permitted. SFAS 128 also requires restatement of all prior-period EPS data presented. ACCEL will adopt SFAS 128 in December 1997 and the impact on the unaudited consolidated financial statements is not expected to be material.

     Although the cumulative effects of inflation on premium growth cannot be fully determined, increases in the retail price of automobiles have generally resulted in increased amounts being financed which constitute the basis of premiums charged for credit insurance. Anticipated increases in automobile repairs also provide the primary basis for increases in extended service contract premium rates.

     CERTAIN EVENTS

     SALE OF AUTO AFTERMARKET PRODUCT GROUP: On August 13, 1997, ACCEL announced it had reached an agreement in principle pursuant to which ACCEL would sell its auto aftermarket product group along with the stock of its Acceleration Life Insurance Company (ALIC) subsidiary and two other subsidiaries to Frontier Insurance Group, Inc. On October 27, 1997, ACCEL announced it had signed definitive agreements to sell its auto after-market product group along with the stock of Acceleration Life Insurance Company, Dublin International Limited and Acceleration National Service Corporation to Frontier Insurance Group, Inc. for $40.5 million in cash. The transaction is expected to close on or about December 31, 1997 and is subject to stockholder approval and the receipt of applicable regulatory approvals. See "THE TRANSACTION."

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not Applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not Applicable.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS


     Independent Auditor's Report.....................................  F-2
     Consolidated Balance Sheets as of December 31, 1996 and 1995.....  F-3
     Consolidated Statements of Operations for the Year Ended
            December 31, 1996, 1995 and 1994..........................  F-5
     Consolidated Statements of Common Stockholders' Equity for
            the Three Years Ended December 31, 1996...................  F-6
     Consolidated Statements of Cash Flows for the Year Ended
            December 31, 1996, 1995 and 1994..........................  F-7
     Notes to Consolidated Financial Statements.......................  F-9
     Schedule I - Summary of Investments - Other than
            Investments in Related Parties............................ F-33

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     Unaudited Consolidated Balance Sheets as of September 30, 1997
            and December 31, 1996..................................... F-34
     Unaudited Consolidated Statements of Operations for the Three
            Months Ended September 30, 1997 and 1996 and the Nine
            Months Ended September 30, 1997 and 1996.................. F-36
     Unaudited Consolidated Statements of Common Stockholders' Equity
            for the Nine Months Ended September 30, 1997 and the
            Year Ended December 31, 1996.............................. F-37
     Unaudited Consolidated Statements of Cash Flows for the Nine
            Months Ended September 30, 1997 and 1996.................. F-38
     Notes to Unaudited Consolidated Financial Statements............. F-39

                      INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
ACCEL International Corporation:


     We have audited the consolidated financial statements of ACCEL International Corporation and subsidiaries (the Company) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACCEL International Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                      /s/  KPMG Peat Marwick LLP





Columbus, Ohio
March 14, 1997

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                              DECEMBER 31,
                                                           1996         1995
                                                        -----------  -----------
                                                         (Thousands of dollars)
ASSETS
Investments--Notes B and F:
 Investments available for sale, at fair value:
  Fixed maturities (cost: 1996--$58,889,000;
  1995--$53,427,000)                                       $ 58,281     $ 53,204
  Equity securities (cost: 1996--$5,514,000;
  1995--$5,433,000)                                           5,511        5,451
  Short-term investments
  (cost:  1996--$10,670,000; 1995--$4,278,000)               10,703        4,278
Other invested assets at cost
 (fair value:  1996--$346,000; 1995--$364,000)                  346          364
                                                        -----------  -----------
                                                             74,841       63,297
Cash                                                          3,331        5,039
Receivables:
 Premiums in process of transmittal--Note E, less
 allowance (1996--$223,000; 1995--$154,000)                   7,286        1,779
 Amounts due from reinsurers--Note F,
 less allowance (1996 and 1995--$125,000)                    11,138        9,119
 Recoverable federal income taxes--Note G                     1,019           70
                                                        -----------  -----------
                                                             19,443       10,968
Accrued investment income                                       652          557
Prepaid reinsurance premiums--Note F                         15,036       14,895
Reinsurance premium deposits--Note F                         42,615       51,634
Deferred policy acquisition costs                            30,946       31,839
Equipment--at cost, less accumulated
depreciation (1996--$162,000; 1995--$564,000)                   231          187
Leasehold improvements, less accumulated amortization
(1996--$26,000)                                                 152           --
Property occupied by the Company--at cost, less
accumulated depreciation
(1995--$2,382,000)                                               --        3,167
Other assets:
Cost in excess of fair value of net assets of
 subsidiaries at dates of acquisition ($4,448,000)
 less accumulated amortization                                  716          822
Funds held under reinsurance agreements-Note F                  406          829
Other                                                           939          273
                                                        -----------  -----------
                                                              2,061        1,924
                                                        -----------  -----------
                                                           $189,308     $183,507
                                                        ===========  ===========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)




                                                              DECEMBER 31,
                                                           1996         1995
                                                        -----------  -----------
                                                         (Thousands of dollars)
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Policy Reserves and Liabilities:
 Unearned premium reserves--Note F                        $ 81,820     $ 82,080
 Insurance claims--Notes F and H                            25,256       22,761
 Other                                                           7           11
                                                        ----------   ----------
                                                           107,083      104,852
Other Liabilities:
 Funds held under reinsurance agreements--Note F             2,920        3,072
 Deferred reinsurance commissions--Note F                   13,902       15,663
 Amounts due reinsurers--Note F                              6,133        4,442
 Notes payable--Notes D and F                               15,000       22,531
 Commissions payable                                         5,163        5,010
 Accounts payable and other liabilities                      2,788        2,353
 Deferred federal income taxes--Note G                       4,678        5,024
                                                        ----------   ----------
                                                            50,584       58,095
                                                        ----------   ----------
                                                           157,667      162,947
                                                        ----------   ----------
Commitments and Contingencies--Notes F and N

Redeemable Preferred Stock:
 Authorized shares--1,000,000;
  no issued or outstanding shares                               --           --
Common stockholders' equity--Notes C, D, G, I and P:
 Common stock, $.10 par value
  Authorized shares (1996--15,000,000;
  1995--10,000,000)
  Issued shares (1996--9,401,162;
  1995--5,243,852)                                             940          524
Additional paid-in capital                                  32,507       23,702
Retained earnings                                            5,403        3,299
Less 797,420 treasury shares at cost                        (6,599)      (6,599)
ESOP loan--Note L                                              (32)        (161)
Net unrealized depreciation on investment
 securities--Note B                                           (578)        (205)
                                                        ----------   ----------
   Net common stockholders' equity                          31,641       20,560
                                                        ----------   ----------
                                                          $189,308     $183,507
                                                        ==========   ==========

See notes to consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                 YEAR ENDED DECEMBER 31,
                                                         1996             1995             1994
                                                    ---------------  ---------------  ---------------
                                                      (Thousands of dollars, except per share data)
REVENUE:
 Gross premiums written--Notes E and F                   $  58,412        $  55,443        $  60,504
 Less reinsurance ceded--Note F                             12,860           12,147           12,495
                                                    --------------   --------------   --------------
 Net premiums written                                       45,552           43,296           48,009
Decrease (increase) in unearned premium reserves               405           (2,443)            (409)
                                                    --------------   --------------   --------------
 Premiums earned--Note F                                    45,957           40,853           47,600
Net investment income--Note B:
 Interest and dividends                                      4,416            6,488            6,678
 Realized gains                                                484              455              808
Service fees on extended service
 contracts                                                   2,450            2,137            2,063
Other income--Note 5                                         4,513              542              370
                                                    --------------   --------------   --------------
                                                            57,820           50,475           57,519
BENEFITS AND EXPENSES:
 Policy benefits--Notes F and H                             24,338           20,118           24,997
 Commissions and selling expenses                           22,145           23,780           22,296
 Reinsurance expense recovery--Note F                       (2,670)          (2,880)          (3,611)
 General and administrative                                  7,486            7,817            9,336
 Taxes, licenses and fees                                    1,880            1,743            1,903
 Interest--Note D                                            1,969            1,748            1,589
 Decrease (increase) in deferred policy
  acquisition costs                                            893             (750)           2,085
 Write off of subsidiary--Note K                                --               --            3,829
                                                    --------------   --------------   --------------
                                                            56,041           51,576           62,424
                                                    --------------   --------------   --------------
INCOME (LOSS) BEFORE FEDERAL INCOME
TAXES AND EXTRAORDINARY ITEM                                 1,779           (1,101)          (4,905)
Federal income taxes--Note G:
 Current expense                                               152              273              219
 Deferred expense (benefit)                                   (346)              86              114
                                                    --------------   --------------   --------------
                                                              (194)             359              333
                                                    --------------   --------------   --------------
INCOME (LOSS) BEFORE EXTRAORDINARY
ITEM                                                         1,973           (1,460)          (5,238)
Extraordinary item--gain on
extinguishment of debt--Note D                                 131               --               --
                                                    --------------   --------------   --------------
NET INCOME (LOSS)                                        $   2,104        $  (1,460)       $  (5,238)
                                                    ==============   ==============   ==============
Per Common Share:
 Net income (loss) before extraordinary item             $    0.34        $   (0.33)       $   (1.18)
 Extraordinary item                                            .02               --               --
                                                    --------------   --------------   --------------
 Net income (loss)                                       $    0.36        $   (0.33)       $   (1.18)
                                                    ==============   ==============   ==============
Weighted average number of common
shares outstanding                                       5,904,398        4,446,432        4,446,432
                                                    ==============   ==============   ==============

See notes to consolidated financial statements.

            ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                  Three Years Ended December 31, 1996
                         (Thousands of dollars)





                                                ADDITIONAL                 COMMON STOCK
                                    COMMON       PAID-IN     RETAINED        HELD IN
                                     STOCK       CAPITAL     EARNINGS        TREASURY         ESOP LOAN
                                  -----------  -----------  ----------   -----------------  ------------
Balances at December 31, 1993        $524        $24,066     $ 9,997         $(6,599)           $(720)
Payments on ESOP loan                  --             --          --              --               93
Change in net unrealized
 depreciation on
 investment securities                 --             --          --              --               --
Change in foreign currency
 translation adjustment                --             --          --              --               --
Net loss                               --             --      (5,238)             --               --
                                   -------     ---------   ---------        --------         --------
Balances at December 31, 1994          524        24,066       4,759          (6,599)            (627)
Payments on and write down
 of ESOP loan--Note L                  --           (364)         --              --              466
Change in net unrealized
 depreciation on
 investment securities                 --             --          --              --               --
Change in foreign currency
 translation adjustment                --             --          --              --               --
Net loss                               --             --      (1,460)             --               --
                                   -------     ---------   ---------        --------         --------
Balances at December 31, 1995          524        23,702       3,299          (6,599)            (161)
Payments on ESOP loan                  --             --          --              --              129
Change in net unrealized
 depreciation on
 investment securities                 --             --          --              --               --
Issuance of 110,000 shares of
 Common Stock under
 Common Stock Option Plan
 (Note I)                               11           223          --              --               --
Issuance of 4,047,310 shares of
 Common Stock in conjunction
 with the Rights Offering and
 the Supplemental Offering             405         8,582          --              --               --
Net income                              --            --       2,104              --               --
                                   -------     ---------   ---------        --------         --------
Balances at December 31, 1996         $940       $32,507     $ 5,403         $(6,599)           $ (32)
                                   =======     =========   =========        ========         ========

                                  NET UNREALIZED
                                   APPRECIATION           FOREIGN
                                 DEPRECIATION) ON        CURRENCY
                                    INVESTMENT          TRANSLATION
                                    SECURITIES           ADJUSTMENTS          NET
                                 -----------------  --------------------  --------
Balances at December 31, 1993        $ 1,496                $181            $28,583
Payments on ESOP loan                     --                  --                 93
Change in net unrealized
 depreciation on
 investment securities                (8,168)                 --             (8,168)
Change in foreign currency
 translation adjustment                   --                  96                 96
Net loss                                  --                  --             (5,238)
                                  ----------            --------            -------
Balances at December 31, 1994         (6,672)                (85)            15,366
Payments on and write down
 of ESOP loan--Note L                     --                  --                102
Change in net unrealized
 depreciation on
 investment securities                 6,467                  --              6,467
Change in foreign currency
 translation adjustment                   --                  85                 85
Net loss                                  --                  --             (1,460)
                                  ----------            --------            -------

Balances at December 31, 1995           (205)                 --             20,560
Payments on ESOP loan                     --                  --                129
Change in net unrealized
 depreciation on
 investment securities                  (373)                 --               (373)
Issuance of 110,000 shares of
 Common Stock under
 Common Stock Option Plan
 (Note I)                                 --                  --                234
Issuance of 4,047,310 shares of
 Common Stock in conjunction
 with the Rights Offering and
 the Supplemental Offering                --                  --              8,987
Net income                                --                  --              2,104
                                  ----------            --------            -------
Balances at December 31, 1996        $  (578)                 --            $31,641
                                  ===========           ========            =======

See notes to consolidated financial statements.

            ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOW




                                                    YEAR ENDED DECEMBER 31,
                                                   1996        1995        1994
                                               --------   ---------   ---------
                                                    (Thousands of dollars)
OPERATING ACTIVITIES:
 Net income (loss) before extraordinary item    $ 1,973    $ (1,460)   $ (5,238)
 Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
   Change in premiums receivable                 (5,576)      1,789       3,266
   Change in accrued investment income              (95)        250         191
   Change in prepaid reinsurance
    premiums                                       (141)      3,812       9,208
   Change in funds held under reinsurance
    agreements                                      271        (292)     (1,196)
   Change in unearned premium reserves             (260)     (1,682)     (7,449)
   Change in insurance claim reserves             2,495        (398)    (12,435)
   Change in amounts due reinsurers
    and amounts due from reinsurers              (1,828)     (3,310)      7,298
   Change in other assets, other liabilities
    and accrued income taxes                     (1,463)      1,683        (860)
   Interest paid in kind                            403         569         515
   Accrual of discount on bonds                    (234)       (461)       (128)
   Amortization of premium on bonds                 101         172         116
   Amortization of deferred policy
    acquisition costs                            20,290      20,743      24,414
   Policy acquisition costs deferred            (19,397)    (21,493)    (22,329)
   Reinsurance commissions earned               (33,645)    (13,329)    (12,763)
   Reinsurance commissions received              31,884      11,162      11,708
   Provision for depreciation and
    amortization                                    286         412         528
   Write off of subsidiary                            -           -       3,829
   Net realized gains on investments               (484)       (455)       (808)
                                               --------   ---------   ---------
NET CASH USED IN OPERATING ACTIVITIES
 BEFORE EXTRAORDINARY ITEM                       (5,420)     (2,288)     (2,133)
   Extraordinary gain                               131           -           -
                                               --------   ---------   ---------
NET CASH USED IN OPERATING ACTIVITIES            (5,289)     (2,288)     (2,133)
                                               --------   ---------   ---------

                                                                     (Continued)

            ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CASH FLOW--(CONTINUED)


                                                           YEAR ENDED DECEMBER 31,
                                                          1996      1995      1994
                                                         -------   -------   -------
                                                            (Thousands of dollars)
INVESTING ACTIVITIES:
 Sale of investments available for sale                   16,219    49,159    38,103
 Purchase of investments available for sale              (27,665)   (7,067)  (35,574)
 Sale of property occupied by the Company                  3,298         -         -
 Other, net                                                 (337)     (122)      (59)
                                                         -------   -------   -------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES       (8,485)   41,970     2,470
                                                         -------   -------   -------
FINANCING ACTIVITIES:
 Payment on ESOP loan                                        129       102        93
 Repayment of notes payable                                 (600)  (13,000)        -
 Issuance of notes payable                                     -    16,500         -
 Debentures redeemed                                           -         -      (900)
 Issuance of Common Stock under Stock Option Plan            234         -         -
 Issuance of Common Stock under Rights Offering            3,284         -         -
 Change in reinsurance premium deposit                     9,019   (39,289)   (1,251)
                                                         -------   -------   -------
NET CASH PROVIDED (USED IN) FINANCING ACTIVITIES          12,066   (35,687)   (2,058)
                                                         -------   -------   -------
 NET INCREASE (DECREASE) IN CASH                          (1,708)    3,995    (1,721)
Cash at beginning of year                                  5,039     1,044     2,765
                                                         -------   -------   -------
CASH AT END OF YEAR                                      $ 3,331   $ 5,039   $ 1,044
                                                         =======   =======   =======
Supplemental schedule of non-cash financing activities:
 Cancellation of Subordinated Notes as consideration
 for the purchase of Common Stock--Note D                $ 5,703         -         -
                                                         =======   =======   =======
 Transfer of note payable to subsidiary--Note D          $ 1,500         -         -
                                                         =======   =======   =======

See notes to consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994



NOTE A--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying consolidated financial statements of ACCEL International Corporation ("ACCEL") and subsidiaries (collectively referred to herein as the "Company") have been prepared in accordance with generally accepted accounting principles which, as to the insurance company subsidiaries, differ in some respects from statutory accounting practices prescribed or permitted by state insurance departments. The significant accounting policies followed by the Company that materially affect financial reporting are summarized below.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of ACCEL and its wholly-owned subsidiaries, except for Randjill Group Ltd. ("RGL") (see Note K). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements

DESCRIPTION OF BUSINESS: ACCEL is an insurance holding company incorporated in Delaware in June 1978 as the successor to an Ohio corporation, formerly Acceleration Corporation, organized in 1969. The Company has been engaged in the sale and underwriting of credit life and credit accident and health insurance, extended service contracts, commercial auto and other specialty casualty products. The credit insurance and extended service contract products continue to be offered to consumers, principally through automobile dealers, financial institutions and other business entities. The specialty casualty products are offered through general agents. The Company is subject to competition from other insurers throughout the states in which it writes business. The Company is also subject to regulation by the Insurance Departments of states in which it is licensed, and undergoes periodic examinations by those departments.

The following is a description of the most significant risks facing life and health and property/casualty insurers and how the Company mitigates those risks:

    LEGAL/REGULATORY RISK is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives, new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those currently recorded in the consolidated financial statements. The Company mitigates this risk by operating throughout the United States, thus reducing its exposure to any single jurisdiction, and also by employing underwriting and loss adjusting practices which identify and minimize the adverse impact of this risk.

    CREDIT RISK is the risk that issuers of securities owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

    INTEREST RATE RISK is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. The Company mitigates this risk by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE A--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ACCOUNTING ESTIMATES: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

The most significant estimates include those used in determining deferred policy acquisition costs and the liability for unearned premium reserves and insurance claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate. The estimates are continually reviewed and adjusted as necessary. Such adjustments are generally reflected in current operations.

INVESTMENTS: The Company classifies its fixed maturity and equity securities as available for sale, therefore these securities are carried at fair value and the unrealized appreciation or depreciation is reported as a separate component of common stockholders' equity after giving effect to applicable income taxes.

Short-term investments, which include U. S. Treasury securities, commercial paper and certificates of deposit are carried at fair value which approximates cost.

Other invested assets are carried at cost which approximates fair value.

Realized gains and losses on the disposal of investments are determined by specific identification and are included in the consolidated statements of operations.

When an other than temporary decline in value is recognized, the specific investment is carried at estimated realizable value and its original book value is reduced to reflect such impairment of the investment. Such reductions in book value are reflected in realized investment losses for the period in which they were written down. For mortgage backed securities, when the present value of estimated future cash flows discounted at a risk-free rate of return is less than the cost basis of the investment, an impairment loss is recognized by writing the investment down to its fair value.

FAIR VALUES OF FINANCIAL INSTRUMENTS: The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments. The disclosure requirements related to financial instruments exclude certain assets and liabilities. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE A--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

The tax ramifications of the related unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amounts reported in the consolidated balance sheets for cash, short-term investments, accrued investment income, premiums in process of transmittal, and amounts due from reinsurers approximate their fair value.

Fair value for fixed maturity, equity and asset and mortgage backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments at amortized value (see Note B).

The fair value of notes payable is estimated using discounted cash flow analyses, based on ACCEL's current incremental borrowing rates for similar types of borrowing arrangements (see Note G).

DEFERRED POLICY ACQUISITION COSTS: The costs (principally commissions and certain expenses of policy issuance) of acquiring or renewing insurance business, all of which vary with and are directly related to the production of business, have been deferred. These deferred policy acquisition costs are amortized in a manner related to the recognition of premiums earned. Substantially all such deferred costs are amortized within a four-year period. Anticipated investment income is considered in determining recoverability of deferred costs.

EQUIPMENT AND DEPRECIATION: Equipment is carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over an estimated useful asset life of five years.

LEASEHOLD IMPROVEMENTS: Leasehold improvements are carried at cost less accumulated amortization. Amortization is provided using the straight-line method over the term of the five year lease.

PROPERTY OCCUPIED BY COMPANY: Home office property is carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over an estimated life of thirty-five years.

GOODWILL AMORTIZATION: Cost in excess of fair value of net assets of subsidiaries at dates of acquisition is being amortized primarily over a thirty-five year period. It is the Company's policy to account for goodwill at the lower of amortized cost or fair value. On an ongoing basis, management reviews the valuation and amortization of its goodwill.

PREMIUM INCOME RECOGNITION AND UNEARNED PREMIUM RESERVES: Unearned premium reserves on credit life and credit accident and health insurance are calculated primarily under the "Rule of 78's Method", which results in premium income being recognized in decreasing proportions over the terms of the policies, which approximates the pattern of policy benefits incurred.

Unearned premium reserves on the extended service contracts are based on the historical emergence pattern of claims. The Company's primary liability on new car contracts exists subsequent to the expiration of manufacturers' warranties. This method results in premium being recognized in direct proportion to the emergence of benefits on these contracts.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE A--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Unearned premium reserves on property and casualty products are calculated on the pro rata method.

INSURANCE CLAIMS: The liabilities for insurance claims are determined using statistical analyses and represent estimates of the ultimate net cost of all reported and unreported claims that are unpaid at year end. Considerable variability is inherent in such estimates and actual results will likely differ from those estimates

FEDERAL INCOME TAXES: ACCEL and its subsidiaries file a consolidated federal income tax return. The provision for income taxes is based on income for financial reporting purposes, after permanent differences. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

REINSURANCE: Reinsurance premiums ceded and reinsurance recoveries on policy benefits incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. Amounts related to reinsurance contracts, where it is not reasonably possible for the reinsurer to realize a significant loss, are recorded based on the deposit accounting method.

DEFERRED REINSURANCE COMMISSIONS: Commissions and ceding fees received in connection with premiums ceded are deferred and amortized in a manner related to the recognition of premiums earned. Substantially all such commissions and ceding fees are amortized within a four-year period. Earned ceding fees, commissions and experience refunds are reported as reinsurance expense recoveries in the consolidated statements of operations.

STOCK OPTION PLANS: Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the Financial Accounting Standards Board's (FASB) Statement No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, FASB No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FASB No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of FASB No. 123 (see Note I).

EARNINGS PER COMMON SHARE: Net income and net loss per common share are computed using the weighted average number of common shares outstanding during the period. The inclusion of common stock equivalents (options) would not be dilutive.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE A--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

RECLASSIFICATIONS: Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

NOTE B--INVESTMENTS

At December 31, 1996 and 1995, investments in cash and securities with a carrying value of $10,056,000 and $9,108,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements. Cash and securities with a carrying value of $22,502,000 and $19,879,000 at December 31, 1996 and 1995, respectively, were on deposit as security funds in connection with reinsurance treaties.

The change in net unrealized gains (losses) on fixed maturity and equity securities is summarized as follows:



                                   YEAR ENDED DECEMBER 31,
                                  1996       1995     1994
                                 -------   --------  -------
                                    (Thousands of dollars)
 Securities available for sale:
  Fixed maturities                 $(385)    $6,417  $(8,054)
  Equity securities                  (21)        50     (114)
  Short-term investments              33          -        -
                                 -------   --------  -------
                                   $(373)    $6,467  $(8,168)
                                 =======   ========  =======

Realized gains (losses) on investments are summarized as follows:

 Securities available for sale:
  Fixed maturities
    Gross realized gains           $ 158      $ 607     $194
    Gross realized losses           (150)      (284)     (35)
  Equity securities:
    Gross realized gains             307        106      148
    Gross realized losses              -          -        -
 Other invested asset gains          169         26      501
                                   -----      -----    -----
                                   $ 484      $ 455     $808
                                   =====      =====    =====

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE B--INVESTMENTS--(CONTINUED)

The major sources of investment income are summarized as follows:

                           YEAR ENDED DECEMBER 31,
                          1996      1995      1994
                         -------   -------   -------
                            (Thousands of dollars)
 Fixed maturities         $3,865    $5,669    $6,307
 Equity securities           288       181       113
 Short-term investments      440       927       333
 Other                        55       431       469
                         -------   -------   -------
                           4,648     7,208     7,222
 Investment expenses        (232)     (720)     (544)
                         -------   -------   -------
 Net investment income    $4,416    $6,488    $6,678
                         =======   =======   =======

The amortized cost and estimated fair value of fixed maturity securities by category, all of which were available for sale, are as follows:

                                                  GROSS       GROSS
                                     AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                       COST       GAINS       LOSSES      VALUE
                                     ---------  ----------  ----------   -------
                                               (Thousands of dollars)
DECEMBER 31, 1996
U.S. Treasury and U.S. government
 agency securities                     $13,120        $ 99    $   (26)   $13,193
State and political subdivision
 securities                                940          20          -        960
Mortgage-backed securities              16,590          48       (638)    16,000
Collateralized mortgage obligations     15,972         101       (135)    15,938
Asset-backed securities                  8,181          73       (160)     8,094
U.S. corporate securities                3,541          51        (38)     3,554
Redeemable preferred stocks                545           -         (3)       542
                                     ---------  ----------  ---------   --------
 Total                                 $58,889        $392    $(1,000)   $58,281
                                     =========  ==========  =========   ========
DECEMBER 31, 1995
U.S. Treasury and U.S. government
agency securities                      $ 9,310        $274    $     -    $ 9,584
State and political subdivision
securities                               1,255          35          -      1,290
Mortgage-backed securities              15,887          66       (104)    15,849
Collateralized mortgage obligations     11,587          53       (604)    11,036
Asset-backed securities                 13,740         203       (206)    13,737
U.S. corporate securities                1,000          26          -      1,026
Redeemable preferred stocks                648          34          -        682
                                     ---------  ----------  ---------   --------
 Total                                 $53,427        $691    $  (914)   $53,204
                                     =========  ==========  =========   ========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE B--INVESTMENTS--(CONTINUED)

The amortized cost and estimated fair value of fixed maturity securities, all of which were available for sale, at December 31, 1996, by contractual maturity, are summarized as follows:


                                         AMORTIZED      FAIR
                                           COST         VALUE
                                        -----------  -----------
MATURITY                                 (Thousands of dollars)
Due in one year or less                     $ 4,972      $ 4,989
Due after one year through five years         7,446        7,522
Due after five years through ten years        4,288        4,308
Due after ten years                           1,440        1,430
Mortgage-backed securities                   16,590       16,000
Collateralized mortgage obligations          15,972       15,937
Asset-backed securities                       8,181        8,095
                                        -----------  -----------
 Total                                      $58,889      $58,281
                                        ===========  ===========

The expected maturities in the foregoing table will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty. Mortgage-backed securities owned have an expected weighted average maturity of over 10 years.

Proceeds from the sale of securities available-for-sale during 1996, 1995 and 1994 were $2,973,000, $18,456,000 and $3,467,000, respectively. Gross gains of
$408,000 ($444,000 in 1995 and $211,000 in 1994) and gross losses of $-0-
($25.000 in 1995 and $31,000 in 1994) were realized on those sales.

One asset-backed security held by the Company was written down by $150,000 and $200,000 in 1996 and 1995, respectively. These write downs are included in realized gains in the accompanying consolidated statements of operations.

NOTE C--STOCKHOLDERS' EQUITY AND TRANSFER LIMITATIONS

Generally, the net assets of the consolidated insurance subsidiaries available for transfer to ACCEL are limited to the amounts that the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices, exceed minimum statutory capital and surplus requirements; however, payments of such amounts as dividends from each insurance subsidiary are currently subject to regulation by Ohio law. Based on this law, Acceleration Life Insurance Company ("ALIC") could pay a dividend of $1,543,315 to ACCEL in 1997 without approval of the Department of Insurance of the State of Ohio ("Ohio Department"). Acceleration National Insurance Company ("ANIC") would require Ohio Department approval to pay any dividend to ACCEL during 1997.

The statutory basis capital and surplus and net income (loss) of the insurance subsidiaries included in the Company's consolidated financial statements, as reported to insurance regulatory authorities, are summarized as follows:



                                     LIFE/      PROPERTY/
                                    HEALTH      CASUALTY
                                  -----------  -----------
                                   (Thousands of dollars)
 Statutory capital and surplus
  at December 31:
     1996                            $15,122      $13,017
     1995                             13,010       10,037
 Statutory net income (loss) for
  year ended December 31:
     1996                            $ 1,543      $   884
     1995                               (713)      (2,574)
     1994                              1,165       (1,537)

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE D--NOTES PAYABLE

In 1991, ACCEL issued $5,848,000 of subordinated notes (the "Subordinated Notes"). The Subordinated Notes had a nine-year term with no principal payable until maturity, and bear interest at 10.125% per annum. Effective June 30, 1992, ACCEL amended the notes to permit the issuance of additional notes for the purpose of making interest payments, provided, however, that ACCEL may at its option pay cash in lieu of issuing additional notes in any denomination of less than $1,000. As a result, ACCEL issued additional notes totaling $403,000 and $569,000 for the 1996 and 1995 interest payments, respectively.

Of the Subordinated Notes described above, a significant portion were held by Chase Insurance Holdings Corporation ("CIHC"), a company related through common ownership by a stockholder and director of the Company.

On July 25, 1996, the Company commenced an offering of non-transferable rights (the "Rights Offering") to stockholders of record as of June 18, 1996. Under the provisions of the Rights Offering, the Company permitted CIHC and its affiliate to tender the principal amount of their Subordinated Notes for cancellation as consideration (in lieu of cash) for the purchase of shares of common stock pursuant to the Rights Offering. On August 23, 1996, CIHC and its affiliate tendered $5,619,046 principal amount of their Subordinated

Notes plus an additional $83,759 of accrued interest thereon under the terms of the Rights Offering. At the conclusion of the offering, CIHC and its affiliate had reduced their holding of Subordinated Notes to $0.

In a separate transaction, the Company retired $731,533 principal amount of Subordinated Notes held by an unrelated third party for consideration of $600,000. The Company recognized an extraordinary gain on this transaction of $131,533. No federal income tax was recognized related to this gain due to the current consolidated tax position of the Company.

The result of the two aforementioned transactions was to retire all outstanding Subordinated Notes.

At December 31, 1994, the effective interest rate and outstanding loan balance under a credit agreement (the "Credit Agreement") were 8.75% and $13,000,000, respectively. On February 7, 1995 the Company renegotiated the terms of the Credit Agreement. Under the amended Credit Agreement, the quarterly principal payments scheduled to begin in 1995 were waived. Specific principal payments totaling up to $1.5 million were due on June 30, 1995 and December 31, 1995. The loan was to be payable in full on June 30, 1997

On December 29, 1995, the Company issued senior notes (the "Senior Notes") totaling $16,500,000 at 9.50%, maturing on April 1, 2001. The proceeds from these notes were used to retire the loan outstanding under the aforementioned Credit Agreement and to liquidate an intercompany loan between ACCEL and an insurance subsidiary. In addition, as of January 1, 1996, ALIC entered into a reinsurance agreement with an unaffiliated company to reinsure the majority of the in-force credit business. The Senior Notes are payable to the same unaffiliated company which is a party to the reinsurance agreement dated January 1, 1996. This agreement is structured such, that as future profits emerge on this block of business, these profits are held by the reinsurance company, and ultimately applied to pay interest on and to redeem the Senior Notes. Profits in excess of the amount required to retire the Senior Notes are to be returned to ALIC. As of December 31, 1996, $1,500,000 of the profits on this block of business were released to ALIC in the form of the aforementioned Senior Notes. This release resulted in a balance of $15,000,000 of Senior Notes outstanding as of December 31, 1996. The fair value of these Senior Notes as of December 31, 1996 was $8,100,000.

During 1996, 1995 and 1994, ACCEL paid interest on notes of $403,000, $1,125,000 and $974,000, respectively.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE E--BUSINESS CONCENTRATION

With first year premium written of $13,800,000 and gross earned premium of $8,400,000, Commercial Auto has become a primary product line for the Company. This program is marketed by a general agent located in Melbourne, Florida Transportation Insurance Specialists (TIS). At year end 1996, the premium receivable, net of commission, due from TIS was $5,200,000

NOTE F--REINSURANCE

The Company's reinsurance program includes an agreement covering certain of its direct credit business, the reinsurance of other direct business ceded on a quota share basis and direct business ceded to producer-owned reinsurance companies.

The ceding of insurance through reinsurance agreements does not discharge the primary liability of the original underwriter to the insured, but it is the practice of insurers to treat risks that have been reinsured with other companies, to the extent of the reinsurance, as though they were not risks for which the original insurer is liable. Should the reinsurer not be able to meet its obligations, those obligations are the ultimate responsibility of the Company. Therefore, in financial statement presentation, premiums and policy benefits are presented net of that portion of risks reinsured with other companies.

DIRECT BUSINESS CEDED--CREDIT BUSINESS QUOTA SHARE: The Company has an agreement in place which covers a substantial portion of its credit insurance business. The agreement contains an experience adjustment computation that results in the ultimate cost of this agreement being a stated percentage related to the business covered by the agreement. The Company ultimately retains a substantial part of the insurance risk, the underwriting income or loss and the investment income on net funds.

The Company determined that deposit accounting is the appropriate method of accounting for this agreement since it is not reasonably possible for the reinsurer to realize a significant loss from the transaction. The consolidated financial statements have been prepared on this basis.

The effect of this agreement is to increase statutory capital and surplus of ALIC, a wholly owned subsidiary of ACCEL, by $14,416,000 and $14,512,000 as of December 31, 1996 and 1995, respectively.

On January 1, 1996 the Company terminated its quota share reinsurance agreement and elected to recapture the liabilities subject to the treaty. The liabilities recaptured thereunder were then available for cession under the treaty described below. The unearned premium reserves and claim liabilities recaptured were $29,753,000 and $8,424,000, respectively.

Concurrent with this termination, the Company entered into a reinsurance agreement with a different unaffiliated reinsurer (which is also the buyer of the Senior Notes discussed in Note D) to reinsure a substantial portion of the in-force credit life and accident and health insurance business, including the amounts recaptured. This agreement is structured in such a way that as future profits emerge on this block of business, a substantial portion of the Company's share of the profits will be used over the next four to five years to pay fees and interest to the reinsurer and redeem the new Senior Notes of $16,500,000 (see Note D). In connection with this agreement, approximately $40,000,000 of assets were transferred to the reinsurer on December 29, 1995, as agreed to by all parties. The unearned premium reserves and liability for insurance claims subject to cession under this treaty approximated $48,616,000 and $9,919,000, respectively, as of January 1, 1996.

Prior to December 31, 1995, a security fund had been maintained, primarily comprised of fixed maturities, for the benefit of the reinsurer. Pursuant to the termination of the agreement effective January 1, 1996, as discussed above, certain investments were liquidated from the security fund on December 29, 1995. Proceeds from this liquidation, along with other funds, were transferred on December 29, 1995 to the reinsurer who is party to the agreement dated

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE F--REINSURANCE--(CONTINUED)

January 1, 1996. These amounts are included in "Reinsurance Premium Deposits" on the accompanying consolidated balance sheets as of December 31, 1996 and 1995.

DIRECT BUSINESS CEDED--OTHER QUOTA SHARE: The Company reinsures a portion of its group life and health care insurance with several unaffiliated companies. The effect of this reinsurance is to transfer the risk, the underwriting income or loss, and the investment income related to the premiums ceded. In 1993, the Company entered into reinsurance agreements with unaffiliated reinsurers related to certain additional product lines. The effect of such reinsurance arrangements is to transfer 100% of the related risk to the reinsurers. Premiums ceded associated with these agreements and included in the accompanying consolidated statements of operations amounted to $496,000, $633,000 and $980,000 in 1996, 1995 and 1994, respectively.

DIRECT BUSINESS CEDED--TO PRODUCER-OWNED REINSURANCE COMPANIES: The Company has agreements to cede certain credit life and credit accident and health insurance to reinsurance companies owned by certain automobile dealers, financial institutions or agents. Under these arrangements, the assuming entities participate in the profits or losses of the insurance produced by them, and the Company may retain a nominal percentage of the applicable business. These treaties generally provide that the Company receives a ceding fee and is reimbursed for certain commissions and claims.

Written premiums included in the accompanying consolidated statements of operations that have been ceded, or which are subject to cession under all such agreements, amounted to $5,669,000, $7,429,000 and $10,284,000 in 1996, 1995
and 1994, respectively.

OTHER REINSURANCE: Credit life and credit accident and health premiums assumed by the Company relating to business written in Pennsylvania by an unaffiliated carrier, amounted to $3,633,000, $6,308,000 and $7,640,000 in 1996, 1995 and
1994, respectively. Unearned premium reserves and the liability for insurance claims at December 31, 1996 include $8,279,000 and $3,352,000, respectively ($10,904,000 and $3,243,000 at December 31, 1995, respectively), for risks assumed under this agreement.

On July 31, 1996 this agreement was terminated. The obligations relating to the in-force business shall remain in effect until such business expires.

As of December 31, 1992, the Company entered into a reinsurance agreement with unaffiliated reinsurers whereby the Company cedes 100% of the premiums written in connection with vendor's single interest insurance. In mid 1994, a substantial part of the remaining in-force business was assumed by an unaffiliated reinsurer, and resulted in a return of premiums. The VSI product was forced-placed when the borrower could not demonstrate coverage for the automobile that was securing the loan with the lending institution. Premiums ceded under this agreement were $(63,000), $(858,000) and $(6,024,000) for 1996, 1995 and 1994, respectively. Policy benefit expense in 1996, 1995 and 1994, respectively, has been reduced by $83,000, $104,000 and $1,407,000 in conjunction with these agreements.

The Company also entered into reinsurance agreements with several unaffiliated reinsurers related to certain property and casualty lines of business written by the Company. Unearned premium reserves and the liability for insurance claims associated with these agreements at December 31, 1996 are $5,572,000 and $5,820,000, respectively ($2,645,000 and $2,240,000 at December 31, 1995,
respectively).

The following data summarizes certain aspects of the Company's reinsurance activity for 1996, 1995 and 1994.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE F--REINSURANCE--(CONTINUED)

Premiums written and earned in 1996, 1995 and 1994 are summarized as follows:



                      1996                  1995                  1994
              --------------------  --------------------  --------------------
               WRITTEN    EARNED     WRITTEN    EARNED     WRITTEN    EARNED
              ---------  ---------  ---------  ---------  ---------  ---------
                                   (Thousands of dollars)
Direct        $ 54,779   $ 52,417   $ 49,135   $ 50,265   $ 52,864   $ 59,789
Assumed          3,633      6,259      6,308      6,864      7,640      7,004
Ceded          (12,860)   (12,719)   (12,147)   (16,276)   (12,495)   (19,193)
              --------   --------   --------   --------   --------   --------
Net premiums  $ 45,552   $ 45,957   $ 43,296   $ 40,853   $ 48,009   $ 47,600
              ========   ========   ========   ========   ========   ========

Policy benefits incurred in 1996, 1995 and 1994 are summarized as follows:



                       1996      1995      1994
                     --------  --------  ---------
                        (Thousands of dollars)
Direct               $27,602   $24,900   $ 31,567
Assumed                4,100     3,973      3,754
Ceded                 (7,364)   (8,755)   (10,324)
                     -------   -------   --------
Net policy benefits  $24,338   $20,118   $ 24,997
                     =======   =======   ========

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE G--FEDERAL INCOME TAXES

The Company files a consolidated income tax return with its subsidiaries, including its life insurance subsidiary. For tax purposes, certain amounts have been accumulated by the life insurance subsidiary in a memorandum tax account designated as "policyholders' surplus" that will be taxed only when distributed to shareholders. Policyholders' surplus on a tax basis was $4,489,000 at December 31, 1996. Management considers the likelihood of distributions from this account to be remote; therefore, no federal income tax has been provided for such distributions in the accompanying consolidated financial statements.

As of December 31, 1996, approximately $4,700,000 could be distributed to shareholders before a distribution would be designated as from the policyholders' surplus account.

In 1996, 1995 and 1994, the Company paid $1,100,000, $410,000 and $140,000, respectively, in federal income taxes.

Total income tax expense (benefit) differed from the amount computed by applying the statutory federal income tax rate to income (loss) before taxes as follows:


                                          YEAR ENDED DECEMBER 31,
                                          1996      1995      1994
                                        --------  --------  --------
                                           (Thousands of dollars)
 Income tax (benefit at statutory rate    $ 605     $(374)  $(1,668)
 Amortization of goodwill                    36        36        36
 Dividends-received deduction               (64)      (54)      (38)
 Special deductions of life insurance
 subsidiaries                              (273)        -      (297)
 Tax-exempt interest                        (14)      (18)      (21)
 Valuation allowance                       (372)      761      (599)
 Write off of subsidiary                      -         -     1,302
 Other, net                                (112)        8     1,618
                                        -------   -------   -------
 Federal income tax expense (benefit)     $(194)    $ 359   $   333
                                        =======   =======   =======

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE G--FEDERAL INCOME TAXES--(CONTINUED)

The tax effects of temporary differences that give rise to significant components of the net deferred tax liability at December 31, 1996 and 1995 are summarized as follows:


                                           DECEMBER 31,
                                        1996         1995
                                     -----------  -----------
                                      (Thousands of dollars)
 Deferred Tax Liabilities:              $10,400      $10,656
  Deferred policy acquisition costs       2,233        2,621
                                       --------     --------
  Other                                  12,633       13,277
                                       --------     --------
 Deferred Tax Assets:                     4,819        5,420
  Deferred reinsurance commissions          994        1,766
  Net operating loss carryforward         1,457        1,328
  Insurance reserves                        204          119
  Unrealized losses on investments        1,900        1,757
  Service contracts                         277            -
  Amount due reinsurers                     228           95
                                       --------     --------
  Other                                   9,879       10,485
 Total deferred tax assets               (1,924)      (2,232)
                                       --------     --------
  Valuation allowance                     7,955        8,253
                                       --------     --------
 Net deferred tax assets                $ 4,678      $ 5,024
                                       ========     ========
 Net deferred tax liability

The Company has determined the valuation allowance related to the deferred tax assets based on its analysis of future deductible amounts. This analysis included a schedule of the deductibility of non-life items against life company taxable income pursuant to Section 801 of the Internal Revenue Code and a determination of the realization of losses generated by available for sale securities.

The Company recorded a valuation allowance of $3,638,000 and $2,484,000 as of December 31, 1994 and January 1, 1994, respectively.

The Company has $2,923,000 of net operating losses that are available to reduce future income taxes and will expire in 2010.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE H--LIABILITY FOR INSURANCE CLAIMS

     The following table provides a reconciliation of beginning and ending liability balances for the Company's insurance claims for 1996, 1995 and 1994.



                                            1996      1995       1994
                                          -----------------------------
                                           (Thousands of dollars)
Liability for insurance claims
  at beginning of year                    $22,761    $23,159   $ 49,919
    Less reinsurance recoverables          (5,864)    (5,423)   (11,801)
                                          -------   --------   --------
Net balances at beginning of year          16,897     17,736     38,118
Policy benefits incurred:
  Policy benefits incurred for
    events of the current year             23,895     19,602     24,914
  Policy benefits incurred for
    events of prior years                     443        516         83
                                          -------   --------   --------
Total policy benefits incurred             24,338     20,118     24,997
                                          -------   --------   --------
Galaxy unpaid losses and LAE at
  date of write off (see Note K)                -          -     14,325
Payments:
  Policy benefits for insured
    events of the current year             13,307     10,860     20,556
  Policy benefits for insured
    events in prior years                   8,896     10,097     10,498
                                          -------   --------   --------
Total payments                             22,203     20,957     31,054
                                          -------   --------   --------
Net balances at end of year                17,759     16,897     17,736
Plus reinsurance recoverables               7,497      5,864      5,423
                                          -------   --------   --------
Liability for insurance claims
  at end of year                          $25,256    $22,761   $ 23,159
                                          =======   ========   ========

The table above reflects decreases in the liability for insurance claims resulting from discontinued lines of business and the write off of Galaxy Insurance Company ("Galaxy"), a wholly owned subsidiary of RGL (see Note K). Increases in policy benefits incurred for events of prior years relate to management's reevaluation of discontinued lines of business.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE H--LIABILITY FOR INSURANCE CLAIMS--(CONTINUED)

In establishing the liability for insurance claims, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually.

NOTE I--COMMON STOCKS AND COMMON STOCK OPTIONS

In 1992, the Board of Directors voted to suspend payment of cash dividends on the common stock until the Company returns to a level of profitability that will sustain the payment of cash dividends.

ACCEL's Board of Directors approved an Employee Stock Ownership Plan ("ESOP") during 1989. In 1990, the ESOP entered into an agreement with ALIC to borrow up to $1,000,000 for the purchase of ACCEL's common stock. At December 31, 1996, the unpaid balance on this loan was $32,000.

During November 1989, ACCEL's Board of Directors also approved a stock buy back program to repurchase up to 1,000,000 common shares in the open market. ACCEL has purchased 229,185 shares at a cost of $1,722,000 under this program. The buy back program was funded from internally generated funds. No shares have been purchased since 1992.

During 1982, ACCEL adopted a stock option plan (the "82 Plan") under which shares of common stock were made available to eligible officers and key personnel. Under the terms of the 82 Plan, the option price had to be at least 100% of the fair value at the date of grant, and, accordingly, there were no charges to income resulting from grants. Options were granted at prices ranging from $2.769 to $11.750 per share from April 1982 through April 1992. The options become exercisable after one year of continuous employment in installments of 50% at the end of the first and the second year from the date of grant and expired ten years from the date of grant. A total of 300,000 (349,672 after giving effect to all subsequent stock dividends) shares had been reserved for options under the 82 Plan.

Of the total options granted under the 82 Plan at December 31, 1996, only 18,524 remain exercisable. No additional shares may be granted under the 82 Plan.

During 1987, ACCEL adopted the 1987 Incentive Stock Option Plan (the "87 Plan"). The 87 Plan provided for incentive stock options with respect to a maximum of 300,000 (347,287 after giving effect to all subsequent stock dividends) shares of common stock of ACCEL prior to the expiration of the 87 Plan in April 1997. During June of 1991, ACCEL's Board of Directors and shareholders approved the First Restatement of the 1987 Stock Incentive Plan (the "Restated Plan"). The Restated Plan replaced the 87 Plan except as to options granted and outstanding under the 87 Plan. The Restated Plan reserved an additional 450,000 shares for key employees and 50,000 shares for non-employee directors. Options could be granted prior to expiration of the Restated Plan covering shares subject to lapsed or terminated options. Of the total options outstanding under the Restated Plan, 235,254 were exercisable at December 31, 1996. At December 31, 1996, no shares were reserved for future grants.

During May 1995, two new Key Employees were granted stock options under ACCEL's Restated Plan. Under the terms of their arrangement with ACCEL, both were granted stock options for ACCEL's common stock in lieu of salary for their first year of service. Options for 150,000 shares were granted at an option price per share of $2.125, the fair value of ACCEL's common stock on the date of grant. The options vest immediately and become exercisable one year following the date of grant; however, they would become exercisable immediately upon either (a) a change

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE I--COMMON STOCKS AND COMMON STOCK OPTIONS--(CONTINUED)

of control of ACCEL, or (b) an involuntary termination. The options would have been forfeited if employment with ACCEL had been voluntarily terminated prior to May 23, 1996. The options lapse five years from the effective date of grant.

At the end of their first year of service the status of these two key employees was evaluated by the Compensation Committee and based on the value of their services, began receiving compensation effective June 1, 1996. As part of their compensation both were granted stock options pursuant to the 1996 Stock Incentive Plan (the "96 Plan"). Options for 165,000 shares were granted at an option price per share of $2.50, the fair value of ACCEL's common stock on the date of grant. The terms are identical to the aforementioned options granted in May 1995.

In June 1996, ACCEL stockholders approved the adoption of the 96 Plan. The 96 Plan provides for stock options, stock appreciation rights, restricted stock, phantom stock and performance awards. No award may be granted after June 11, 2006, the expiration date of the 96 Plan. The total number of shares of common stock available under the 96 Plan is 1,000,000 shares and up to 100,000 shares may be issued pursuant to the exercise of outside directors' stock options.

Options granted to employees or independent agents of the Company under the 96 Plan will be priced at not less than 100% of the fair value of the common stock on the date of grant and will become exercisable as to 25% of the shares subject to the option upon completion of each full year of employment until fully vested. Grants of options to outside directors under the 96 Plan will also be priced at 100% of fair value on the date of grant but, in the absence of any provisions in an option to the contrary, the options will become exercisable as to 50% of the shares subject to the option upon completion of each full year until vested. In substantially all other respects, the 96 Plan contains provisions similar to the previous plans.

On August 28, 1996, the Board of Directors of the Company approved a resolution to offer to all key employees holding options outstanding that were priced in excess of the current market value the opportunity to receive "re-priced" options. Such key employees were permitted to surrender, cancel and terminate any or all outstanding options (whether vested or not) and receive options for an equal number of shares under the 96 Plan at the then current price of $2.50 per share. The re-priced or "replacement" options would be newly granted options and become exercisable in accordance with the vesting provisions of the 96 Plan. A total of 161,371 shares were surrendered by key employees as part of the re-pricing opportunity and 4,500 shares were not surrendered. Including the shares surrendered as a part of the re-pricing opportunity, options were granted for a total of 420,371 shares to key employees and outside directors under the 96 Plan.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE I--COMMON STOCKS AND COMMON STOCK OPTIONS--(CONTINUED)

The following table summarizes activity under the respective plans.



                                                        1996                   1995                   1994
                                               ---------------------  ---------------------  ---------------------
                                                NUMBER     WEIGHTED    NUMBER     WEIGHTED    NUMBER     WEIGHTED
                                               OF SHARES  AVG. PRICE  OF SHARES  AVG. PRICE  OF SHARES  AVG. PRICE
                                               ---------  ----------  ---------  ----------  ---------  ----------
THE 1996 PLAN
Outstanding at
  beginning of year                               -          -           -          -           -          -
Outstanding at
  end of year                                  420,371       $2.514      -          -           -          -
Exercisable                                       -          -           -          -           -          -
Granted                                        420,371       $2.514      -          -           -          -
Exercised                                         -          -           -          -           -          -
Forfeited                                         -          -           -          -           -          -
Expired                                           -          -           -          -           -          -
THE RESTATED PLAN--EMPLOYEES
Outstanding at
  beginning of year                            500,569       $4.595    414,294      $6.571    406,440      $6.561
Outstanding at
  end of year                                  191,881       $4.503    500,569      $4.622    414,294      $6.571
Exercisable                                    190,754       $4.507    419,819      $4.613    239,106      $7.439
Granted                                            -            -      241,500      $2.172     89,000      $4.500
Exercised                                      110,000       $2.125          -           -          -           -
Forfeited                                      198,688*      $6.050    155,225      $6.101     81,146      $4.248
Expired                                            -            -          -           -          -           -
THE RESTATED PLAN--NON EMPLOYEE DIRECTORS
Outstanding at
  beginning of year                             49,000       $5.860     40,000      $6.675     32,000      $7.219
Outstanding at
  end of year                                   49,000       $5.860     49,000      $5.860     40,000      $6.675
Exercisable                                     44,500       $6.226     36,000      $6.806     28,000      $7.750
Granted                                            -            -        9,000      $2.236      8,000      $4.500
Exercised                                          -            -          -           -          -           -
Forfeited                                          -            -          -           -          -           -
Expired                                            -            -          -           -          -           -

* Includes 161,371 shares that were surrendered under the repricing offer to key employees.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE I--COMMON STOCKS AND COMMON STOCK OPTIONS--(CONTINUED)


                              1996                   1995                   1994
                      ---------------------  ---------------------  ---------------------
                       NUMBER     WEIGHTED    NUMBER     WEIGHTED    NUMBER     WEIGHTED
                      OF SHARES  AVG. PRICE  OF SHARES  AVG. PRICE  OF SHARES  AVG. PRICE
                      ---------  ----------  ---------  ----------  ---------  ----------
THE 1982 PLAN
Outstanding at
   beginning of
year                     67,401      $7.686    111,985      $7.721    148,645      $7.941
Outstanding at
end of year              18,524      $6.486     67,401      $7.686    111,985      $7.721
Exercisable              18,524      $6.486     67,401      $7.686    111,985      $7.721
Granted                       -           -          -           -          -           -
Exercised                     -           -          -           -          -           -
Forfeited                 8,209      $7.457     18,050      $8.158          -           -
Expired                  40,668      $8.278     26,534      $7.515     36,660      $8.613

The following table summarizes information about stock options outstanding at December 31, 1996:



RANGE OF                 WEIGHTED AVG.
EXERCISE  # OUTSTANDING    REMAINING     WEIGHTED AVG.   # EXERCISABLE   WEIGHTED AVG.
 PRICES    AT 12/31/96       LIFE       EXERCISE PRICES   AT 12/31/96   EXERCISE PRICES
--------  -------------  -------------  ---------------  -------------  ---------------
$2 - $5         545,371           9.34           $2.496        119,374           $2.428
$5 - $10        134,404           1.66           $7.195        134,404           $7.195

At December 31, 1996 and 1995, there were 579,629 and 0 additional shares available for grant under the 1996 Plan and the Restated Plan, respectively. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $1.20 and $0.79 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996 - expected dividend yield 0%, risk-free interest rates ranging from 6.85% to 7.09% (based on the date of the grant), expected lives of 5 to 10 years (based on the terms of the grant), and volatility of 25%; 1995 - expected dividend yield 0%, risk-free interest rate 7.00%, expected lives of 5 to 10 years (based on the terms of the grant), and volatility of 25%.

The Company applies APB Opinion No. 25 in accounting for these plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under FASB No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                         1996       1995
                                        -------  ----------
Net income (loss)        As reported     $2,104    $(1,460)
                         Pro forma        1,980     (1,580)
Net income (loss) per    As reported     $  .36    $  (.33)
  common share           Pro forma          .34       (.36)

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE I--COMMON STOCKS AND COMMON STOCK OPTIONS--(CONTINUED)

Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under FASB No. 123 is not reflected in the proforma net income amounts presented above because compensation cost is reflected over the options' vesting periods from one to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

NOTE J--SEGMENT INFORMATION

The Company operates primarily in the life/health and property/casualty insurance industries. There are no intersegment sales.

The allocations of certain general expenses and investment income within segments are based on a number of assumptions, and the reported operating results would change if different methods were applied. Depreciation and capital expenditures are not considered material.

Information relating to revenue, income (loss) before income taxes and extraordinary item, and identifiable assets by segment are summarized as follows (see Note K regarding 1994 Property/Casualty amounts):


                                                                YEAR ENDED DECEMBER 31,
                                                              1996       1995       1994
                                                            --------  ----------  ---------
                                                                (Thousands of dollars)
Revenue:
 Life/Health                                                 $36,382     $38,878    $37,097
 Property/Casualty (Note S)                                   19,289      11,454     20,185
 Other (Note S)                                                2,149         143        237
                                                             -------   ---------   --------
  Total                                                      $57,820     $50,475    $57,519
                                                             =======   =========   ========
Income (loss) before income taxes and extraordinary item:
 Life/Health                                                 $   628     $ 3,055    $ 3,123
 Property/Casualty                                             1,345      (2,236)    (6,333)
 Other                                                          (194)     (1,920)    (1,695)
                                                             -------   ---------   --------
  Total                                                      $ 1,779     $(1,101)   $(4,905)
                                                             =======   =========   ========

NOTE K--WRITE OFF OF INVESTMENT IN RANDJILL GROUP LTD. AND GALAXY INSURANCE COMPANY

During December 1986, ACCEL invested $1,370,000 (a 20% interest) in RGL. Galaxy, a wholly owned subsidiary of RGL, wrote commercial property insurance, property and casualty, and assumed treaty reinsurance.

During the second quarter of 1991, the Company purchased 11,000 additional common shares of RGL at a cost of $992,000.

The additional investment increased the Company's ownership to 31% at June 30, 1991. In July 1991, the Company purchased the remaining 69% of RGL for cash and Subordinated Notes (see Note D) of $2.1 million and $5.8 million, respectively. The purchase price included goodwill of $1.2 million of which the outstanding balance was written off in 1993.

Members of CIHC held a 45% interest in RGL prior to the acquisition by ACCEL.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K--WRITE OFF OF INVESTMENT IN RANDJILL GROUP LTD. AND GALAXY INSURANCE COMPANY--(CONTINUED)

For the three years ended December 31, 1993, RGL recorded losses and Galaxy's underwriting results deteriorated, resulting in the New York Department of Insurance ("New York Department") placing a moratorium on all new business as of February 28, 1994. Due to significant loss development during 1994 on Galaxy's liability lines of business, the Company contracted with an independent actuarial consultant to review the adequacy of Galaxy's loss and loss adjustment expense reserves as of June 30, 1994. The findings of this review indicated the need for additional reserves which resulted in the statutory insolvency of Galaxy at June 30, 1994. Statutory capital and surplus after the reserve strengthening was a negative $2.3 million.

Due to the significance of the statutory loss and the loss of the Company's control of Galaxy as a result of the insolvency, the Company wrote off its investment in RGL ($3.8 million) during the second quarter of 1994. As a result of this action, the consolidated results of operations for 1994 include a charge to operations of $3.8 million, representing the Company's net investment in Galaxy as of April 1, 1994, in addition to operating losses of $205,000 incurred during the first quarter. The Company wrote its investment in RGL to zero and Reconsolidated RGL as of April 1, 1994.

Pursuant to an Order of Liquidation dated October 7, 1994, issued by the Supreme Court of the State of New York, the Liquidation Bureau of the New York Department (the " Liquidation Bureau") took control of Galaxy on October 11, 1994.

ANIC, a wholly owned subsidiary of ACCEL, in the normal course of business, issued certain policy endorsements on Galaxy policies in 1992, some of which had pending claims open at the time of liquidation (see Note N).

NOTE L--RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

The Acceleration Retirement Savings Plan became effective in 1985. During 1989, ACCEL's Board of Directors approved changes to this plan to include an ESOP and concurrently changed the plan name to the "Acceleration Retirement Savings and Stock Ownership Plan" ("Plan"). For 1996, 1995 and 1994 the Board authorized contributions to the Plan at a level that would fund a 100% match of the first 6% of each participating employees' tax deferred contributions. The Company incurred a contribution expense for 1996, 1995 and 1994 of $187,000, $198,000 and $178,000, respectively.

The Plan allows all employees who meet certain eligibility requirements and choose to participate to defer a percentage of their salary and contribute to the Plan on a tax deferred basis. The employee contributions to the Plan are used to fund the savings element of the Plan. The Company contributions become part of the Plan and are used to purchase shares of ACCEL's common stock in the open market.

In 1990, the Plan entered into an agreement with ALIC to borrow up to $1,000,000 for the purchase of ACCEL's common stock. The Plan purchased 136,887 shares (adjusted for the 1990 5% common stock dividend) under this loan agreement with ALIC at a cost of $1,000,000. In addition to the shares purchased under the loan agreement, the Plan has purchased 90,088 common shares at a cost of $603,000. The loan, which bears interest at 10%, is being repaid from Company contributions to the Plan.

At December 31, 1995, the loan had an unpaid balance of $525,000. The market value of the underlying shares was $161,000. The Company revalued this loan to market value as of December 31, 1995. This allowed the release of shares to participants' accounts at an average price which more closely approximates recent market values on the

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE L--RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN--(CONTINUED)

Company's stock. The decrease in the loan in 1995 has been reflected through a decrease in additional paid-in capital in the accompanying consolidated balance sheets. The unpaid balance of the loan ($32,000 and $161,000 at December 31, 1996 and 1995, respectively), has been reflected as a reduction in common stockholders' equity in the accompanying consolidated balance sheets.

NOTE M--FOREIGN CURRENCY TRANSLATION AND OPERATING RESULTS

The financial statements of Acceleration Insurance Company, Ltd. ("AICL") were translated into U. S. dollars using the British pound as the functional currency. The balance sheets of AICL were translated into U. S. dollars using exchange rates, as of the date of the consolidated financial statements.

The operating results of AICL were translated into U. S. dollars using the average exchange rates in effect during the respective period. The consolidated results of operations included $137,000 and $82,000 of pre-tax loss from AICL for the years ended December 31, 1995 and 1994, respectively.

Included in foreign currency translation adjustments were unrealized exchange gains of $85,000 in 1995.

During 1995, the Company redeemed most of its shares of AICL, which resulted in proceeds approximating the Company's original investment in AICL. The transaction was approved by the Department of Trade and Insurance (United Kingdom). On February 7, 1996, the Company received the final proceeds for redemption of its remaining shares, and AICL will exist only for as long as it takes to recover any taxes that may be refunded to it.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE N--COMMITMENTS AND CONTINGENCIES

Due to the nature of its operations, the Company is at all times subject to pending and threatened legal actions that arise in the normal course of its activities. In management's opinion, based on the advice of outside counsel, the accompanying consolidated financial statements would not be materially affected by the ultimate outcome of any legal proceedings or contingent liabilities.

On October 7, 1994, the Liquidation Bureau took control of Galaxy pursuant to an order of liquidation of the New York Supreme Court. Prior to the liquidation of Galaxy, ANIC had issued certain certificates of suretyship ("Certificates") with respect to certain Galaxy insurance policies each of which provided that ANIC would assume the responsibilities of Galaxy under the specified policy if Galaxy became insolvent or financially unable to meet its obligations on the underlying policy, but only if certain conditions were met. In particular, the Certificates provided that ANIC's assumption of liability was contingent upon the insured's executing and delivering all agreements, assignments or evidences of subrogation satisfactory to ANIC respecting payments made or liabilities assumed.

In May 1996, the Liquidation Bureau, acting on behalf of the New York Property/Casualty Insurance Security Funds (the "Guaranty Fund"), during a meeting with Company representatives informally advised the Company that on behalf of the Guaranty Fund it intended to seek indemnification or reimbursement from ANIC for claims paid by the Guaranty Fund to Galaxy insureds on policies which may have been covered by the Certificates. The Liquidation Bureau has provided some information in response to the Company's request for accounting data and other information with respect to the Liquidation Bureau's analysis of the Guaranty Fund's right to indemnification; however, the Company is not yet able to quantify the magnitude of the potential claim, if any, for indemnification or reimbursement. The Company has taken the position that the Guaranty Fund has no right to seek indemnification unless Galaxy insureds who hold properly issued Certificates have executed assignments and evidences of subrogation. Even if any Galaxy insured properly made such a claim directly to ANIC, the Company has been advised by counsel that if ANIC paid any such claim, it would have the right, under assignment and subrogation agreements with its insureds, to assert all rights that the insureds could have asserted to recover the loss amounts from any other source, including the Guaranty Fund.

The Company intends to fully investigate each claim which the Liquidation Bureau, acting on behalf of the Guaranty Fund, formally asserts is entitled to the benefits of a Certificate to determine whether such Certificate was properly endorsed by ANIC and issued with proper authority and if so, whether proper agreements, assignments and evidences of subrogation have been executed. The Company intends to vigorously defend any claims for indemnification or reimbursement made by the Liquidation Bureau, on behalf of the Guaranty Fund, with respect to the Certificates. Although the Company is not in a position to estimate the magnitude of the potential claims for indemnification or reimbursement, it does not believe that the ultimate resolution of such claims will have a material adverse effect on the financial condition or results of operations of the Company.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE N--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

The Company currently leases office space under two operating leases which expire in 2000 and 2001. These leases are accounted for as operating leases. Minimum rental commitments in effect at December 31, 1996 are as follows:


YEAR PAYABLE      ANNUAL MINIMUM RENTALS
------------      ----------------------
    1997                $  336,000
    1998                   338,000
    1999                   340,000
    2000                   322,000
    2001                   147,000
                       -----------
   Total                $1,483,000
                       ===========

The amount of rent charged to operations was $208,000, $16,800 and $28,700 in 1996, 1995 and 1994, respectively.

NOTE O--RELATED PARTY TRANSACTIONS

During 1995, the Company sold its investment in First International Bancorp, an affiliate of CIHC, to entities associated with CIHC. The sales price was $1,250,000; no gain or loss was realized on the disposition.

As more fully described in Note D, during 1996 the Company retired all of the outstanding Subordinated Notes held by CIHC.

NOTE P--RISK BASED CAPITAL

In 1993, the National Association of Insurance Commissioners ("NAIC") adopted the life and health and property and casualty Risk-Based Capital (RBC) formulas. These model acts require every insurer to calculate its total adjusted capital and RBC requirement, and provides for an insurance commissioner to intervene if the insurer experiences financial difficulty. These model acts became law in Ohio, the Company's insurance subsidiaries' state of domicile, in March 1996. The formula includes components for asset risk, liability risk, interest rate exposure. and other factors. Each of the Company's insurance subsidiaries exceed all required RBC levels as of December 31, 1996.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE Q--QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)

Quarterly consolidated results of operations for 1996 and 1995 are summarized as follows:


                                        FIRST         SECOND        THIRD         FOURTH
                                       QUARTER       QUARTER       QUARTER       QUARTER
                                     ------------  ------------  ------------  ------------
                                         (Thousands of dollars, except per share data)
  1996
  ----
Premiums written                          $16,697       $17,169       $15,288      $ 9,258
Premiums earned                            10,065        11,498        13,176       11,218
Policy benefits                             5,091         5,594         7,429        6,224
 Net income                                    46            46           160        1,852
 Net income per common share                  .01           .01           .03          .22

 1995
 ----
Premiums written                          $13,247       $15,125       $15,297      $11,774
Premiums earned                             9,787         9,833        10,321       10,912
Policy benefits                             4,138         3,973         4,820        7,187
 Net income (loss)                            268           399           165       (2,292)
 Net income (loss) per common share           .06           .09           .04         (.52)

The 1996 net income per common share amounts, in the aggregate, do not equal the amount on the 1996 consolidated statement of operations due to the Rights Offering (see Note D).

The first, second and third quarters of 1996 have been restated to be consistent with the year end presentation relating to certain reinsurance treaties. These treaties, which had been accounted for as reinsurance have been presented using deposit accounting in the year end results. The restatement of these quarterly amounts did not change net income or net income per common share as previously reported.

NOTE R--PROPERTIES

Since July 1981 the Company's executive offices have been located at 475 Metro Place North, Dublin, Ohio. The four-story office building had been owned by ALIC, and consisted of approximately 80,000 square feet of office space.

On March 21, 1996, the building was sold by ALIC to an unrelated party for a price of $3.5 million. The Company realized a pre-tax gain of $170,000 on this sale. The Company will remain in the building and occupy approximately 16,000 square feet of home office space under a five-year lease at an annual rental of approximately $264,000.

NOTE S--LITIGATION PROCEEDS

In 1996, ACCEL received a total of $4,291,085 in proceeds from a legal action brought by the Company against a non-affiliated marketing organization. With the approval of the Ohio Department the proceeds from the settlement were shared equally between ACCEL and ANIC. These proceeds have been categorized as other income in the accompanying 1996 consolidated statement of operations.

                     SCHEDULE I - SUMMARY OF INVESTMENTS -

                   OTHER THAN INVESTMENTS IN RELATED PARTIES

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                               DECEMBER 31, 1996

------------------------------------------------------------------------------------
          COLUMN A                              COLUMN B   COLUMN C    COLUMN D
------------------------------------------------------------------------------------

                                                                       AMOUNT AT
                                                                      WHICH SHOWN
                                                                        IN THE
                                                  FAIR                  BALANCE
     TYPE OF INVESTMENT                           COST*     VALUE        SHEET
------------------------------------------------------------------------------------
                                                   (Thousands of dollars)
Available for sale securities:
 Fixed maturities:
      United States Government and govern-
      ment agencies and authorities              $13,120    $13,193       $13,193
 States, municipalities and political
      subdivisions                                   940        960           960
 Mortgage and asset-backed securities             40,743     40,032        40,032
 All other corporate bonds                         3,541      3,554         3,554
Redeemable preferred stocks                          545        542           542
                                                 -------    -------       -------
Total                                             58,889     58,281        58,281

Equity securities:
      Common stocks:
      Industrial & Miscellaneous                   5,514      5,511         5,511

Other long-term investments                          346        346           346
Short-term investments                            10,670     10,703        10,703
                                                 -------    -------       -------
Total investments                                $75,419    $74,841       $74,841
                                                 =======    =======       =======


* Original cost of equity securities, adjusted for any permanent write down, and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.


See accompanying independent auditors' report.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS


                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1997           1996
                                                              -------------    ------------
ASSETS                                                          (Thousands of dollars)
Investments:
  Investments available for sale, at fair value:
    Fixed maturities (cost: 1997--$49,862,000;
      1996--$58,889,000)                                           $ 49,796        $ 58,281
    Equity securities (cost: 1997--$6,124,000;
      1996--$5,514,000)                                               6,126           5,511
    Short-term investments
      (cost:  1997--$19,925,000; 1996--$10,670,000)                  19,958          10,703
Other invested assets, at cost
      (fair value:  1997--$306,000; 1996--$346,000)                     306             346
                                                                   --------        --------
                                                                     76,186          74,841
Cash                                                                  1,113           3,331
Receivables:
  Premiums in process of transmittal--less
    allowance (1997--$258,000; 1996--$223,000)                       10,355           7,286
  Amounts due from reinsurers,
    less allowance (1997 and 1996--$125,000)                         28,362          11,138
  Recoverable federal income taxes                                      129           1,019
                                                                   --------        --------
                                                                     38,846          19,443
Accrued investment income                                               644             652
Prepaid reinsurance premiums                                         19,448          15,036
Reinsurance premium deposits                                         26,710          42,615
Deferred policy acquisition costs                                    30,362          30,946
Equipment--at cost, less accumulated
  depreciation (1997--$200,000; 1996--$162,000)                         662             231
Leasehold improvements, less accumulated amortization
  (1997--$40,000; 1996--$26,000)                                        138             152
Other assets:
  Cost in excess of fair value of net assets of
    subsidiaries at dates of acquisition ($4,448,000)
    less accumulated amortization                                       657             716
  Funds held under reinsurance agreements                             6,036             406
  Other                                                                 729             939
                                                                   --------        --------
                                                                      7,422           2,061
                                                                   --------        --------
                                                                   $201,531        $189,308
                                                                   ========        ========

                                                                    (Continued)

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

               UNAUDITED CONSOLIDATED BALANCE SHEETS--(CONTINUED)


                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1997           1996
                                                              -------------    ------------
                                                                 (Thousands of dollars)
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Policy reserves and liabilities:
  Unearned premium reserves                                        $ 83,980        $ 81,820
  Insurance claims                                                   26,884          25,256
  Other                                                                   5               7
                                                                  ---------        --------
                                                                    110,869         107,083
Other liabilities:
  Funds held under reinsurance agreements                             2,940           2,920
  Deferred reinsurance commissions                                   14,537          13,902
  Amounts due reinsurers                                             12,625           6,133
  Notes payable                                                      15,000          15,000
  Commissions payable                                                 5,550           5,163
  Accounts payable and other liabilities                              2,655           2,788
  Federal income taxes:
    Current                                                              --              --
    Deferred                                                          4,089           4,678
                                                                  ---------        --------
                                                                     57,396          50,584
                                                                  ---------        --------
                                                                    168,265         157,667
                                                                  ---------        --------
Commitments and Contingencies -- Note D
Redeemable preferred stock:
  Authorized shares--1,000,000;
    no issued or outstanding shares                                      --              --
Common stockholders' equity:
  Common stock, $.10 par value
    Authorized shares (1997 and 1996--15,000,000)
    Issued shares (1997--9,406,162; 1996--9,401,162)                    941             940
  Additional paid-in capital                                         32,520          32,507
  Retained earnings                                                   6,435           5,403
  Less 797,420 treasury shares at cost                               (6,599)         (6,599)
  ESOP loan                                                              --             (32)
  Net unrealized depreciation on investment
    securities                                                          (31)           (578)
                                                                   --------        --------
                                                                     33,266          31,641
                                                                   --------        --------
                                                                   $201,531        $189,308
                                                                   ========        ========

See notes to unaudited consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                                   1997               1996           1997          1996
                                               -------------     -------------   -----------   -----------
                                                     (Thousands of dollars, except per share data)
REVENUE:
  Gross premiums written                           $  17,029         $  15,288     $  49,574     $  49,152
  Less reinsurance ceded                               6,117             3,185        16,255        12,439
                                                  ----------        ----------    ----------    ----------
    Net premiums written                              10,912            12,103        33,319        36,713
  Decrease (increase) in unearned
      premium reserves                                   949             1,074         1,700        (1,974)
                                                  ----------        ----------    ----------    ----------
    Premiums earned                                   11,861            13,177        35,019        34,739
  Net investment income:
    Interest and dividends                             1,074             1,218         3,405         3,277
    Realized gains (losses)                               16               (48)           81           227
  Service fees on extended service
    contracts                                            822               662         2,339         1,885
  Other income                                            81             1,439           231         1,711
                                                  ----------        ----------    ----------    ----------
                                                      13,854            16,448        41,075        41,839
                                                  ----------        ----------    ----------    ----------
BENEFITS AND EXPENSES:
  Policy benefits                                      6,118             7,429        18,360        18,114
  Commissions and selling expenses                     5,240             5,556        16,438        17,611
  Reinsurance expense recovery                        (1,160)             (344)       (4,043)       (1,963)
  General and administrative                           2,236             1,950         6,050         5,309
  Taxes, licenses and fees                               480               689         1,570         1,560
  Interest                                               356               489         1,069         1,577
  Decrease (increase) in deferred policy
    acquisition costs                                    180               305           584          (795)
                                                  ----------        ----------    ----------    ----------
                                                      13,450            16,074        40,028        41,413
                                                  ----------        ----------    ----------    ----------
    INCOME BEFORE FEDERAL INCOME
      TAXES AND EXTRAORDINARY ITEM                       404               374         1,047           426
Federal income taxes:
  Current expense                                        118               582           604         1,095
  Deferred benefit                                      (143)             (237)         (589)         (790)
                                                  ----------        ----------    ----------    ----------
                                                         (25)              345            15           305
                                                  ----------        ----------    ----------    ----------
    INCOME BEFORE EXTRAORDINARY
      ITEM                                         $     429                29         1,032           121
Extraordinary item--gain on
  extinguishment of debt--Note D                          --               131            --           131
                                                  ----------        ----------    ----------    ----------
    NET INCOME                                     $     429         $     160     $   1,032     $     252
                                                  ==========        ==========    ==========    ==========
Per Common Share:
  Net income                                       $    0.05         $    0.03     $    0.12     $    0.05
                                                  ==========        ==========    ==========    ==========
Weighted average number of common
  shares outstanding                               8,604,557         6,029,561     8,604,017     4,998,048
                                                  ==========        ==========    ==========    ==========

See notes to unaudited consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        UNAUDITED CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY


                                                                                                          NET
                                                                                                      UNREALIZED
                                              ADDITIONAL                  COMMON                     DEPRECIATION
                                    COMMON     PAID-IN     RETAINED    STOCK HELD IN                 ON INVESTMENT
                                    STOCK      CAPITAL     EARNINGS      TREASURY     ESOP     LOAN   SECURITIES       NET
                                  ----------  ----------  -----------  -------------  -------------  -------------  ---------
                                                                    (Thousands of dollars)
Balances at December 31, 1995           $524     $23,702       $3,299       $(6,599)         $(161)         $(205)   $20,560
 Payments on ESOP loan                     -           -            -             -            129              -        129
 Change in net unrealized
  depreciation on
  investment securities                    -           -            -             -              -           (373)      (373)
 Issuance of 110,000 shares of
  Common Stock under
  Common Stock Option Plan                11         223            -             -              -              -        234
 Issuance of 4,047,310 shares of
  Common Stock in conjunction
  with the Rights Offering and
  the Supplemental Offering              405       8,582            -             -              -              -      8,987
 Net income                                -           -        2,104             -              -              -      2,104
                                  ----------  ----------  -----------  ------------   ------------   ------------   --------
Balances at December 31, 1996            940      32,507        5,403        (6,599)           (32)          (578)    31,641
 Payments on ESOP loan                     -           -            -             -             32              -         32
 Change in net unrealized
  depreciation on
  investment securities                    -           -            -             -              -            547        547
 Issuance of 5,000 shares of
  Common Stock under
  Common Stock Option Plan                 1          13                                                                  14
 Net income                                -           -        1,032             -              -              -      1,032
                                  ----------  ----------  -----------  ------------   ------------   ------------   --------
Balances at September 30, 1997          $941     $32,520       $6,435       $(6,599)         $   -          $ (31)   $33,266
                                  ----------  ----------  -----------  ------------   ------------   ------------   --------

See notes to unaudited consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                1997              1996
                                                          ----------------  ----------------
                                                               (Thousands of Dollars)

OPERATING ACTIVITIES:
 Net income                                                       $ 1,032           $   121
 Adjustments to reconcile net income to net
 cash used in operating activities:
  Change in premiums receivable                                    (3,104)           (8,667)
  Change in accrued investment income                                   8               (22)
  Change in prepaid reinsurance premiums                           (4,412)           (2,157)
  Change in funds held under reinsurance
   agreements                                                      (5,610)           (3,066)
  Change in unearned premium reserves                               2,160             5,365
  Change in insurance claim reserves                                1,628             1,052
  Change in amounts due reinsurers
   and amounts due from reinsurers                                (10,732)          (21,088)
  Change in other assets, other liabilities
   and accrued income taxes                                           928               206
  Interest paid in kind                                                --               403
  Accrual of discount on bonds                                       (175)             (179)
  Amortization of premium on bonds                                     80                77
  Amortization of deferred policy acquisition
   costs                                                           15,190            15,537
  Policy acquisition costs deferred                               (14,606)          (16,330)
  Reinsurance commissions earned                                  (10,973)          (16,846)
  Reinsurance commissions received                                 11,608            19,688
  Provision for depreciation and amortization                         198               225
  Net realized gains on investments                                   (81)             (227)
                                                          ---------------   ---------------
NET CASH USED IN OPERATING ACTIVITIES
 EXCLUDING EXTRAORDINARY ITEM                                     (16,861)          (25,908)
  Extraordinary Item                                                   --               131
                                                          ---------------   ---------------
NET CASH USED IN OPERATING ACTIVITIES                             (16,861)          (25,777)
INVESTING ACTIVITIES:
 Sale of investments available for sale                            23,605             9,566
 Purchase of investments available for sale                       (24,357)          (21,739)
 Sale of property occupied by the Company                              --             3,298
 Other, net                                                          (556)             (350)
                                                          ---------------   ---------------
NET CASH USED IN INVESTING ACTIVITIES                              (1,308)           (9,225)
FINANCING ACTIVITIES:
 Payment on ESOP loan                                                  32               112
 Repayment of notes payable                                            --              (731)
 Issuance of Common Stock under Stock Option Plan                      14               257
 Issuance of Common Stock under Rights Offering                        --             3,263
 Change in reinsurance premium deposits                            15,905            26,452
                                                          ---------------   ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                          15,951            29,353
                                                          ---------------   ---------------
 NET DECREASE IN CASH                                              (2,218)           (5,649)
Cash at beginning of year                                           3,331             5,039
                                                          ---------------   ---------------
CASH (OVERDRAFT) AT END OF PERIOD                                 $ 1,113           $  (610)
                                                          ===============   ===============
Supplemental schedule of non-cash financing activities:
 cancellation of Subordinated Notes as consideration for
 the purchase of Common Stock--Note B                                  --             5,703
                                                          ===============   ===============

See notes to unaudited consolidated financial statements.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying unaudited consolidated financial statements of ACCEL International Corporation ("ACCEL") and subsidiaries (collectively referred to herein as the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X which, as to the insurance company subsidiaries, differ in some respects from statutory accounting practices prescribed or permitted by state insurance departments. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for all periods presented are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

PRINCIPLES OF CONSOLIDATION: The accompanying unaudited consolidated financial statements include the accounts of ACCEL and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the unaudited consolidated financial statements.

DESCRIPTION OF BUSINESS: ACCEL is an insurance holding company incorporated in Delaware in June 1978 as the successor to an Ohio corporation, formerly Acceleration Corporation, organized in 1969. The Company has been engaged in the sale and underwriting of credit life and credit accident and health insurance, extended service contracts, commercial auto and other specialty casualty products. The credit insurance and extended service contract products continue to be offered to consumers, principally through automobile dealers, financial institutions and other business entities. The specialty casualty products are offered through general agents. The Company is subject to competition from other insurers throughout the states in which it writes business. The Company is also subject to regulation by the insurance departments of states in which it is licensed, and undergoes periodic examinations by those departments.

ACCOUNTING ESTIMATES: In preparing the unaudited consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the unaudited consolidated financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

The most significant estimates include those used in determining deferred policy acquisition costs and the liability for unearned premium reserves and insurance claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate. The estimates are continually reviewed and adjusted as necessary. Such adjustments are generally reflected in current operations.

INVESTMENTS: The Company classifies its fixed maturity and equity securities as available for sale, therefore these securities are carried at fair value and the unrealized appreciation or depreciation is reported as a separate component of common stockholders' equity after giving effect to applicable income taxes.

Short-term investments, which include U. S. Treasury securities, commercial paper and certificates of deposit are carried at fair value which approximates cost.

Other invested assets are carried at cost which approximates fair value.

Realized gains and losses on the disposal of investments are determined by specific identification and are included in the unaudited consolidated statements of operations.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

NOTE A--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

When an other than temporary decline in value is recognized, the specific investment is carried at estimated realizable value and its original book value is reduced to reflect such impairment of the investment. Such reductions in book value are reflected in realized investment losses for the period in which they were written down. For mortgage backed securities, when the present value of estimated future cash flows discounted at a risk-free rate of return is less than the cost basis of the investment, an impairment loss is recognized by writing the investment down to its fair value.

DEFERRED POLICY ACQUISITION COSTS: The costs (principally commissions and certain expenses of policy issuance) of acquiring or renewing insurance business, all of which vary with and are directly related to the production of business, have been deferred. These deferred policy acquisition costs are amortized in a manner related to the recognition of premiums earned. Substantially all such deferred costs are amortized within a four-year period. Anticipated investment income is considered in determining recoverability of deferred costs.

EQUIPMENT AND DEPRECIATION: Equipment is carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over an estimated useful asset life of five years.

LEASEHOLD IMPROVEMENTS: Leasehold improvements are carried at cost less accumulated amortization. Amortization is provided using the straight-line method over the term of the five year lease.

GOODWILL AMORTIZATION: Cost in excess of fair value of net assets of subsidiaries at dates of acquisition is being amortized primarily over a thirty-five year period. It is the Company's policy to account for goodwill at the lower of amortized cost or fair value. On an ongoing basis, management reviews the valuation and amortization of its goodwill.

PREMIUM INCOME RECOGNITION AND UNEARNED PREMIUM RESERVES: Unearned premium reserves on credit life and credit accident and health insurance are calculated primarily under the "Rule of 78's Method", which results in premium income being recognized in decreasing proportions over the terms of the policies, which approximates the pattern of policy benefits incurred.

Unearned premium reserves on the extended service contracts are based on the historical emergence pattern of claims. The Company's primary liability on new car contracts exists subsequent to the expiration of manufacturers' warranties. This method results in premium being recognized in direct proportion to the emergence of benefits on these contracts.

Unearned premium reserves on all other property and casualty products are calculated on the pro rata method.

INSURANCE CLAIMS: The liabilities for insurance claims are determined using statistical analyses and represent estimates of the ultimate net cost of all reported and unreported claims that are unpaid at year end. Considerable variability is inherent in such estimates and actual results will likely differ from those estimates.

FEDERAL INCOME TAXES: ACCEL and its subsidiaries file a consolidated federal income tax return. The provision for income taxes is based on income for financial reporting purposes, after permanent differences. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

REINSURANCE: Reinsurance premiums ceded and reinsurance recoveries on policy benefits incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. Amounts related to reinsurance contracts, where it is not reasonably possible for the reinsurer to realize a significant loss, are recorded based on the deposit accounting method.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

NOTE A--SIGNIFICANT POLICIES--(CONTINUED)

DEFERRED REINSURANCE COMMISSIONS: Commissions and ceding fees received in connection with premiums ceded are deferred and amortized in a manner related to the recognition of premiums earned. Substantially all such commissions and ceding fees are amortized within a four-year period. Earned ceding fees, commissions and experience refunds are reported as reinsurance expense recoveries in the unaudited consolidated statements of operations.

STOCK OPTION PLANS: Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the Financial Accounting Standards Board's (FASB) Statement No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, FASB No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FASB No. 123 had been applied.

EARNINGS PER COMMON SHARE: Net income per common share is computed using the weighted average number of common shares outstanding during the period. The inclusion of common stock equivalents (options) would not be dilutive.

RECLASSIFICATIONS: Certain amounts in the 1996 unaudited consolidated financial statements have been reclassified to conform with the 1997 presentation.

NOTE B--NOTES PAYABLE

In 1991, ACCEL issued $5,848,000 of subordinated notes (the "Subordinated Notes"). The Subordinated Notes had a nine year term with no principal payable until maturity, and bore interest at 10.125% per annum. Effective June 30, 1992, ACCEL amended the notes to permit the issuance of additional notes for the purpose of making interest payments, provided, however, that ACCEL could at its option pay cash in lieu of issuing additional notes in any denomination of less than $1,000. As a result, ACCEL issued additional notes totaling $403,000 for the nine months ended September 30, 1996.

Of the Subordinated Notes described above, a significant portion were held by Chase Insurance Holdings Corporation ("CIHC"), a company related through common ownership by a stockholder and director of the Company.

On July 25, 1996, the Company commenced an offering of non-transferable rights (the "Rights Offering") to stockholders of record as of June 18, 1996. Under the provisions of the Rights Offering, the Company permitted CIHC and its affiliate to tender the principal amount of their Subordinated Notes for cancellation as consideration (in lieu of cash) for the purchase of shares of common stock pursuant to the Rights Offering. On August 23, 1996, CIHC and its affiliate tendered $5,619,046 principal amount of their Subordinated Notes plus an additional $83,759 of accrued interest thereon under the terms of the Rights Offering. At the conclusion of the offering, CIHC and its affiliate had reduced their holding of Subordinated Notes to $0.

In a separate transaction, the Company retired $731,533 principal amount of Subordinated Notes held by an unrelated third party for consideration of $600,000. The Company recognized an extraordinary gain on this transaction of $131,533 during the third quarter of 1996. No federal income tax was recognized related to this gain due to the consolidated tax position of the Company.

The result of the two aforementioned transactions was to retire all outstanding Subordinated Notes.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

NOTE B--NOTES PAYABLE--(CONTINUED)

On December 29, 1995, the Company issued senior notes (the "Senior Notes") totaling $16,500,000 at 9.50%, maturing on April 1, 2001. The proceeds from these notes were used to retire the loan outstanding under an existing credit agreement and to liquidate an intercompany loan between ACCEL and an insurance subsidiary. In addition, as of January 1, 1996, Acceleration Life Insurance Company ("ALIC") entered into a reinsurance agreement with an unaffiliated company to reinsure the majority of the in-force credit business. The Senior Notes are payable to the same unaffiliated company which is a party to the reinsurance agreement dated January 1, 1996. This agreement is structured such, that as future profits emerge on this block of business, these profits are held by the reinsurance company, and ultimately applied to pay interest on and to redeem the Senior Notes. This is accomplished by the following transactions. The reinsurance company distributes profits to ALIC as periodically agreed to by the reinsurance company and ALIC. ALIC then, subject to the Department of Insurance of the State of Ohio (Ohio Department) approval, dividends funds to ACCEL. ACCEL then uses these funds to redeem a portion of the senior notes and the interest thereon. Profits in excess of the amount required to retire the Senior Notes are to be returned to ALIC from the reinsurer. As of December 31, 1996, $1,500,000 of the profits on this block of business were released to ALIC in the form of the aforementioned Senior Notes. These Senior Notes were retired on September 30, 1997. These transactions resulted in a balance of $15,000,000 of Senior Notes outstanding as of September 30, 1997 and December 31, 1996.

NOTE C--REINSURANCE

On January 1, 1996 the Company terminated its then existing quota share reinsurance agreement and elected to recapture the liabilities subject to the treaty. The liabilities recaptured thereunder were then available for cession under the treaty described below. The unearned premium reserves and claim liabilities recaptured were $29,753,000 and $8,424,000, respectively.

Concurrent with this termination, the Company entered into a reinsurance agreement with a different unaffiliated reinsurer (which is also the buyer of the Senior Notes discussed in Note B)to reinsure a substantial portion of the in-force credit life and accident and health insurance business, including the amounts recaptured. This agreement is structured in such a way that as future profits emerge on this block of business, a substantial portion of the Company's share of the profits will be used over the next four to five years to pay fees and interest to the reinsurer and redeem the new Senior Notes of $16,500,000 (see Note B). In connection with this agreement, approximately $40,000,000 of assets were transferred to the reinsurer on December 29, 1995, as agreed to by all parties. The unearned premium reserves and liability for insurance claims subject to cession under this treaty approximated $48,616,000 and $9,919,000, respectively, as of January 1, 1996.

The Company also has an agreement in place which covers a substantial portion of its credit insurance business produced in 1996 and 1997. This agreement contains an experience adjustment computation that results in the ultimate cost of this agreement being a stated percentage related to the business covered by the agreement. The Company ultimately retains a substantial part of the insurance risk, the underwriting income or loss and the investment income on net funds.

The Company determined that deposit accounting is the appropriate method of accounting for this agreement since it is not reasonably possible for the reinsurer to realize a significant loss from the transaction. The unaudited consolidated financial statements have been prepared on this basis.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

NOTE C--REINSURANCE--(CONTINUED)

The following data summarizes certain aspects of the Company's reinsurance activity for the periods presented.

Premiums written and earned in 1997 and 1996 are summarized as follows:


                     WRITTEN                                                EARNED
         --------------------------------------------------------------------------------------
                                       PERIOD ENDED SEPTEMBER 30
          NINE MONTHS ENDED     THREE MONTHS ENDED    NINE MONTHS ENDED     THREE MONTHS ENDED
           1997       1996       1997       1996       1997       1996       1997       1996
         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Direct     $49,070    $45,214    $15,978    $13,930    $43,950    $38,922    $15,880    $13,775
Assumed        504      3,938      1,051      1,358      3,467      4,864      1,241      2,132
Ceded       16,255     12,439      6,117      3,185     12,398      9,047      5,260      2,730
         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net        $33,319    $36,713    $10,912    $12,103    $35,019    $34,739    $11,861    $13,177
         =========  =========  =========  =========  =========  =========  =========  =========

Policy benefits incurred in 1997 and 1996 are summarized as follows:


                      NINE MONTHS ENDED SEPTEMBER 30    THREE MONTHS ENDED SEPTEMBER 30
                     --------------------------------  ----------------------------------
                          1997             1996              1997              1996
                     ---------------  ---------------  ----------------  ----------------
                                            (Thousands of dollars)
Direct                       $23,031          $15,125            $9,058            $6,321
Assumed                        2,350            2,993               805             1,124
Ceded                          7,021                4             3,745                16
                     ---------------  ---------------  ----------------  ----------------
Net policy benefits          $18,360          $18,114            $6,118            $7,429
                     ===============  ===============  ================  ================

NOTE D--COMMITMENTS AND CONTINGENCIES

In May 1996, the Liquidation Bureau of the New York Department ("Liquidation Bureau"), acting on behalf of the New York Property/Casualty Insurance Security Funds (the "Guaranty Fund"), during a meeting with Company representatives informally advised the Company that on behalf of the Guaranty Fund it intended to seek indemnification or reimbursement from Acceleration National Insurance Company ("ANIC") for claims paid by the Guaranty Fund to Galaxy Insurance Company ("Galaxy", a subsidiary of the Company), insureds on policies which may have been covered by certificates of suretyship ("Certificates") which ANIC had issued with respect to certain Galaxy insurance policies. The Liquidation Bureau has provided some information in response to the Company's request for accounting data and other information with respect to the Liquidation Bureau's analysis of the Guaranty Fund's right to indemnification; however, the Company is not yet able to quantify the magnitude of the potential claim, if any, for indemnification or reimbursement. The Company has taken the position that the Guaranty Fund has no right to seek indemnification unless Galaxy insureds who hold properly issued Certificates have executed assignments and evidences of subrogation in accordance with the terms of the Certificates. Even if any Galaxy insured properly made such a claim directly to ANIC, the Company has been advised by counsel that if ANIC paid any such claim, it would have the right, under assignment and subrogation agreements with its insureds, to assert all rights that the insureds could have asserted to recover the loss amounts from any other source, including the Guaranty Fund.

                ACCEL INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

NOTE D--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

The Company intends to fully investigate each claim which the Liquidation Bureau, acting on behalf of the Guaranty Fund, formally asserts is entitled to the benefits of a Certificate to determine whether such Certificate was properly endorsed by ANIC and issued with proper authority and if so, whether proper agreements, assignments and evidences of subrogation have been executed. The Company intends to vigorously defend any claims for indemnification or reimbursement made by the Liquidation Bureau, on behalf of the Guaranty Fund, with respect to the Certificates. Although the Company is not in a position to estimate the magnitude of the potential claims for indemnification or reimbursement, it does not believe that the ultimate resolution of such claims will have a material adverse effect on the financial condition or results of operations of the Company. In early 1997, the Liquidation Bureau requested of the Company's counsel the basis for the position taken by the Company. A written analysis supporting the Company's position was subsequently issued to the Liquidation Bureau.

NOTE E--SALE OF AUTO AFTER-MARKET PRODUCT GROUP

On August 13, 1997, ACCEL announced it had reached an agreement in principle pursuant to which ACCEL would sell its auto aftermarket product group along with the stock of its Acceleration Life Insurance Company (ALIC) subsidiary and two other subsidiaries to Frontier Insurance Group, Inc. On October 27, 1997, ACCEL announced it had signed definitive agreements to sell its auto after-market product group along with the stock of Acceleration Life Insurance Company, Dublin International Limited and Acceleration National Service Corporation to Frontier Insurance Group, Inc. for $40.5 million in cash. The transaction is expected to close on or about December 31, 1997 and is subject to stockholder approval and the receipt of applicable regulatory approvals.

                                                                         ANNEX I

                          STOCK ACQUISITION AGREEMENT


     STOCK ACQUISITION AGREEMENT (the "Agreement") made as of this 20th day of October, 1997 by and between Lyndon Life Insurance Company, a Missouri corporation and Lyndon Insurance Group, Inc., a Missouri corporation, each with offices at 645 Maryville Centre Drive, St. Louis, Missouri 63141 ( collectively "Lyndon"), and Accel International Corporation, a Delaware corporation ("Accel") with its executive offices at 12603 S.W. Freeway, Suite 315, P.O. Box 1949, Stafford, Texas 77497-1949.

                                R E C I T A L S


     WHEREAS, Accel is the owner of all of the issued and outstanding shares of capital stock of (i) Acceleration Life Insurance Company ("ALIC"), (ii) Dublin International Limited, ("Dublin"); and (iii) Acceleration National Service Corporation ("ANSC") (collectively, the "Target Corporations"); and

     WHEREAS, Lyndon is desirous of acquiring and Accel is desirous of selling all of the issued and outstanding shares of the capital stock of each of the Target Corporations (the "Target Shares") for a total purchase price of $30.2 million in cash;


     NOW, THEREFORE, Lyndon and Accel agree as follows:


                                   ARTICLE 1

                     PURCHASE AND SALE OF THE TARGET SHARES


     1.1 Purchase and Sale of the Target Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants herein contained, on the date of closing specified in
Section 8.1 (the "Closing Date"), Accel hereby agrees to assign, transfer and deliver to Lyndon Life Insurance Company all of the Shares of ALIC and to assign, transfer and deliver to Lyndon Insurance Group, Inc., all of the shares of Dublin and of ANSC, more specifically set forth on Schedule 1.1 hereto, and, in exchange therefor, Lyndon hereby agrees to make a cash payment to Accel in accordance with the terms set forth in Section 1.2 hereto.

     1.2 Purchase Price. (a) At the Closing, Lyndon shall pay Accel the sum of $30.2 Million Dollars (the "Purchase Price") for the Target Shares by wire transfer of immediately available funds to a banking institution designated by Accel.

     (b) The parties hereto agree that the Purchase Price shall be allocated among the Target Shares of each Target Corporation as follows: (i) the amount of the Purchase Price allocated to the Dublin shares shall be equal to Dublin's total shareholders' equity as of December 31, 1997, as determined in accordance with GAAP; (ii) the amount of the Purchase Price allocated to the ANSC shares shall be equal to ANSC's total shareholders' equity as of December 31, 1997, as determined in accordance with GAAP; and (iii) the balance of the Purchase Price shall be allocated to the ALIC shares. The foregoing allocation of the Purchase Price among the Target Corporations' respective shares represents the parties' best estimate of the relative fair market values of the Target Corporations as of the Closing Date based upon the nature of their respective assets and businesses.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF ACCEL


     Accel represents and warrants to Lyndon that:

     2.1 Organization and Authority.

     (a) ALIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, is duly qualified and authorized to transact business as an insurance company in the State of Ohio, and is qualified as a foreign corporation in each jurisdiction where the failure to do so would have a material adverse effect on its business as now conducted.

     (b) Dublin is a corporation duly organized, validly existing and in good standing under the laws of the Turks and Caicos Islands, has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction where the failure to do so would have a material adverse effect on its business as now conducted.

     (c) ANSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction where the failure to do so would have a material adverse effect on its business as now conducted.

     2.2 Capitalization.

     (a) The authorized capital stock of ALIC consists of 500 shares, of which 400 are issued and outstanding (the "ALIC Shares"). The ALIC Shares have been duly authorized and are validly issued, fully paid and nonassessable constitute the only shares of ALIC outstanding, are owned by Accel, and there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements or commitments of any kind or character to purchase or otherwise to acquire from ALIC any shares of its capital stock or any other security, and no security or obligation of any kind convertible into the capital stock or other security of ALIC exists in favor of any Person.

     (b) The authorized capital stock of Dublin consists of 5,000 shares, of which 5,000 are issued and outstanding (the "Dublin Shares"). The Dublin Shares have been duly authorized, are validly issued, fully paid and nonassessable, constitute the only shares of Dublin outstanding, are owned by Accel and there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements or commitments of any kind or character to purchase or otherwise to acquire from Dublin any shares of its capital stock or any other security, and no security or obligation of any kind convertible into the capital stock or other security of Dublin exists in favor of any Person.

     (c) The authorized capital stock of ANSC consists of 500 shares, of which 5 are issued and outstanding (the "ANSC Shares"). The ANSC Shares have been duly authorized, are validly issued, fully paid and nonassessable, constitute the only shares of ANSC outstanding, are owned by Accel and there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements or commitments of any kind or character to purchase or otherwise to acquire from ANSC any shares of its capital stock or any other security, and no security or obligation of any kind convertible into the capital stock or other security of ANSC exists in favor of any Person.

   2.3  No Subsidiaries.

                (a)ALIC has no subsidiaries.

                (b)Dublin has no subsidiaries.

                (c)ANSC has no subsidiaries.

   2.4  Articles of Incorporation, By-Laws, Corporate Records and Committees.



     (a) The copies of the Articles of Incorporation and Code of Regulations of ALIC attached as Schedule 2.4(a) are correct and complete. The stock transfer, minute books and corporate records of ALIC which have been made available to Lyndon are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the shareholders and the Board of Directors of ALIC from the date of its organization to the date hereof.

     (b) The copies of the Articles of Incorporation and By-Laws of Dublin attached as Schedule 2.4(b) are correct and complete. The stock transfer, minute books and corporate records of Dublin which have been made available to Lyndon are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the shareholders and the Board of Directors of Dublin from the date of its organization to the date hereof.

     (c) The copies of the Articles of Incorporation and Code of Regulations of ANSC attached as Schedule 2.4(c) are correct and complete. The stock transfer, minute books and corporate records of ANSC which have been made available to Lyndon are correct and complete and constitute the only written records and minutes of the meetings, proceedings, and other actions of the shareholders and the Board of Directors of ANSC from the date of its organization to the date hereof.

     2.5 Governmental Authorizations and Other Consents.

     (a) Except as set forth on Schedule 2.5(a), no consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other Person, is required to be obtained or made in connection with the performance by Accel of this Agreement or the consummation of the transactions relating to ALIC contemplated to be performed by them hereunder.

     (b) Except as set forth on Schedule 2.5(b), no consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other Person, is required to be obtained or made in connection with the performance by Accel of this Agreement or the consummation of the transactions relating to Dublin contemplated to be performed by them hereunder.

     (c) Except as set forth on Schedule 2.5(c), no consent, order, license, approval or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other Person, is required to be obtained or made in connection with the performance by Accel of this Agreement or the consummation of the transactions relating to ANSC contemplated to be performed by them hereunder.

     2.6 Non-Contravention. Except as set forth on Schedule 2.6, the performance of this Agreement will not (i) violate any provision of the Articles of Incorporation, Code of Regulations or By-Laws of any of the Target Corporations; (ii) violate, conflict with or result in the breach or termination of, or constitute an amendment to, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would





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constitute) a default (by way of substitution, novation or otherwise) under the terms of, any material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which any of the Target Corporations is a party or by which any of the Target Corporations or any of their respective assets or properties are bound or affected; (iii) result in the creation of any lien, mortgage, claim, charge, security interest, encumbrance, restriction or limitation (collectively, "Liens") upon any material properties or assets of any of the Target Corporations pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body ("Governmental Order") against, or binding upon, any of the Target Corporations or any of their securities, properties, assets or business; (v) constitute a violation by any of the Target
Corporations of any material statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to any of the Target Corporations or to any of its securities, properties, assets or business; or (vi) violate any Permit (as defined in Section 2.13(a).


     2.7  Financial Statements.


          (a) ALIC Financial Statements.


     (i) ALIC GAAP Financial Statements. The unaudited balance sheet of ALIC as at September 30, 1997 (the "ALIC September 30, 1997 GAAP Balance Sheet") and the related unaudited statement of income for the nine months then ended (together with the ALIC September 30, 1997 GAAP Balance Sheet, the "ALIC September 30, 1997 GAAP Financial Statements"), to be delivered to Lyndon, will be prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and will be true and correct in all material respects and present fairly the financial condition and the results of operations of ALIC as at the respective dates and for the respective periods covered thereby and shall show no material adverse change from the ALIC June 30, 1997 GAAP Financial Statements previously delivered to Lyndon.

     (ii) ALIC Statutory Financial Statements. Prior to the Closing, there will be delivered to Lyndon (i) the unaudited statutory balance sheets of ALIC as at September 30, 1997 (the "ALIC September 30, 1997 Statutory Balance Sheet") and the related unaudited statement of income for the nine months then ended (together with the ALIC September 30, 1997 Statutory Balance Sheets, the "ALIC September 30, 1997 Statutory Financial Statements") prepared in accordance with statutory accounting principles ("SAP") and consistently applied in conformity with the audited statutory financial statements, certified as correct in all material respects by ALIC's chief financial officer and (ii) the audited SAP balance sheets of ALIC as at December 31, 1994, December 31, 1995 and December 31, 1996 and the related audited SAP statements of income, changes in capital and surplus and cash flows for each of the years then ended (the "ALIC Audited Statutory Financial Statements"), which statutory financial statements are true and correct in all materials respects and present fairly the admitted assets, liabilities, loss and loss adjustment reserves, capital and surplus, and cash flows of ALIC as at the respective dates and for the respective periods covered thereby in conformity with SAP consistently applied and shall show no material adverse change from the ALIC June 30, 1997 SAP Financial Statements previously delivered to Lyndon.

     (b) Dublin GAAP Financial Statements. The unaudited balance sheet of Dublin as at September 30, 1997 (the "Dublin September 30, 1997 GAAP Balance Sheets") and the related unaudited statement of income for the nine months then ended (together with the Dublin September 30, 1997 GAAP Balance Sheet, the Dublin September 30, 1997 GAAP Financial Statements") to be delivered to Lyndon, will be prepared in accordance with GAAP consistently applied and will be true and correct in all material respects and present fairly the financial condition and the results of operations of Dublin as at the respective dates and for the respective periods covered thereby and shall show no material adverse change from the Dublin June 30, 1997 GAAP Financial Statements previously delivered to Lyndon.

     (c) ANSC GAAP Financial Statements. The unaudited balance sheets of ANSC as at September 30, 1997 (the "ANSC September 30, 1997 GAAP Balance Sheets") and the related unaudited statement of income for the nine months then ended (together with the ANSC September 30, 1997 GAAP Balance Sheet, the "ANSC September 30, 1997 GAAP Financial Statements") to be delivered to Lyndon, will be prepared in accordance with GAAP consistently applied and will be true and correct in all material respects and present fairly the financial condition and the results of operations of ANSC as at the respective dates and for the respective periods covered thereby and shall show no material adverse change from the ANSC June 30, 1997 GAAP Financial Statements previously delivered to Lyndon.

     (d) Combined Audited GAAP Financial Statements. The combined audited balance sheet of ALIC, Dublin and ANSC as at December 31, 1997 (the "Combined Audited December 31, 1997 GAAP Balance Sheet") and the related audited statement of income for the year then ended (together with the Combined Audited December 31, 1997 GAAP Balance Sheet, the "Combined Audited GAAP Financial Statements"), to be audited by KPMG Peat Marwick LLP, independent certified public accountants, whose unqualified opinion shall be attached thereto, to be delivered to Lyndon by March 16, 1998, will be prepared in accordance with GAAP consistently applied and will be true and correct in all material respects and present fairly the financial condition and the results of operations of the combination of ALIC, Dublin and ANSC as at the respective dates and for the respective periods covered thereby and shall show no material adverse change from the unaudited September 30, 1997 Financial Statements of the Target Corporations taken as a whole.

     2.8 Tangible Property.

     Except for accounts payable, general ledger, fixed asset accounting, investment accounting and annual statement preparation software, there are no significant assets which the Target Corporations use in their businesses (as heretofore conducted) which are not either (i) owned by, or leased or licensed to, one of Target Corporations and are being conveyed to Lyndon pursuant to this Agreement; or (ii) owned by, or leased or licensed to, Acceleration National Insurance Company ("ANIC") and are being conveyed to Lyndon Property Insurance Company pursuant to the Asset Purchase Agreement between Lyndon Property Insurance Company, Accel and ANIC of even date herewith in connection with the sale of ANIC's warranty book of business (the "Asset Purchase Agreement").

     (a) ALIC has good and marketable title to all of the assets reflected on its books and records and on the ALIC September 30, 1997 Statutory Balance Sheet and on the ALIC September 30, 1997 GAAP Balance Sheet, free and clear of all Liens, except for those assets leased by ALIC under leases listed on
Schedule 2.8(a). All furniture, fixtures and equipment owned or used by ALIC (the "ALIC Fixed Assets") will be in substantially the same condition on the Closing Date as existed on the date of this Agreement, reasonable wear and tear excepted. SUCH REPRESENTATION IS ACCEL'S SOLE WARRANTY WITH RESPECT TO THE ALIC FIXED ASSETS AND THE ALIC FIXED ASSETS ARE SOLD AS IS, WHERE IS, WITH ALL FAULTS AND WITH NO WARRANTIES, EXCEPT THOSE EXPRESSLY STATED HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH IMPLIED WARRANTIES ARE EXPRESSLY EXCLUDED.

     (b) Dublin has good and marketable title to all of the assets reflected on its books and records and on the Dublin September 30, 1997 GAAP Balance Sheet, free and clear of all Liens, except for those assets leased by Dublin under leases listed on Schedule 2.8(b). All furniture, fixtures and equipment owned or used by Dublin (the "Dublin Fixed Assets") will be in substantially the same condition on the Closing Date as existed on the date of this Agreement, reasonable wear and tear excepted. SUCH REPRESENTATION IS ACCEL'S SOLE WARRANTY WITH RESPECT TO THE DUBLIN FIXED ASSETS AND THE DUBLIN FIXED ASSETS ARE SOLD AS IS, WHERE IS, WITH ALL FAULTS AND WITH NO WARRANTIES, EXCEPT THOSE EXPRESSLY STATED HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH IMPLIED WARRANTIES ARE EXPRESSLY EXCLUDED.

     (c) ANSC has good and marketable title to all of the assets reflected on its books and records and on the ANSC September 30, 1997 GAAP Balance Sheet, free and clear of all Liens, except for those assets leased by ANSC under leases listed on Schedule 2.8(c). All furniture, fixtures and equipment owned or used by ANSC (the "ANSC Fixed Assets") will be in substantially the same condition on the Closing Date as existed on the date of this Agreement, reasonable wear and tear excepted. SUCH REPRESENTATION IS ACCEL'S SOLE WARRANTY WITH RESPECT TO THE ANSC FIXED ASSETS AND THE ANSC FIXED ASSETS ARE SOLD AS IS, WHERE IS, WITH ALL FAULTS AND WITH NO WARRANTIES, EXCEPT THOSE EXPRESSLY STATED HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH IMPLIED WARRANTIES ARE EXPRESSLY EXCLUDED.

     2.9 Real Property and Leases.

     (a) Schedule 2.9(a) sets forth a true and correct list of all leases, subleases or other agreements under which ALIC is lessee or lessor of any real property or has any interest in real property and, except as set forth in
Schedule 2.9(a), there are no rights or options held by ALIC, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by ALIC, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by ALIC or, to the knowledge of the Accel, by any other party thereto, which would materially and adversely affect ALIC, and grant the leasehold estates or other interests they purport to grant with the right to quiet possession. ALIC is not in material violation of any building, zoning, health, safety, environmental or other law, rule or regulation and no notice from any Person has been served upon ALIC claiming any such violation.

     (b) Schedule 2.9(b) sets forth a true and correct list of all leases, subleases or other agreements under which Dublin is lessee or lessor of any real property or has any interest in real property and, except as set forth in
Schedule 2.9(b), there are no rights or options held by Dublin, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by Dublin, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by Dublin or, to the knowledge of the Accel, by any other party thereto, which would materially and adversely affect Dublin, and grant the leasehold estates or other interests they purport to grant with the right to quiet possession. Dublin is not in material violation of any building, zoning, health, safety, environmental or other law, rule or regulation and no notice from any Person has been served upon Dublin claiming any such violation.

     (c) Schedule 2.9(c) sets forth a true and correct list of all leases, subleases or other agreements under which ANSC is lessee or lessor of any real property or has any interest in real property and, except as set forth in
Schedule 2.9(c), there are no rights or options held by ANSC, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by ANSC, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property. All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by ANSC or, to the knowledge of the Accel, by any other party thereto, which would materially and adversely affect ANSC, and grant the leasehold estates or other interests they purport to grant with the right to quiet possession. ANSC is not in material violation of any




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




building, zoning, health, safety, environmental or other law, rule or regulation and no notice from any Person has been served upon ANSC claiming any such violation.

     2.10 Intellectual Property.

     (a) Schedule 2.10(a) sets forth all material trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used by ALIC in connection with its business. Except as set forth in Schedule 2.10(a), ALIC owns, or has the irrevocable right to use, all trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used in or necessary for the conduct of ALIC's existing business as heretofore indicated, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as provided in Schedule 2.10(a), (i) no claims are pending or, to Accel's knowledge, overtly threatened in writing by any person respecting the use by ALIC of any such property rights (or applications therefore) or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, (ii) to Accel's knowledge, there is no valid basis for any such claim and (iii) to Accel's knowledge, use of such trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) does not infringe on the rights of any Person.

     (b) Schedule 2.10(b) sets forth all material trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used by Dublin in connection with its business. Except as set forth in Schedule 2.10(b), Dublin owns, or has the irrevocable right to use, all trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used in or necessary for the conduct of Dublin's existing business as heretofore indicated, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as provided in Schedule 2.10(b), (i) no claims are pending or, to Accel's knowledge, overtly threatened in writing by any person respecting the use by Dublin of any such property rights (or applications therefore) or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, (ii) to Accel's knowledge, there is no valid basis for any such claim and (iii) to Accel's knowledge, use of such trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) does not infringe on the rights of any Person.

     (c) Schedule 2.10(c) sets forth all material trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used by ANSC in connection with its business. Except as set forth in Schedule 2.10(c), ANSC owns, or has the irrevocable right to use, all trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) used in or necessary for the conduct of ANSC's existing business as heretofore indicated, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as provided in Schedule 2.10(a), (i) no claims are pending or, to Accel's knowledge, overtly threatened in writing by any person respecting the use by ANSC of any such property rights (or applications therefore) or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, (ii) to Accel's knowledge, there is no valid basis for any such claim and (iii) to Accel's knowledge, use of such trademarks, trade names, trade secrets, patents, inventions, processes, copyrights, copyright rights or other intellectual property rights (or applications therefor) does not infringe on the rights of any Person.




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





     2.11 Tax Matters.

     (a) ALIC has timely filed all federal, state, county and local tax returns, estimates and reports (collectively, "Returns") required to be filed by it through the date hereof, copies of which have been delivered to Lyndon, which Returns accurately reflect the taxes due for the periods indicated, and ALIC has paid in full all income, gross receipts, value added, excise, property, franchise, sales, use, employment, payroll and other taxes of any kind whatsoever (collectively, "Taxes") shown to be due by such Returns, and has accrued in accordance with GAAP liabilities for Taxes accrued through September 30, 1997 which are reflected on its September 30, 1997 GAAP Balance Sheet. Accel has no knowledge of any unassessed deficiency for Taxes proposed or threatened against ALIC, and no taxing authority has raised any issue with respect to ALIC which, if adversely determined, would result in a liability for any Tax which has not been reserved against on its September 30, 1997 GAAP Balance Sheet. No extensions with respect to the dates on which any Return was or is due to be filed by ALIC nor any waivers or agreements by ALIC for the extension of time for the assessment or payment of any Taxes are in force. Except as set forth in Schedule 2.11, ALIC has not been during the last six years for which tax returns have been filed, and currently is not being, audited by any federal, state or local tax authority. ALIC life insurance policies, if any, qualify as life insurance policy products under applicable tax law.

     (b) Dublin has timely filed all Returns required to be filed by it through the date hereof, copies of which have been delivered to Lyndon, which Returns accurately reflect the taxes due for the periods indicated, and Dublin has paid in full all Taxes shown to be due by such Returns, and has accrued in accordance with GAAP liabilities for Taxes accrued through September 30, 1997 which are reflected on its September 30, 1997 GAAP Balance Sheet. Accel has no knowledge of any unassessed deficiency for Taxes proposed or threatened against Dublin, and no taxing authority has raised any issue with respect to Dublin which, if adversely determined, would result in a liability for any Tax which has not been reserved against on its September 30, 1997 GAAP Balance Sheet. No extensions with respect to the dates on which any Return was or is due to be filed by Dublin nor any waivers or agreements by Dublin for the extension of time for the assessment or payment of any Taxes are in force. Except as set forth in Schedule 2.11, Dublin has not been during the last six years for which tax returns have been filed, and currently is not being, audited by any federal, state or local tax authority.

     (c) ANSC has timely filed all Returns required to be filed by it through the date hereof, copies of which have been delivered to Lyndon, which Returns accurately reflect the taxes due for the periods indicated, and ANSC has paid in full all Taxes shown to be due by such Returns, and has accrued in accordance with GAAP liabilities for Taxes accrued through September 30, 1997 which are reflected on its September 30, 1997 GAAP Balance Sheet. Accel has no knowledge of any unassessed deficiency for Taxes proposed or threatened against ANSC, and no taxing authority has raised any issue with respect to ANSC which, if adversely determined, would result in a liability for any Tax which has not been reserved against on its September 30, 1997 GAAP Balance Sheet. No extensions with respect to the dates on which any Return was or is due to be filed by ANSC nor any waivers or agreements by ANSC for the extension of time for the assessment or payment of any Taxes are in force. Except as set forth in Schedule 2.11, ANSC has not been during the last six years for which tax returns have been filed, and currently is not being, audited by any federal, state or local tax authority.


     2.12 Compliance with Laws. Except as set forth on Schedule 2.12, to Accel's knowledge, none of the Target Corporations are in violation of any applicable law, rule or regulation, the violation of which could materially and adversely affect its assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects, nor does Accel know of the enactment, promulgation or adoption of any such law, rule or regulation which is not yet effective.

     2.13 Permits and Licenses.

     (a) Except as set forth on Schedule 2.13(a), ALIC (including, without limitation, its employees) has duly obtained and holds in full force and effect all consents, authorizations, permits, licenses, orders or approvals of, and has made all declarations and filings with, all federal, state or local governmental or regulatory bodies that are material or necessary in the conduct of its business (collectively, the "Permits"); all the Permits were duly obtained and are in full force and effect; no violations are or have been recorded in respect of any such Permit and, to Accel's knowledge, no proceeding is pending or threatened to revoke, deny or limit any such Permit.

     (b) Except as set forth on Schedule 2.13(b), Dublin (including, without limitation, its employees) has duly obtained and holds in full force and effect all the necessary Permits; all the Permits were duly obtained and are in full force and effect; no violations are or have been recorded in respect of any such Permit and, to Accel's knowledge, no proceeding is pending or threatened to revoke, deny or limit any such Permit.

     (c) Except as set forth on Schedule 2.13(c), ANSC (including, without limitation, its employees) has duly obtained and holds in full force and effect necessary Permits; all the Permits were duly obtained and are in full force and effect; no violations are or have been recorded in respect of any such Permit and, to Accel's knowledge, no proceeding is pending or threatened to revoke, deny or limit any such Permit.

     2.14 Contracts and Agreements.

     (a) Schedule 2.14(a) lists and briefly describes all written or oral contracts, agreements, leases, mortgages and commitments to which ALIC is a party or by which it may be bound involving in excess of $25,000 (other than insurance policies issued by ALIC), including, without limitation, all reinsurance agreements, insurance underwriting agreements, agency agreements, brokerage agreements, management agreements, joint venture agreements, leases, guarantees and indemnifications, employment and consulting agreements and instruments of indebtedness (individually, an "ALIC Contract" and, collectively, the "ALIC Contracts"), true and correct copies of which have been made available to Lyndon. All ALIC Contracts constitute legal, valid and binding obligations of ALIC and, to the knowledge of Accel, of the other parties thereto, and are in full force and effect on the date hereof, and ALIC has paid in full all amounts due thereunder which are due and payable and is not in default under any such ALIC Contract nor, to the knowledge of Accel, is any other party to any such ALIC Contract in default thereunder, nor, to the knowledge of Accel, does any condition exist that with notice or lapse of time or both would constitute a default or event of default thereunder by ALIC or, to the knowledge of Accel, by any other Person. Except as set forth in
Schedule 2.5(a), no ALIC Contract requires the consent or approval of a third party in connection with the performance by ALIC of this Agreement or the transactions contemplated to be performed by it hereunder.

     (b) Schedule 2.14(b) lists and briefly describes all written or oral contracts, agreements, leases, mortgages and commitments to which Dublin is a party or by which it may be bound involving in excess of $25,000 (other than insurance policies issued by Dublin) including without limitation, reinsurance agreements, insurance underwriting agreements, agency agreements, brokerage agreements, management agreements, joint venture agreements, leases, guarantees and indemnifications, employment and consulting agreements and instruments of indebtedness (individually, a "Dublin Contract" and, collectively, "Dublin Contracts"), true and correct copies of which have been made available to Lyndon. All Dublin Contracts constitute legal, valid and binding obligations of Dublin and, to the knowledge of Accel, of the other parties thereto, and are in full force and effect on the date hereof, and Dublin has paid in full all amounts due thereunder which are due and payable and is not in default under any such Dublin Contract nor, to the knowledge of Accel, is any other party to any such Dublin Contract in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default or event of default thereunder by Dublin or, to the knowledge of Accel, by any other Person. Except as set forth in Schedule 2.5(b), no Dublin Contract requires the consent or approval of a third party in connection with the performance by Dublin of this Agreement or the transactions contemplated to be performed by it hereunder.

     (c) Schedule 2.14(c) lists and briefly describes all written or oral contracts, agreements, leases, mortgages and commitments, to which ANSC is a party or by which it may be bound involving in excess of $25,000, including, without limitation, all insurance underwriting agreements, agency agreements, brokerage agreements, management agreements, joint venture agreements, leases, guarantees and indemnifications, employment and consulting agreements and instruments of indebtedness (individually, an "ANSC Contract" and, collectively, "ANSC Contracts"), true and correct copies of which have been made available to Lyndon. All ANSC Contracts constitute legal, valid and binding obligations of ANSC and, to the best knowledge of Accel, of the other parties thereto, and are in full force and effect on the date hereof, and ANSC has paid in full all amounts due thereunder which are due and payable and is not in default under any such ANSC Contract nor, to the knowledge of Accel, is any other party to any such ANSC Contract in default thereunder, nor, to the knowledge of Accel, does any condition exist that with notice or lapse of time or both would constitute a default or event of default thereunder by ANSC or, to the knowledge of Accel, by any other Person. Except as set forth in
Schedule 2.5(c), no ANSC Contract requires the consent or approval of a third party in connection with the performance by ANSC of this Agreement or the transactions contemplated to be performed by it hereunder.

     2.15 Employee Benefits.

     (a) (i) Except as set forth on Schedule 2.15(a), ALIC has no, and during the previous five fiscal years has had no pension, retirement, savings, disability, medical, dental or other health plans, retiree medical plans, life insurance (including any individual life insurance policy as to which ALIC makes premium payments whether or not ALIC is the owner, beneficiary or both of such policy) or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (whether written or arising from custom), and ALIC has no employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employee welfare benefit plan as defined in Section 3(1) of ERISA, or any Multiemployer Plan as defined in Section 3(37) of ERISA.

         (ii) ALIC has in all material respects complied with the requirements, to the extent applicable, of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to the continuation of employer-provided health benefits following a "qualifying event" which would otherwise terminate such benefits, as provided in Section 4980B of the Internal Revenue Code of 1986 (the "Code"), as amended, and applicable regulations and Internal Revenue Service rulings, notices and other pronouncements.

     (b) (i) Except as set forth on Schedule 2.15(b), Dublin has no, and during the previous five fiscal years has had no pension, retirement, savings, disability, medical, dental or other health plans, retiree medical plans, life insurance (including any individual life insurance policy as to which Dublin makes premium payments whether or not Dublin is the owner, beneficiary or both of such policy) or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (whether written or arising from custom), and Dublin has no, and during the previous five fiscal years has had no employee pension benefit plan as defined in Section 3(2) of ERISA, or any employee welfare benefit plan as defined in Section 3(1) of ERISA or any Multiemployer Plan as defined in Section 3(37) of ERISA.

         (ii) Dublin has in all material respects complied with the requirements, to the extent applicable, of COBRA with respect to the continuation of employer-provided health benefits following a "qualifying event" which would otherwise terminate such benefits, as provided in Section 4980B of the Code and applicable regulations and Internal Revenue Service rulings, notices and other pronouncements.

     (c) (i) Except as set forth on Schedule 2.15(c), ANSC has no, and during the previous five fiscal years has had no pension, retirement, savings, disability, medical, dental or other health plans, retiree medical plans, life insurance (including any individual life insurance policy as to which ANSC makes premium payments whether or not ANSC is the owner, beneficiary or both of such policy) or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements (whether written or arising from custom), and ANSC has no employee pension benefit plan as defined in Section 3(2) of ERISA, or any employee welfare benefit plan as defined in
Section 3(1) of ERISA or any Multiemployer Plan as defined in Section 3(37) of ERISA.

         (ii) ANSC has in all material respects complied with the requirements, to the extent applicable, of COBRA with respect to the continuation of employer-provided health benefits following a "qualifying event" which would otherwise terminate such benefits, as provided in Section 4980B of the Code and applicable regulations and Internal Revenue Service rulings, notices and other pronouncements.

     2.16 Insurance.

     (a) Schedule 2.16(a) lists and provides a summary description of all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or reinsurance or any other insurance owned or maintained by ALIC or in which ALIC is a named insured or on which ALIC is paying any premiums, other than with respect to reinsurance. Except as set forth on Schedule 2.16(a), all such policies are in full force and effect at the date hereof, and, to Accel's knowledge, each of the insured parties thereunder is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion. Schedule 2.16(a) sets forth a summary of the claims history for ALIC under such policies since January 1, 1994 and, except as set forth on Schedule 2.16(a), there are no claims outstanding by ALIC under any such policies.

     (b) Schedule 2.16(b) lists and provides a summary description of all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or reinsurance or any other insurance owned or maintained by Dublin or in which Dublin is a named insured or on which Dublin is paying any premiums, other than with respect to reinsurance. Except as set forth on Schedule 2.16(b), all such policies are in full force and effect at the date hereof, and, to Accel's knowledge, each of the insured parties thereunder is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion. Schedule 2.16(b) sets forth a summary of the claims history for Dublin under such policies since January 1, 1994 and, except as set forth on Schedule 2.16(b ), there are no claims outstanding by Dublin under any such policies.

     (c) Schedule 2.16(c) lists and provides a summary description of all policies of property, theft, fire, liability, workers' compensation, title, professional liability or life insurance or reinsurance or any other insurance owned or maintained by ANSC or in which ANSC is a named insured or on which ANSC is paying any premiums, other than with respect to reinsurance. Except as set forth on Schedule 2.16(c), all such policies are in full force and effect at the date hereof, and, to Accel's knowledge, each of the insured parties thereunder is not in default with respect to any provision contained in any such insurance policy nor failed to give any notice or present any claim thereunder in due and timely fashion. Schedule 2.16(c) sets forth a summary of the claims history for ANSC under such policies since January 1, 1994 and, except as set forth on Schedule 2.16(c), there are no claims outstanding by ANSC under any such policies.

     2.17 Accounts Payable.

     (a) Except for accounts payable in the ordinary course of business and except as set forth on Schedule 2.17(a), no accounts payable of ALIC have arisen subsequent to September 30, 1997 that exceeds $25,000 for any one payee or $100,000 in the aggregate, other than claims payable and premiums payable to reinsurance companies.

     (b) Except for accounts payable in the ordinary course of business and except as set forth on Schedule 2.17(b), no accounts payable of Dublin have arisen subsequent to September 30, 1997 that exceeds $25,000 for any one payee or $100,000 in the aggregate, other than claims payable and premiums payable to reinsurance companies.

     (c) Except for accounts payable in the ordinary course of business and except as set forth on Schedule 2.17(c), no accounts payable of ANSC have arisen subsequent to September 30, 1997 that exceeds $25,000





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




for any one payee or $100,000 in the aggregate, other than claims payable and premiums payable to reinsurance companies.

     2.18 Liabilities.

     (a) There are no material liabilities or obligations of ALIC, either accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities"), except (a) those accrued, reflected or otherwise provided for on the ALIC September 30, 1997 Statutory Balance Sheet and the ALIC September 30, 1997 GAAP Balance Sheet, (b) those incurred in the ordinary course of ALIC's business since September 30, 1997, consistent with past practices, and which in the aggregate do not exceed $100,000 and (c) those listed on Schedule 2.18(a).

     (b) There are no material Liabilities of Dublin, except (a) those accrued, reflected or otherwise provided for on the Dublin September 30, 1997 GAAP Balance Sheet, (b) those incurred in the ordinary course of Dublin's business since September 30, 1997, consistent with past practices, and which in the aggregate do not exceed $100,000 and (c) those listed on Schedule 2.18(b).

     (c) There are no material Liabilities of ANSC, except (a) those accrued, reflected or otherwise provided for on the ANSC September 30, 1997 GAAP Balance Sheet, (b) those incurred in the ordinary course of ANSC's business since September 30, 1997, consistent with past practices, and which in the aggregate do not exceed $100,000 and (c) those listed on Schedule 2.18(c).

     2.19 Actions and Proceedings.

     (a) Except as provided on Schedule 2.19(a), there are no claims, actions, suits, arbitrations, proceedings, investigations or inquiries, whether at law or in equity and whether or not before any court, private body or group, governmental department, commission, board, agency or instrumentality (collectively, "Actions"), pending or, to the knowledge of Accel, threatened against, involving or affecting ALIC or any of its assets, whether or not fully or partially covered by insurance (other than in the ordinary course of ALIC's business with respect to claims under policies of insurance issued by ALIC, which, in the judgment of Accel, have been adequately reserved in the aggregate) or which would give rise to any right of indemnification by any Person from ALIC, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group, governmental department, commission, board, agency or instrumentality against, involving or affecting ALIC.

     (b) Except as provided on Schedule 2.19(b), there are no Actions, pending or, to the knowledge of Accel, threatened against, involving or affecting Dublin or any of its assets, whether or not fully or partially covered by insurance (other than in the ordinary course of Dublin's business with respect to claims under policies of insurance issued by Dublin, which, in the judgment of Accel, have been adequately reserved in the aggregate) or which would give rise to any right of indemnification by any Person from Dublin, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group, governmental department, commission, board, agency or instrumentality against, involving or affecting Dublin.

     (c) Except as provided on Schedule 2.19(c), there are no Actions, pending or, to the knowledge of Accel, threatened against, involving or affecting ANSC or any of its assets, whether or not fully or partially covered by insurance or which would give rise to any right of indemnification by any Person from ANSC, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group, governmental department, commission, board, agency or instrumentality against, involving or affecting ANSC.

     2.20 Bank Accounts, Guarantees and Powers.

     (a) Schedule 2.20(a) sets forth (i) a list of all accounts, borrowing resolutions and deposit boxes maintained by ALIC at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts, to borrow pursuant to such resolutions and with access to such boxes; (ii) all agreements or commitments of ALIC guaranteeing the payment of money or the performance of other contracts by any third persons; and (iii) the names of all persons, firms, associations, corporations, or business organizations holding general or special powers of attorney from ALIC, together with a summary of the terms thereof.

     (b) Schedule 2.20(b) sets forth (i) a list of all accounts, borrowing resolutions and deposit boxes maintained by Dublin at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts, to borrow pursuant to such resolutions and with access to such boxes; (ii) all agreements or commitments of Dublin guaranteeing the payment of money or the performance of other contracts by any third persons; and (iii) the names of all persons, firms, associations, corporations, or business organizations holding general or special powers of attorney from Dublin, together with a summary of the terms thereof.

     (c) Schedule 2.20(c) sets forth (i) a list of all accounts, borrowing resolutions and deposit boxes maintained by ANSC at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts, to borrow pursuant to such resolutions and with access to such boxes; (ii) all agreements or commitments of ANSC guaranteeing the payment of money or the performance of other contracts by any third persons; and (iii) the names of all persons, firms, associations, corporations, or business organizations holding general or special powers of attorney from ANSC, together with a summary of the terms thereof.

     2.21 Sources of Premiums.

     (a) Schedule 2.21(a) sets forth a computer print-out of ALIC's accounts sequentially listed by volume generated during the period from January 1, 1996 through September 30, 1997. Accel has no knowledge that any such account intends to terminate or not renew or otherwise modify its relationship with ALIC, provided, however, that Lyndon acknowledges that accounts routinely are added and terminated in the regular course of ALIC's business.

     (b) Schedule 2.21(b) sets forth a computer print-out of ANSC's accounts sequentially listed by volume generated during the period from January 1, 1996 through September 30, 1997. Accel has no knowledge that any such account intends to terminate or not renew or otherwise modify its relationship with ANSC, provided, however, that Lyndon acknowledges that accounts routinely are added and terminated in the regular course of ANSC's business.

     2.22 Absence of Changes. Except as set forth in Schedule 2.22, since September 30, 1997, each of the Target Corporations has carried on its business in the ordinary course, and there has not been:

                       (i)  any material adverse change in its
                  business condition (financial or otherwise), results of operations or liabilities;

                       (ii)  any pending or, to Accel's knowledge,
                  threatened amendment, modification, or termination of any agreement, license or permit which is material to its business;

                       (iii)  any disposition or acquisition of any
                  of its assets or properties other than in the ordinary course which exceed $50,000 in the aggregate;

                       (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) materially adversely affecting or that could reasonably be expected to materially adversely affect its business or assets;

                       (v)  any increase in the compensation of any
                  of its employees other than in the ordinary course of business consistent with past practice; or

                       (vi)  except in the ordinary course, the
                  incurrence of any obligation or liability (whether matured, unmatured, absolute, accrued, contingent or otherwise) which exceed $50,000 in the aggregate.

     2.23 Employee Relations. None of the Target Corporations has at any time during the last five years had, or, to the knowledge of Accel, is there now threatened, a strike, picket, work stoppage, work slowdown, or other material labor dispute, and Accel has no knowledge of any Target Corporation's employee's proposed resignation whose annual salary exceeds $25,000.

     2.24 Affiliated Transactions. For purposes of this Section, an "Affiliate" means any shareholder or any employee, officer or director of Accel or any of the Target Corporations or any spouse or family member (including in-laws) of, or any corporation or other entity "controlled by" (as such term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1993, as amended (the "Securities Act")), any such persons or in which any such person has an equity or ownership interest exceeding five percent.

     (a) Except as specifically set forth (including dollar amounts) on
Schedule 2.24, as of the date hereof, no Affiliate is indebted to, or is a creditor of, Accel or any of the Target Corporations.

     (b) During the past three (3) years, except as set forth on Schedule 2.24, Accel has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, any Affiliate nor is Accel or any of the Target Corporations a party to any contract, agreement, license, commitment or other arrangement, written or oral, express or implied, with an Affiliate except as disclosed on such schedule.

     2.25 Brokers' Fees. There is no broker, finder or other intermediary retained by Accel who might be entitled to a fee or commission in connection with the transactions contemplated hereby.

     2.26 Full Disclosure. All documents, schedules and other materials delivered or made available by or on behalf of Accel in connection with any of the Target Corporations to Lyndon in connection with this Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of Accel to Lyndon in connection with this Agreement and the transactions contemplated hereby does not, in light of the circumstances under which the statements contained in the information so furnished were made, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading.

     2.27 Employee Compensation. Schedule 2.27 lists all employees of ALIC, Dublin and ANSC (other than employees who are expected to continue to be employed by Accel or ANIC following the Closing) setting forth their respective salaries, whether they are employed under contract or at will, and the expiration date of each contract.

     2.28 Authority of Accel. Accel has the right, power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be performed by Accel. The execution and delivery of this Agreement by Accel, the performance by Accel of its obligations hereunder and the consummation by Accel of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Accel other than approval by its stockholders. This Agreement has been duly executed and delivered by Accel and (assuming due authorization, execution and delivery by Lyndon) upon receipt of the requisite approval by its stockholders, and the necessary approvals by governmental authorities, bureaus and agencies, this Agreement will constitute a legal, valid and binding obligation of Accel enforceable against Accel in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally or by general principles of equity.

     2.29 Title to Target Shares. Accel owns of record and beneficially, all of the Target Shares, free and clear of all Liens and, upon delivery to Lyndon of the certificates evidencing such Target Shares duly endorsed for transfer to Lyndon, Lyndon will acquire good, valid, indefeasible and marketable title thereto, free and clear of any and all liens.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF LYNDON

     Lyndon represents and warrants to Accel that:

     3.1 Organization. Lyndon Life Insurance Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and Lyndon Insurance Group, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each such corporation has all requisite corporate power and authority to enter into this Agreement, to own, lease and operate its properties, to carry on its business as now being conducted and to consummate the transactions contemplated hereby, and is duly qualified and licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which it is required to be so qualified or authorized.

     3.2 Authority. This Agreement has been duly authorized, executed and delivered by Lyndon and is a valid and binding agreement of Lyndon enforceable against Lyndon in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally, or by general principles of equity.

     3.3 Investment Purposes. Lyndon is acquiring the Target Shares for its own account solely for the purpose of investment within the contemplation of the Securities Act and not with a view to any distribution thereof. Lyndon is aware and understands that the Target Shares have not been registered under the Securities Act or under the securities laws of any state, that any transfer of the Target Shares by Lyndon shall be restricted under the provisions of such act and such state laws, and that the certificates representing the Target Shares will bear legends to such effect. Lyndon possesses such knowledge and experience in financial and business matters generally and with respect to the businesses of the Target Corporations so as to enable it to evaluate the risks and merits of its purchase of the Target Shares.

     3.4 No Breach or Conflict. The authorization, execution, delivery and performance of this Agreement by Lyndon will not (a) violate any provision of its certificate of incorporation, by-laws or other organizational documents,
(b) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, any agreement to which it is a party, or (c) conflict with or violate any statute, law, rule or regulation or Governmental Order applicable to Lyndon which would have a material adverse effect on the ability of Lyndon to consummate the transactions contemplated by this Agreement.

     3.5 Ability to Perform. Lyndon has, and will continue to have at the time of Closing, adequate cash resources or financing commitments from third parties to enable Lyndon to pay the Purchase Price at Closing.

     3.6 Governmental and Other Authorizations; Notices and Consents. (a) The execution, delivery and performance of this Agreement by Lyndon do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any governmental authority, bureau or agency or any other third party except (a) as required by the insurance laws of the State of Ohio, the State of Missouri and any other state in which Accel, Lyndon or the Target Corporations are doing business, (b) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (c) as set forth in Schedule 2.5(a), (b) and (c).

     (b) Lyndon does not have knowledge of any facts or circumstances pertaining to Lyndon or its affiliates which are reasonably likely to prevent the parties hereto from obtaining the governmental consents and approvals contemplated by Sections 2.5 and 3.6.

     3.7 Litigation. Except as disclosed in a writing given to Accel by Lyndon on a date prior to the execution of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of Lyndon after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect Lyndon's ability to consummate, or which could otherwise affect the legality, validity or enforceability of, the transactions contemplated by this Agreement.

     3.8 Brokers' Fees. There is no broker, finder or other intermediary retained by Lyndon or any of its affiliates who might be entitled to a fee or commission in connection with the transactions contemplated hereby.


                                   ARTICLE 4

                            CONDUCT PENDING CLOSING

     From the date hereof and until the Closing Date, except as otherwise provided by this Agreement or as agreed by Lyndon in writing, Accel hereby covenants and agrees that it shall comply and it shall cause ALIC, Dublin and ANSC to comply with each of the following covenants:

     4.1 Conduct of the Business. ALIC, Dublin and ANSC shall each, consistent with past practice, conduct its business in the ordinary course, maintain adequate insurance, preserve intact its business organization and employees, maintain satisfactory relationships with its independent agents, reinsurers and others having business relationships with it, maintain its books and records in its usual manner and not make any change in its financial reporting, or accounting practices or policies unless required by GAAP or SAP, or in its reserving practices or policies.

     4.2 Certain Prohibited Activities.  Neither ALIC, Dublin nor ANSC shall
(i) issue, sell or deliver, or agree or take any steps towards an agreement to issue, sell or deliver, any shares of its capital stock or any other security (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any subscription, option, warrant or other right calling for the issue, sale or delivery thereof; (ii) except as permitted by
Section 4.11 hereof, declare or pay any dividend or distribution on any shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of its capital stock; (iv) make any change in any pension or employee benefit plan or arrangement, or any collective bargaining agreement, or enter into, amend, modify or terminate any arrangement or agreement with any officer, director, employee, independent contractor, representative or agent thereof; (v) create, incur, assume or guarantee any indebtedness for borrowed money; (vi) make any capital expenditure, or purchase, lease or license any real or personal property which exceed $50,000 in the aggregate; (vii) sell or otherwise dispose of or pledge any of its assets (tangible or intangible) or cancel any debts or claims (including, without limitation, accounts receivable) owing to it, except in the ordinary course of business which does not otherwise violate this Agreement; (viii) merge or consolidate with any other Person or acquire control of all or any substantial portion of the assets of any other Person or take any steps incident to, or in furtherance of, merging or consolidating with or acquiring control of all or any substantial portion of the assets of any other Person, whether by entering into an agreement providing therefor or otherwise; (ix) make or cause to be made any alteration in the manner of keeping its books, accounts or records or in the accounting practices and principles therein and theretofore reflected, including its reserving practices and policies, except as required by law or changes in the Insurance Law of each applicable state; (x) effect or agree to any change in its Articles of Incorporation, Code of Regulations or By-Laws (except with respect to ALIC as described in Section 7.1(r)); (xi) settle or agree to settle any claim, action, suit or proceeding (other than the payment of insured claims in the ordinary course of business) involving the payment or receipt by the applicable corporation of more than $25,000, individually, or $100,000, in the aggregate; (xii) enter into any other transaction or agreement which is not in the ordinary and usual course of business; or (xiii) agree or commit to do any of the foregoing.

     4.3 Reports; Taxes; Etc. ALIC, Dublin and ANSC shall each duly and timely file, or cause to be duly and timely filed, all filings, declarations, reports or returns required to be filed with federal, state and local authorities and pay, when due all federal and state, foreign and local taxes, assessments and governmental charges lawfully levied or assessed.

     4.4 Access to Information. Accel, ALIC, Dublin and ANSC shall each afford Lyndon, its counsel, financial advisors, auditors and other authorized representatives full access, upon reasonable prior notice and during normal business hours and subject to reasonable supervision by Accel and its agents, to the offices, properties, books and records of each of ALIC, Dublin and ANSC and to each of ALIC, Dublin and ANSC employees, agents and independent accountants (provided that Lyndon shall use reasonable efforts to minimize any disruption to the business of Accel and the Target Corporations), and shall furnish to Lyndon, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to each of ALIC, Dublin and ANSC as may reasonably be requested, and shall instruct its employees, counsel and financial advisors to cooperate with Lyndon in its investigation of each of ALIC, Dublin and ANSC.

     4.5 Further Assurances. Each of Accel, ALIC, Dublin and ANSC shall do or cause to be done such further acts and things and deliver or cause to be delivered to Lyndon such additional assignments, agreements, powers and instruments as Lyndon may reasonably require or deem reasonably advisable to carry into effect the purposes of this Agreement or the other agreements to be entered into in connection with the transactions contemplated hereby or to better assure and confirm the rights, powers and remedies of Lyndon hereunder and thereunder.

     4.6 Tax Adjustments. Each of ALIC, Dublin and ANSC shall promptly notify Lyndon of all proposed adjustments contained in examination reports received by the Company from the Internal Revenue Service or any state, local or foreign tax authority to any Return relating to adjustment for tax years prior to and including the Closing Date which could materially adversely affect each of ALIC, Dublin or ANSC or Lyndon and shall provide to Lyndon and its representatives such information and records as they may reasonably request with respect to such adjustments. Lyndon shall have the right to require and to participate in, and to pay its own expenses relating to, the contest of all such proposed adjustments which might adversely affect Lyndon by the creation of adverse precedent or otherwise.

     4.7 No "Shopping". Each of Accel, ALIC, Dublin and ANSC, shall not, except as permitted below, (i) sell or arrange for the acquisition of any capital stock or any other security of, or the business or all or any substantial portion of the assets of, each of ALIC, Dublin and ANSC, (ii) negotiate, solicit or encourage, or authorize any Person to solicit from any other Person, any proposals relating to the disposition of the business or assets of each of ALIC, Dublin and ANSC or the acquisition of securities of each of ALIC, Dublin and ANSC or a merger or combination of each of ALIC, Dublin and ANSC with any Person other than Lyndon or an affiliate of Frontier Insurance Group, Inc., or
(iii) make available, or permit to be made available, any information concerning each of ALIC, Dublin and ANSC to any Person for the purpose of effecting or causing, or assisting with, a disposition of all or any substantial portion of the assets of each of ALIC, Dublin and ANSC, or any of the securities of each of ALIC, Dublin and ANSC (other than to Lyndon). Notwithstanding anything to the contrary contained in this Section 4.7 or in any other provision of this Agreement, Accel, its Board of Directors and its

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officers, representatives and agents may furnish information to, and participate in discussions or negotiations with, a third party (the "Third Party") who submits any good faith purchase offer which was not directly or indirectly solicited after the date of this Agreement by Accel, the Target Companies or any of their respective affiliates to acquire the capital stock, business or assets of the Target Companies pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or similar transaction, if Accel's Board of Directors determines in good faith, after consulting with legal counsel, that such furnishing of information and participation in discussions are required in the exercise of the Board of Directors' fiduciary duties under applicable law. Accel shall promptly advise Lyndon when it determines that it will have negotiations with a Third Party, including providing Lyndon such information concerning the Third Party as shall not be inconsistent with the terms of any agreement with the Third Party with respect to the subject of discussions or negotiations. To the extent this Agreement has not otherwise been terminated, Accel shall be entitled to execute a definitive agreement with a Third Party relating to the acquisition proposal of such Third Party and to terminate this Agreement so long as Accel pays Lyndon a fee of $750,000.

     4.8 Governmental Notification and Approvals. Each of ALIC, Dublin and ANSC shall promptly prepare, file and diligently pursue with the appropriate governmental agencies all documentation and information required by law or requested by each such agency to be filed by each of ALIC, Dublin and ANSC to permit the consummation of the transactions contemplated hereby, including any filings required to be made or documentation and further information requested under the insurance laws of Ohio.

     4.9 Regulatory Matters. Each of ALIC, Dublin and ANSC shall prepare and file promptly, with Lyndon's cooperation, all applications and notices to obtain all state regulatory approvals required to be obtained by ALIC, Dublin and ANSC and shall use all reasonable efforts to process such applications and notices and obtain the requisite consents necessary to consummate the transactions contemplated hereby.

     4.10 Cause Conditions to be Satisfied. Accel will use its reasonable best efforts to cause all of the conditions described in Section 7.1 of the Agreement to be satisfied.

     4.11 Special Distribution

     (i) Prior to Closing, the Target Corporations shall declare and pay their shareholders, as they shall determine (in the exercise of their reasonable judgment), a special distribution (the "Special Distribution") equal to the estimated amount (the "Estimated GAAP Surplus Amount") by which the Target Corporations' Combined GAAP Equity (as defined below) as of the Closing Date is expected to exceed $31.6 million. The term "Target Corporations' Combined GAAP Equity" shall mean the total stockholders' equity of each of the Target Corporations as determined in accordance with GAAP, consistent with past practices, as of December 31, 1997. Accel shall base the amount of such Special Distribution on the combined September 30, 1997 unaudited balance sheets of the Target Companies (without giving effect to the Special Distribution) and a written statement, certified by the President and Chief Financial Officer of Accel, setting forth that the Estimated GAAP Surplus Amount has been determined in accordance with the provisions of this Section
4.11 and setting forth the components of the Special Distribution and stating that the Special Distribution is equal to the Estimated GAAP Surplus Amount. There shall be no goodwill or other intangible assets reflected in the Target Corporations' Combined GAAP Equity.

     (ii) Accel shall, by March 31, 1997, obtain from KPMG Peat Marwick LLP and provide to Lyndon an audited balance sheet (the "Closing Date Balance Sheet") as of December 31, 1997 for the Target Corporations (giving effect to the Special Distribution) and a written statement of such firm setting forth the Target Corporations' Combined GAAP Equity as of December 31, 1997 as set forth on the Closing Date Balance Sheet (the "Target Corporations' Combined GAAP Equity"). The Closing Date Balance Sheet shall be based on GAAP and accounting practices consistent with the Combined Audited GAAP Financial Statements (as defined in Section 2.7(d)).

     (iii) If the Target Corporations' Combined GAAP Equity exceeds $31.6 million, the Purchase Price shall be increased by, and Lyndon shall pay Accel 125 days after the Closing Date, an amount equal to the amount by which the Target Corporations' Combined GAAP Equity exceeds $31.6 million, by wire transfer to a bank account designated in writing by Accel, in immediately available funds. If the Target Corporations' Combined GAAP Equity is less than $31.6 million, the Purchase Price shall be decreased by, and Accel shall pay Lyndon 125 days after the Closing Date, an amount equal to the difference between $31.6 million and the Target Corporations' Combined GAAP Equity, by wire transfer to a bank account designated in writing by Lyndon, in immediately available funds.

     4.12 Non-Piracy Agreements. Accel shall cause the non-piracy agreements attached hereto as Exhibit A to be distributed to all employees of the Target Companies for execution by such employees.

     4.13 Employee List. Four weeks prior to the Closing Date, Lyndon will forward a list to Accel setting forth the employees of the Target Corporations that will continue to be employed by Lyndon or one of the Target Corporations following the Closing. Accel shall either terminate or employ any employees of the Target Corporations that are not included on the aforementioned list at Accel's sole discretion and expense.

     4.14 Credit Life System. Accel shall diligently work towards the completion of the Year 2000 work and other clean-up work on the Credit Life System (the "Credit Life Work") prior to Closing, and shall continue the Credit Life Work until it is completed, at Accel's expense, after the Closing. Such work shall be completed prior to May 1, 1998. Any costs incurred by Lyndon in causing such work to be completed after May 1, 1998 shall be reimbursed by Accel within fifteen (15) days of Lyndon's invoice therefor, and shall not be limited by the "indemnity basket" described in Section 11.1.


                                   ARTICLE 5

                              COVENANTS OF LYNDON

     Lyndon hereby covenants and agrees that:

     5.1 Confidentiality. Lyndon shall, and shall cause its employees, officers, directors, accountants, attorneys, agents and affiliates to: (i) treat as confidential all information provided by Accel or any Target Corporation to Lyndon or its agents with respect to Accel or any Target Corporation, including, without limitation, information concerning their respective assets, properties, liabilities, employees, customers, agents, businesses, contracts, agreements, results of operations, conditions (financial or otherwise), prospects, business plans, etc., which are not otherwise publicly available (the "Confidential Information"); (ii) not disclose any Confidential Information to any Person or use, permit or assist any Person in using any Confidential Information, except to the extent necessary as a benefit to Lyndon in the performance of its due diligence in connection with the transactions contemplated by this Agreement, and not for any other purpose; and
(iii) in the event that the transactions contemplated hereby are not consummated for any reason whatsoever, promptly deliver to Accel all Confidential Information and promptly deliver or destroy all analyses, compilations, studies or other documents or records prepared by Lyndon or its employees, officers, directors, accountants, attorneys, agents and affiliates using Confidential Information without retaining any copies thereof. Upon destruction of the aforementioned analyses, compilations, studies or other documents, Lyndon agrees to give Accel a written certification signed by its President to the effect that to the best of his knowledge such destruction has been accomplished and is complete. It is understood and agreed that money damages will not be a sufficient remedy for any breach of this Section 5.1 and that Accel shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 5.1. In the event of litigation relating to this Section 5.1, if a court of competent jurisdiction determines in a final nonappealable order that Lyndon has breached this Section 5.1, then Lyndon shall be liable and pay to Accel the reasonable legal fees Accel has incurred in connection with such litigation, including any appeal therefrom, and otherwise, Accel shall be liable and pay to Lyndon the reasonable legal fees Lyndon has incurred in defending any such litigation, including any appeal therefrom.

     5.2 Regulatory Matters. Lyndon, with Accel's cooperation will promptly prepare and file all applications, notices, consents and other documents necessary or advisable to obtain all state regulatory approvals, promptly file all supplements or amendments thereto, and use all reasonable efforts to obtain such regulatory approvals, as promptly as practicable, necessary to consummate the transactions contemplated hereby.

     5.3 Cause Conditions to be Satisfied. Lyndon will use its reasonable best efforts to cause all of the conditions described in Section 7.2 of the Agreement to be satisfied.

                                   ARTICLE 6

                         COVENANTS OF ACCEL AND LYNDON

     Accel hereby covenants and agrees to use reasonable efforts fulfill the following covenants, and shall cause ALIC, Dublin and ANSC to fulfill the following in covenants, and Lyndon hereby covenants and agrees to use reasonable efforts fulfill the following covenants:

     6.1 Necessary Assurances. To take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement expeditiously, including executing and delivering such further documents, certificates, applications and agreements as may be reasonably necessary or desirable.

     6.2 Filings and Consents. To cooperate (i) with respect to any filing with any governmental body, agency, official or authority required in connection with this Agreement or the consummation of the transactions contemplated hereby and (ii) with respect to any actions, consents, approvals or waivers required to be obtained from parties to any material contracts in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.3 Employee Benefit Plans.   As of the Closing Date, Accel and Lyndon
each agree to cooperate in causing such actions to be taken as would result in ALIC, Dublin, and ANSC ceasing to be participating employers as of the Closing Date in Accel's and its ERISA Affiliates' Employee Benefit Plans in accordance with the requirements of ERISA. Accel and Lyndon further agree that, except for ALIC, Dublin and ANSC post-Closing Date contributions (and liabilities therefor) to such Employee Benefit Plans for the time periods preceding the Closing Date, neither ALIC, Dublin, nor ANSC shall thereafter be responsible for making any contributions to, or have any other liability with respect to, such Employee Benefit Plans. As used herein, the term "Employee Benefit Plan" means any (a) deferred compensation or retirement bonus, stock option or similar plan or arrangement, (b) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) any Multiemployer Plan, or (e) Employee Welfare Plan; "ERISA Affiliate" means each entity which is treated as a single employer with a party for purposes of Code "414; "Employee Pension Benefit Plan" has the meaning set forth in ERISA "3(2), but excludes a Multiemployer Plan; "Employee Welfare Benefit Plan" has the meaning set forth in ERISA "3(1); and "Multiemployer Plan" has the meaning set forth in ERISA "3(37).

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

     7.1 Conditions to Obligations of Lyndon. The obligations of Lyndon hereunder are conditioned upon the following:

     (a) All warranties and representations of Accel contained in this Agreement or in any Schedule or instrument delivered hereunder or otherwise made in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

     (b) Accel shall have performed and complied in all material respects with all of the covenants and agreements required by or pursuant to this Agreement, and any Schedule or instrument delivered hereunder, to be performed or complied with by Accel on or prior to the Closing Date.

     (c) No suit, action, investigation or proceeding before or by any federal or state court or governmental or regulatory authority shall have been commenced, and no suit, action or proceeding by any governmental or regulatory authority shall have been threatened, against Accel or Lyndon seeking to restrain, prevent or modify the transactions contemplated hereby or seeking material damages in connection with any of such transactions and no order of any court or administrative agency to restrain, prohibit or nullify the consummation of the transactions contemplated herein shall be outstanding as of the Closing Date.

     (d) All governmental authorities (including, without limitation, the Ohio Department of Insurance) having jurisdiction, to the extent required by law, shall have consented to or approved the consummation of the transactions contemplated by this Agreement.

     (e) All documents delivered and action taken pursuant hereto shall be reasonably satisfactory in form and substance to Lyndon and its counsel.

     (f) The ALIC, Dublin and ANSC September 30, 1997 GAAP Financial Statements and the ALIC September 30, 1997 SAP Financial Statements shall have been delivered to Lyndon at least fifteen days prior to the Closing Date, and in no event later than November 30, 1997.

     (g) The Board of Directors of Accel, ALIC, Dublin and ANSC shall have approved the transactions contemplated by this Agreement and the stockholders of Accel shall have approved the sale of the Target Shares and ANIC assets contemplated by this Agreement and the Asset Purchase Agreement.

     (h) [Not Used].

     (i) All of the independent agents of each of ALIC and ANSC shall have agreed to maintain their relationships with each applicable entity following the Closing Date unless notice has been given by Accel to Lyndon of any indication otherwise. Lyndon acknowledges that independent agencies are routinely added and terminated in the regular course of each of ALIC's and ANSC's businesses.

     (j) Lyndon shall have been satisfied with the results of its due diligence review of Dublin and of the assets to be purchased from ANIC, and that the September 30, 1997 GAAP Financial Statements of each of ALIC, Dublin and ANSC shall indicate no material adverse change in the results of operations or financial condition of such companies taken as a whole from the June 30, 1997 unaudited financial statements previously provided to Lyndon.

     (k) Each of Accel, ALIC, Dublin and ANSC shall have made any and all filings required by applicable law or regulation to be made with any and all governmental authorities and state insurance departments in connection with the consummation of the transactions contemplated herein, including the notification required by the HSR Act and any requested or supplementary filings thereto in such manner and at such places as are specified in the HSR Act and the applicable rules and regulations thereunder, and any other notifications to, or filings with, regulatory authorities.

     (l) Accel and the Target Corporations shall have conveyed to Lyndon all the right, title and interest they each possess to use the servicemarks "Costguard" and "Loanguard" pursuant to two Assignments of Federal Mark Registration substantially in forms of Exhibit B hereto and have licensed to Lyndon the right to use the servicemarks ACCELERATION, the Inverted "V" Design, and ACCELERATION and the Inverted "V" Design heretofore used in connection with the businesses of each of the Target Corporations to Lyndon pursuant to a License Agreement, substantially in the form of Exhibit C hereto.

     (m) Accel shall have made a timely election under Section 338(h)(10) of the Code, if required to be made prior to Closing.

     (n) [Not Used]

     (o) The Target Corporations' Combined GAAP Equity shall be not less than Thirty One Million Six Hundred Thousand Dollars ($31,600,000) as of December 31, 1997 in accordance with the provisions of Section 4.11 hereof.

     (p) Any and all intercompany service agreements and tax-sharing agreements between any of Accel, ALIC, Dublin, and ANSC shall have been terminated.

     (q) The Lincoln National Treaty for insurance policies with effective dates of December 31, 1995 and prior, shall have been terminated.

     (r) The ALIC Articles of Incorporation and Code of Regulations shall have been amended to eliminate the provisions requiring director share ownership and Ohio residential requirements.

     (s) Accel shall have entered into a Systems Use Agreement with the Target Corporations pursuant to which the Target Corporations shall be entitled to utilize the IBM AS 400 system of Accel as the Target Corporations' mainframe computer and programming support, at commercially reasonable rates to be agreed upon by Lyndon and Accel.

     (t) The Light Pen system, including all relevant documentation, shall have been delivered to Lyndon or one of the Target Corporations, as directed by Lyndon.

     (u) The Lincoln National Reinsurance Agreement with ALIC dated January 1, 1996, reinsuring policies with effective dates of January 1, 1996 and thereafter, shall not have been terminated.

     (v) Accel shall have delivered to Lyndon the Normalized Line of Business Results Report for the nine months ended September 30, 1997, prepared on a basis consistent with the Normalized Line of Business Results Report previously delivered to Lyndon, which shall show no material adverse change from the results reported as of June 30, 1997.

     (w) Accel shall have caused ALIC to enter into a lease for the premises it currently leases on terms comparable to its current lease for the remaining term of the current lease, in form and substance reasonably acceptable to Lyndon and its counsel.

     (x) [Not Used].

     (y) Any ALIC and ANSC obligations to indemnify their respective officers shall have been expressly assumed by Accel on or before the Closing Date for actions occurring prior to the Closing Date.

     (z) Accel shall have agreed to provide continued cooperation after Closing on any litigation matters relating to any of the Target Corporations.

     (aa) Lyndon shall have received at the Closing the opinion of Nicholas Z. Alexander, Esq., Senior Vice President and General Counsel for Accel, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Lyndon, to the effect that (a) ALIC is a corporation duly organized, validly existing and in good standing under the laws of Ohio and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary, Dublin is a corporation duly organized, validly existing and in good standing under the laws of the Turks and Caicos Islands and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary, and ANSC is a corporation duly organized, validly existing and in good standing under the laws of Ohio and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) the authorized capital stock of ALIC consists of 500 shares, of which 400 are issued and outstanding, the authorized capital stock of Dublin consists of 5,000 shares, of which 5,000 are issued and outstanding and the authorized capital of ANSC consists of 500 shares, of which 5 are authorized and outstanding; (c) all of the issued and outstanding shares of capital stock of ALIC, Dublin and ANSC are owned by Accel; (d) Accel has all the requisite corporate power and authority to enter into and perform this Agreement; (e) this Agreement has been duly authorized, executed and delivered by Accel, and is a valid and binding obligation of Accel, and each document attached hereto as an Exhibit has been duly authorized, executed and delivered by Accel or each of the Target Corporations, as applicable, and each such agreement is a valid and binding obligation of Accel, subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally from time to time in effect; (f) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not as of the Closing Date (i) violate any judicial or administrative order, judgement or decree entered against Accel or any of the Target Corporations, (ii) conflict with any judgment or decree entered against Accel or any of the Target Corporations, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, other debt instrument or any other material instrument or agreement known to such counsel to which any of Accel or any of the Target Corporations is a party or to which any of its assets is subject; (g) to such counsel's knowledge there are no pending legal proceedings to which any of Accel or any of the Target Corporations is a party or of which property of Accel or any of the Target Corporations is subject and, insofar as is known to such counsel, no such proceeding is threatened. In rendering such opinion, such counsel may reasonably rely on certificates of officers of Accel opinions of other counsel and such other evidence as he may deem necessary or desirable, provided that counsel for Accel shall state that such certificates and opinions are satisfactory in form and substance for such purpose.

     (bb) The HSR Act waiting period shall have expired or been terminated.

     (cc) The transactions contemplated by the Asset Purchase Agreement shall have closed concurrently with the closing of the transactions contemplated by this Agreement.

     7.2 Conditions to Obligations of Accel. The obligations of Accel hereunder are conditioned upon the following:

     (a) All warranties and representations of Lyndon contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     (b) Lyndon shall have performed and complied with all of the covenants and agreements required by or pursuant to this Agreement, and any Schedule or instrument delivered hereunder, to be performed or complied with by Lyndon on or prior to the Closing Date.

     (c) No suit, action, investigation or proceeding before or by any federal or state court or governmental or regulatory authority shall have been commenced, and no suit, action or proceeding by any governmental or regulatory authority shall have been threatened, against Accel or Lyndon seeking to restrain, prevent or modify the transactions contemplated hereby or seeking material damages in connection with any of such transactions and no order of any court or administrative agency to restrain, prohibit, or nullify the consummation of the transactions contemplated herein shall be outstanding as of the Closing Date.

     (d) All governmental authorities (including without limitation the Missouri Department of Insurance and the Ohio Department of Insurance) having jurisdiction, to the extent required by law, shall have consented to or approved the consummation of the transactions contemplated by this Agreement and by the Asset Purchase Agreement.

     (e) All documents delivered and action taken pursuant hereto and pursuant to the Asset Purchase Agreement shall be reasonably satisfactory in form and substance to Accel, and its counsel.

     (f) Accel shall have received at the Closing the opinion of Epstein Becker & Green, P.C., counsel to Lyndon, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Accel, to the effect that (a) Lyndon is duly authorized to enter into and perform this Agreement and (b) this Agreement has been duly authorized, executed and delivered by Lyndon, and is a valid and binding obligation of Lyndon, and each agreement attached hereto as an Exhibit has been duly authorized, executed and delivered by Lyndon, and each such agreement is a valid and binding obligation of Lyndon enforceable against Lyndon in accordance with its terms, subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of the rights of creditors of insurance companies or creditors rights generally from time to time in effect.

     (g) The HSR Act waiting period shall have expired or been terminated.

     (h) The transactions contemplated by the Asset Purchase Agreement shall have closed concurrently with the closing of the transactions contemplated by this Agreement.

     (i) Lyndon shall have made any and all filings required by applicable law to be made with any and all governmental authorities and state insurance departments in connection with the consummation of the transactions contemplated herein, including the notification required by the HSR Act and any requested or supplementary filings thereto in such manner and at such places as are specified in the HSR Act and the applicable rules and regulations thereunder, and any other notifications to, or filings with, regulatory authorities.

                                   ARTICLE 8

                                    CLOSING

     8.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place effective as of December 31, 1997 (the "Closing Date") at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177-0077. The actual Closing shall take place within five (5) business days after the satisfaction or waiver of the last condition to Closing, unless otherwise agreed by the parties, and in no event later than March 31, 1998. If Closing shall not have occurred by March 31, 1998, then either party may terminate this Agreement by written notice to the other, without liability or penalty.

     8.2 Deliveries by Accel. At the Closing, Accel shall deliver to Lyndon the following:

     (a) Certificates representing the Target Shares, duly endorsed for transfer to Lyndon or its designee.

     (b) The minute book, stock book and stock ledger of each of ALIC, Dublin and ANSC.

     (c) A copy of the Articles of Incorporation of each of ALIC and ANSC certified as of a date not more than fourteen (14) days prior to the Date of Closing by the Secretary of State of the State of Ohio and of the Articles of Incorporation of Dublin certified by the appropriate government official of the Turks and Caicos Islands as of a date not more than thirty (30) days prior to the Closing Date.

     (d) Good standing certificates, (i) dated as of a date not more than fourteen (14) days prior to the Closing Date, as to the corporate existence and good standing of ALIC and ANSC certified by the Secretary of State of the State of Ohio for ALIC and ANSC; (ii) dated not more than thirty (30) days prior to the Closing Date certified by the appropriate government official of the Turks and Caicos Islands for Dublin; (iii) as to each of ALIC, Dublin and ANSC's authorization to conduct business as a foreign corporation in good standing certified by the appropriate authorities of each applicable jurisdiction if any; and (iv) as to ALIC, the existing insurance licenses or certificates of authority issued by the department of insurance of each jurisdiction in which ALIC is authorized to transact business as an insurance company.

     (e) The written resignations of the directors and officers of each of ALIC, Dublin and ANSC as requested by Lyndon.

     (f) The License Agreement and Servicemark Assignments referred to in
Section 7.1(l), executed by Accel.


     (g)    Systems Use Agreement executed by Accel and the Target Corporations.

     (h)    The opinion of Nicholas Z. Alexander, General Counsel of Accel.

8.3 Deliveries by Lyndon. At the Closing, Lyndon shall deliver to Accel the following:

     (a)    The Purchase Price by wire transfer of immediately available funds.

     (b)    The opinion of Epstein Becker & Green, P.C., counsel to Lyndon.


     (c) A true and complete copy, certified by the Secretary or an Assistant Secretary of Lyndon, of the resolutions duly and validly adopted by the Board of Directors of Lyndon evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by Lyndon as contemplated hereby and the consummation of the transactions contemplated hereby.

     (d) A certificate of the Secretary or an Assistant Secretary of Lyndon certifying the names and signatures of the officers of Lyndon authorized to sign this Agreement and the other documents to be delivered hereunder.

     (e) The License Agreement and Servicemark Assignments referred to in
Section 7.1(l), executed by Lyndon.

                                   ARTICLE 9

                               CERTAIN COVENANTS

     9.1 Cooperation and Records Retention. Lyndon shall cause each of ALIC, Dublin and ANSC to retain, following the Closing Date and until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information that may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date hereof and shall not destroy or otherwise dispose of any such records without first providing Accel with a reasonable opportunity to review and copy the same. In the event of any audit or examination by the Internal Revenue Service or other taxing authority or any judicial or administrative proceedings with respect to the tax liability of each of ALIC,

Dublin and ANSC for a period that includes the date hereof or any prior date, Lyndon or Accel, as the case may be, shall notify the other promptly thereof and each shall provide the other with such assistance as may reasonably be requested, any records or other information that may be relevant thereto and copies of any final determination thereof.

     9.2 Financial Accounting Matters. Accel shall provide Lyndon with access to Accel's general ledger and accounts payable system for a reasonable transition period, not to exceed nine months, following the Closing for the purpose of allowing Lyndon to maintain the Target Companies' financial records in an orderly fashion. Lyndon shall provide Accel and its auditors with access to all books and records of the Target Companies for the purpose of allowing Accel to prepare the Combined Audited GAAP Financial Statements and the Closing Date Balance Sheet.

     9.3 Non-Competition. For a period of three years from the Closing Date, Accel and its subsidiaries shall not, and shall cause each of its controlled affiliates not to, directly or indirectly (i) engage in activities or businesses which are substantially in competition with the current business of the Target Corporations; or (ii) perform any action, activity, or course of conduct which is substantially detrimental to the business or business reputation of the Target Corporations, including (A) soliciting, recruiting or hiring any employees of any of the Target Corporations or persons who have worked for any of the Target Corporations (except as contemplated by this Agreement) and (B) soliciting or encouraging any employee of any of the Target Corporations to leave the employment of any of the Target Corporations; provided, however, that nothing herein shall prohibit Accel (or any subsidiary or affiliate) from owning not more than 1% of the stock or other securities of any such corporation, which securities are publicly traded over-the-counter or on a national securities exchange, provided neither Accel nor any subsidiary or affiliate directly or indirectly renders any services or engage in any activities of any kind for or on behalf of the issuer of such securities or any affiliate thereof. Lyndon may proceed against Accel and/or any such subsidiary or affiliate for breach of this covenant by injunction in addition to any other claim for relief Lyndon may have in law or in equity.

     9.4 Use of Former Employees. Lyndon shall make employees of the Target Corporations available to assist Accel by providing historical information and data and other information required by Accel to complete financial statements and other reports and to perform other accounting and reporting functions.

     9.5 Delivery of Year-End Financial Statements. Lyndon shall cause the employees of the Target Corporations to prepare the financial statements of ALIC, Dublin and ANSC on a GAAP basis for the year ended December 31, 1997 and the SAP financial statements for ALIC for the year ended December 31, 1997, at its expense, and to make all the SAP financial statements available for Accel's review on or before February 18, 1997 and the GAAP financial statements on or before March 4, 1997.

                                   ARTICLE 10

                                    SURVIVAL

     10.1 Survival. All representations and warranties made in this Agreement shall survive the delivery of this Agreement until December 31, 1999, except, however, that (i) claims with respect to Taxes may be made by Lyndon until sixty (60) days following the expiration of the applicable statute of limitations and (ii) claims based on fraud, willful misrepresentation or with respect to the representations and warranties set forth in Sections 2.2 and
2.29 may, in each case, be asserted at any time within one year after Lyndon learns of such fraud, willful misrepresentation or breach.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1  Indemnification.

           (a) Indemnification by Accel.

     (i) Accel hereby agrees to indemnify and hold harmless Lyndon from and against any and all losses, liabilities, damages, obligations, costs and expenses, including, without limitation, amounts paid in settlement and reasonable costs and expenses of investigating, preparing to defend and defending any claim, action, suit, proceeding, inquiry or investigation in respect thereof (such losses, liabilities, damages, obligations, costs and expenses as hereinabove set forth, collectively, "Damages") in excess of $100,000 incurred by Lyndon resulting from, relating to, or arising out of the inaccuracy of any representation or warranty herein by ALIC, Dublin, ANSC or Accel or the breach of any covenant herein by ALIC, Dublin, ANSC or Accel; provided, however, that notwithstanding any provision of this Agreement to the contrary, the aggregate indemnification obligations and liability of Accel and ANIC under this Section 11.1(a)(i) and under Section 7.1 of the Asset Purchase Agreement shall in no event exceed $8 million, and Accel shall have no obligation whatsoever to further indemnify Lyndon, its affiliates or any other Person after and in the event that Accel has paid a total of $8 million to Lyndon or any other Person pursuant to this Section 11.1(a)(i) and/or Section
7.1 of the Asset Purchase Agreement. There shall be no limitation on indemnification for (i) tax liabilities set forth in Section 11.1(a)(ii), (ii) breach of the warranties of title set forth in Sections 2.2 and 2.29, or (iii) actual fraud by Accel or ANIC.

     (ii) Accel shall indemnify Lyndon and its affiliates (including the Target Corporations) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability (except as reflected on the Closing Date Balance Sheet) (i) for Taxes of the Target Corporations for the taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day (the "Pre-Closing Tax Period"),
(ii) for Taxes of Accel or any other corporation (as a result of Treasury Regulation " 1.1502-6(a) or otherwise) which is or has been affiliated with Accel, (iii) for Taxes resulting from the Section 338(g) and 338(h)(10) elections (or any comparable elections under state or local Taxes) contemplated by Section 12.1 of this Agreement, (iv) for Taxes with respect to any pre-Closing period resulting from the Target Corporations ceasing to be included in the consolidated Federal income Tax return filed by Accel including, without limitation, any Taxes attributable to the restoration of a "deferred intercompany transaction" within the meaning of Treasury Regulations
Section 1.1502.13(a)(2) and the recognition of excess loss accounts, (v) for Taxes imposed on the Target Corporations or any transaction contemplated by this Agreement to be performed by Accel or the Target Corporations on or prior to the Closing Date, including but not limited to the Section 338(h)(10) election and the Special Distribution, and (vi) for reasonable legal fees and expenses for any item attributable to any item in clause (i), (ii), (iii), (iv) or (v) above. Notwithstanding the foregoing, Accel shall not indemnify and hold harmless Lyndon and its affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any action taken after the Closing by Lyndon, any of its affiliates, and each of their respective officers, directors, employees and agents, (other than any such action expressly required by applicable law or by this Agreement) (a "Lyndon Tax Act") or attributable to a breach by Lyndon of its obligations under this Agreement.

     Lyndon shall, and shall cause the Target Corporations to, indemnify Accel and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Target Corporations for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Lyndon's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), (ii) all liability for Taxes attributable to a Lyndon Tax Act or to a breach by Lyndon of its obligations under this Agreement, and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

     In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                 (i) real, personal and intangible property Taxes ("Property
            Taxes") of the Target Corporations for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                 (ii) the Taxes of the Target Corporations (other than Property
            Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

     (b) Indemnification by Lyndon. Lyndon hereby agrees to indemnify and hold harmless Accel from and against any and all Damages including, without limitation, amounts paid in settlement and reasonable costs and expenses of investigating, preparing to defend and defending any claim, action, suit, proceeding, inquiry or investigation in respect thereof incurred by Accel resulting from, relating to, or arising out of the inaccuracy of any representation or warranty herein by Lyndon or the breach of any covenant contained herein by Lyndon; provided, however, that the aggregate indemnification obligations and liability of Lyndon to Accel for Damages shall in no event exceed $8 million.

     (c) Procedure. If any action, suit, proceeding or claim shall be brought against the party to be indemnified by any third party, which action, suit, proceeding or claim, if determined adversely to the interest of the party to be indemnified and which would entitle the party to be indemnified to indemnity pursuant to this Section 11.1(a)(i), the party to be indemnified shall promptly notify the indemnifying party of the same in writing and, if the indemnifying party so elects, the indemnifying party shall assume the defense thereof, including the employment of counsel satisfactory to the party to be indemnified and the payment of all reasonable costs and expenses in respect thereof. The party to be indemnified shall have the right to employ counsel separate from any counsel employed by the indemnifying party in any action, suit, proceeding or claim and to control (or, if the party to be indemnified has elected to allow the indemnifying party to assume the defense thereof, participate in) the defense thereof and the fees and expenses of such counsel employed by the party to be indemnified shall be at the expense of the party to be indemnified. The indemnifying party shall not be liable for any settlement of any such action, suit, proceeding or claim effected without his or its written consent (which shall not be unreasonably withheld), but if settled with the written consent of the indemnifying party, or if there shall be a final judgment for plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless the party to be indemnified from and against any loss, liability, obligation, damage, cost or expense by reason of such settlement or judgment.

     (d) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to Lyndon, one of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 11.1(a)(ii), Buyer shall notify Accel in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Accel within a sufficient period of time to allow Accel to effectively contest such Tax Claim, or in reasonable detail to apprise Accel of the nature of the Tax Claim, Accel shall not be liable to Lyndon, any of its affiliates or any of their respective officers, directors employees, stockholders, agents or representatives to the extent that Accel's position is actually prejudiced as a result thereof.

     With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of any Target Corporation for a Straddle Period), Accel shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. However, Lyndon can participate in any such Tax Claim at its own expense. Accel cannot enter any settlement or compromise which affects the post-closing period without Lyndon's consent, which will not be unreasonably withheld. Accel and Lyndon shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of any Target Corporation for a Straddle Period.

     In no case shall Lyndon, any of the Target Corporations or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Accel's prior written consent, which will not be unreasonably withheld. Neither party shall settle a Tax Claim relating solely to Taxes of any Target Corporations for a Straddle Period without the other party's prior written consent.

     11.2 Access. In the event that Lyndon delivers to Accel notice of a claim for indemnification, Lyndon shall provide reasonable access to the books and records of ALIC, Dublin and ANSC (and of Lyndon in the event Lyndon has possession of the requisite books and records) with respect to any matters giving rise to such claim.


                                   ARTICLE 12

                                  TAX MATTERS

     12.1 Tax Election. Lyndon shall (i) timely make an election under Section 338(g) of the Code (and any comparable election under state or local Tax law) with respect to each of the Target Corporations, (ii) join Accel in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect thereto and (iii) cooperate with Accel in the completion and timely filing of such elections in accordance with the provisions of Temporary Regulation " 1.338(h)(10) (or any comparable provisions of state or local Tax law) or any successor provision. Such cooperation shall include, but not be limited to (a) the determination of the fair market value of the assets of the Target Corporations, and the calculation of the adjusted gross-up basis, within the meaning of Treasury Regulation
Section 1.338(b)-1; (b) the allocation of the deemed purchase price among the acquired assets in accordance with all applicable rules and regulations under
Section 338 of the Code; and (c) the preparation and timely filing of all tax returns, including all forms or schedules necessary or appropriate to the
Section 338(h)(10) election. No later than three months following the Closing Date, Lyndon shall prepare and deliver to Accel a schedule (the "Price Allocation Schedule") allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Target Corporations in accordance with Treasury Regulations promulgated under Section 338(h)(10). Any objection by Accel to the Price Allocation Schedule prepared by Lyndon shall be raised within 60 business days after receipt by Accel of the Price Allocation Schedule. If Lyndon and Accel are unable to resolve any differences within 60 business days thereafter, such dispute shall be resolved by Ernst & Young LLP and KPMG Peat Marwick LLP. If such accounting firms are unable to resolve any differences within 30 days thereafter, such dispute shall be resolved by another national accounting firm selected by Ernst & Young LLP and KPMG Peat Marwick LLP which has not performed any services for or received any revenues from Lyndon, Accel or their respective affiliates within the two years prior to the Closing Date or thereafter. If necessary, a revised Price Allocation Schedule consistent with the determination made by Ernst & Young LLP and KPMG Peat Marwick LLP or by the other national accounting firm selected by them, if any, shall be prepared by Lyndon as soon as possible thereafter and shall, subject to Accel's reasonable approval thereof, be binding on both parties. In all events, the Price Allocation Schedule shall be finally prepared and agreed upon prior to eight months from the Closing Date. Lyndon shall pay the costs, fees and expenses of Ernst & Young LLP. Accel shall pay the costs, fees and expenses of KPMG Peat Marwick LLP, and Lyndon and Accel shall each pay one-half of the costs, fees and expenses of any third accounting firm selected by such two accounting firms pursuant to this Section 12.1. The Price Allocation Schedule shall be binding (except to the extent items reflected thereon are adjusted pursuant to an examination by the Internal Revenue Service) on the parties hereto, and Accel and Lyndon agree to act in accordance with such Schedule in the preparation, filing and audit of any Tax Return.

     12.2 Preparation of Returns. For any taxable period of any of the Target Corporations that includes (but does not end on) the Closing Date, Lyndon shall timely prepare and file with the appropriate authorities all Returns required to be filed and shall pay all Taxes due with respect to such Returns, provided that Accel shall reimburse Lyndon (in accordance with the procedures set forth in Section 11.1(a)(ii)) for any amount owed by Accel pursuant to Section 11.1(a)(ii) with respect to the taxable periods covered by such Returns. For any taxable period of any of the Target Corporations that ends on or before the Closing Date (including the final return that reflects the 338(h)(10) election), Accel shall timely prepare and file with the appropriate authorities all Returns required to be filed and shall pay all Taxes due with respect to such Returns. If an Accel Return is required to be filed by a Target Corporation, Accel shall deliver such return to Lyndon within 10 days of its due date and Lyndon shall cause such Accel Return to be timely filed; provided, however, that Lyndon shall not assume any liability with respect to the content of any such Accel Return. Lyndon and Accel agree to cause the Target Corporations to file all Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

     12.3 Cooperation. Accel and each of the Target Corporations and Lyndon shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes. Lyndon and Accel recognize that Accel and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Target Corporations to the extent such records and information pertain to events occurring prior to the Closing Date, and that Lyndon and the Target Corporations may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Accel to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Lyndon agrees, and agrees to cause each of the Target Corporations (i) to use its best efforts to properly retain and maintain such records until such time as Accel agrees that such retention and maintenance is no longer necessary, and (ii) to allow Accel and its agents and representatives (and agents or representatives or any of its affiliates), at times and dates mutually acceptable to the parties to inspect, review and make copies of such records as Accel may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Accel's expense; and Accel agrees (i) to use its best efforts to properly retain and maintain its records until such time as Lyndon agrees that such retention and maintenance is no longer necessary, and (ii) to allow Lyndon, the Target Corporations and their respective agents and representatives (and agents or representatives of any of their respective affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Lyndon may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Lyndon's expense.

     12.4 Refunds or Credits. Any refunds or credits of Taxes of any of the Target Corporations for any taxable period ending on or before the Closing Date shall be for the account of Accel unless such refunds or credits are reflected on the Combined Closing Date Balance Sheet. Any refunds or credits of Taxes of any of the Target Corporations for any taxable period beginning after the Closing Date shall be for the account of Lyndon. Any refunds or credits of Taxes of any of the Target Corporations for any Straddle Period shall be equitably apportioned between Accel and Lyndon. Lyndon shall, if Accel so requests and at Accel's expense, cause any of the Target Corporations to file for and obtain any refunds or credits to which Accel is entitled under this
Section 12.4. Lyndon shall permit Accel to control the prosecution of any such refund claim and, where deemed appropriate by Accel, shall cause the each of the Target Corporations to authorize by appropriate powers of attorney such persons as Accel shall designate to represent such Target Corporation with respect to such refund claim. Lyndon shall cause each of the Target Corporations to forward to Accel any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts payable to Accel shall be (i) net of any future tax cost to Lyndon or any Target Corporation attributable to the turnaround of a temporary difference created or changed by the refund claim and such turnaround occurs in any period which begins after the Closing Date, and (ii) net of any Tax cost or benefit to Lyndon or such Target Corporation, as the case may be, attributable to the receipt of such refund and/or the payment of such amounts to Accel. Accel and Lyndon shall treat any payments under the preceding sentence that Accel shall receive pursuant to this Section 12.4 as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Lyndon or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal Income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of
Section 12.5.

     12.5 Internal Revenue Service Examinations. Accel shall be responsible for filing any amended, consolidated, combined or unitary Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax returns are filed by any of the Target Corporations, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Accel and furnished to such Target Corporation, as the case may be, for approval (which approval shall not be unreasonably withheld), signature and filing at least 30 days prior to the due date for filing such returns.

     12.6 Other Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Accel, and Accel and Lyndon shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

     12.7 No Extraordinary Transactions. Accel shall deliver to Lyndon at the Closing a certificate in form and substance satisfactory to Lyndon, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

     12.8 Tax Conduct; Sharing Agreement. (a) Until the Closing Date, Accel shall cause each of the Target Corporations to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit any of the Target Corporations to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to any of the Target Corporations in excess of Tax liability associated with the conduct of its business in the ordinary course.

     (b) Accel shall cause the provisions of any Tax sharing agreement between Accel and any of its affiliates (other than the Target Corporations), on the one hand, and any of the Target Corporations, on the other hand, to be terminated on or before the Closing Date.

     12.9 Tax Reimbursement if Closing Occurs After December 31, 1997.

     The parties agree and acknowledge that the actual Closing may not occur on December 31, 1997, despite the parties' mutual intention to do so. The parties agree that for all financial purposes, the Closing shall be deemed to have occurred on December 31, 1997, notwithstanding the actual closing date, and accordingly, any profit or loss incurred by the Target Companies on or prior to December 31, 1997 shall remain for the account of Accel (subject to the GAAP Equity requirements of Section 7.1(o)) and any profit or loss incurred by the Target Companies after December 31, 1997 shall be for the account of Lyndon. The parties further agree and acknowledge that the Internal Revenue Service will only recognize the actual closing date for federal tax purposes, and that accordingly, either party may be required to pay additional Taxes on income not actually received by it. The parties agree to reimburse each other for the amount of any Taxes actually paid by the other party solely as a function of the timing difference of the deemed Closing Date of December 31, 1997 and the actual closing date for tax purposes.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

     13.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a writing signed by Lyndon and Accel.

     13.2 Waiver of Compliance. Any failure of Lyndon or Accel to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by (i) Lyndon in the case of any failure of Accel or (ii) Accel in the case of any failure of Lyndon. Such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

     13.3 Expenses. Accel and Lyndon shall each pay their own respective expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement. The foregoing shall not be construed as limiting any other rights which any party may have as a result of misrepresentation of or breach by any other party. Accel shall pay all fees and expenses of KPMG Peat Marwick in connection with their preparation of the Combined Audited GAAP Financial Statements and the Closing Date Balance Sheet. Further, if the transactions contemplated hereby shall not close due to an intentional material breach of any covenant of Accel hereunder which prevents satisfaction of a closing condition, then Accel shall pay Lyndon the sum of $650,000 as liquidated damages.

     13.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when mailed by certified or registered mail (return receipt requested), postage prepaid or when delivered by fax (evidenced by confirmation of successful transmission), as follows:


          A.   If to Lyndon:

                               Lyndon Life Insurance Company
                               645 Maryville Center Drive
                               St. Louis, Missouri  63141
                               Fax # (314) 275-5255
                               Attn:  Mr. Roland G. Anderson, President

With a copy to:

                               Epstein Becker & Green, P.C.
                               250 Park Avenue
                               New York, New York  10177
                               Fax # (212) 661-0989
                               Attn:  Sidney Todres, Esq.


or to such other person or place as Lyndon shall designate by notice in the manner provided in this Section 13.4;


          B.   If to Accel:

                              Accel International Corporation
                              12603 SW Freeway, Suite 315
                              P.O. Box 1949
                              Stafford, Texas  77497-1949
                              Fax # 281-565-8011
                              Attn:  Thomas H. Friedberg

                         With copies to:

                         Accel International Corporation
                         475 Metro Place North
                         Dublin, Ohio  43017
                         Attn:  Nicholas Z. Alexander, Esq.

                         and

                         Squire, Sanders & Dempsey LLP
                         1300 Huntington Center
                         41 South High Street
                         Columbus, Ohio 43215
                         Attn:  Fred A. Summer, Esq.


     13.5 Assignment. This Agreement shall be binding upon and inure to the benefit of Lyndon and Accel and their respective successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by Lyndon or Accel prior to Closing without the prior written consent of the other party.

     13.6 Third Parties. This Agreement is not intended to and shall not be construed to give any Person other than the parties hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     13.9 Headings. The headings of the sections, schedules and articles of this Agreement are inserted for the sake of convenience only and shall not constitute a part hereof.

     13.10 Entire Agreement. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties in respect of the subject matter contained herein and therein and there are no other terms or conditions, representations or warranties, written or oral, express or implied, except as set forth herein.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                              LYNDON LIFE INSURANCE COMPANY


                              By: /s/ Peter H. Foley
                                  ------------------------------------
                                  Peter H. Foley, Authorized Signatory


                              LYNDON INSURANCE GROUP, INC.

                           By:  /s/ Peter H. Foley
                                ------------------------------------
                                Peter H. Foley, Authorized Signatory


                           ACCEL INTERNATIONAL CORPORATION


                           By: /s/ Thomas H. Friedberg
                               -------------------------------------
                               Thomas H. Friedberg, President

                                                            ANNEX II

                            ASSET PURCHASE AGREEMENT

                                 by and between

                       LYNDON PROPERTY INSURANCE COMPANY

                                      and

                        ACCEL INTERNATIONAL CORPORATION

                                      and

                    ACCELERATION NATIONAL INSURANCE COMPANY



                         Dated:  As of October 20, 1997

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 20th day of October, 1997, by and between LYNDON PROPERTY INSURANCE COMPANY, a Missouri corporation, with offices at 645 Maryville Centre Drive, St. Louis, Missouri 63141 ("Lyndon") and ACCEL INTERNATIONAL CORPORATION, a Delaware corporation ("Accel"), with its executive offices at 12603 S.W. Freeway, Suite 315, P.O. Box 1949, Stafford, Texas 77497-1949, and ACCELERATION NATIONAL INSURANCE COMPANY ("ANIC"), an Ohio corporation, with offices at 475 Metro Place North, Suite 100, Dublin, Ohio 43017-0701.

                                 R E C I T A L

     WHEREAS, Lyndon is desirous of purchasing and ANIC is desirous of selling certain of ANIC's assets comprising all of ANIC's warranty book of business upon the terms and conditions hereinafter set forth; and

     WHEREAS, contemporaneously with the closing of the transactions contemplated by this Agreement, Lyndon and ANIC shall enter into two reinsurance agreements, substantially in the forms attached hereto as Exhibits A-1 and A-2 (the "Reinsurance Agreements") respecting the transfer of the loss reserves portfolio and the transfer of unearned premium reserves and new business losses, respectively; and

     WHEREAS, Accel is the owner of all of the issued and outstanding shares of capital stock of ANIC;

     NOW, THEREFORE, Lyndon, Accel and ANIC hereby agree as follows:

                                   ARTICLE I

                               ASSETS BEING SOLD

     1.1 Assets Being Sold. ANIC hereby agrees to sell, convey, transfer, assign and deliver to Lyndon or an entity designated by Lyndon and Lyndon hereby agrees to purchase (or cause its designee to purchase) from ANIC the following assets comprising ANIC's warranty (extended service contracts) book of business (collectively, the "Acquired Assets"):

           (a) All of ANIC's rights to and interest in the expirations and renewals on all insurance policies in force as of the close of business on the closing date as determined under Article IV hereof (the "Closing Date") issued and insured by ANIC covering extended service contract warranties, including, but not limited to, automobiles, boats, motorcycles, and recreational vehicles during the covered periods, including all rights to complete processing and to bill and/or receive premiums, commissions or other revenues whether as additional, contingent or bonus commissions or otherwise with respect thereto (the "Acquired Policies"), subject to all of the related obligations under the Acquired Policies other than ANIC's obligations as the issuer and insurer thereof, but excluding the Fuller-Stolle book of business (and the reserves related thereto);

           (b) all expiration files, customer account records and underwriting, claims and processing manuals relating to the Acquired Policies;

           (c) all rights, subject to the related obligations, under the contracts and commitments, whether written or oral, relating to the Acquired Assets, all of which contracts and commitments are listed on
      Schedule 1.1(c);

           (d) all rights to and interest in, subject to the related obligations with respect to, all computer hardware and software listed on
      Schedule 1.1(d);

           (e) all furniture, fixtures and equipment listed on Schedule 1.1(e); and

           (f) copies of all policy forms, rate filings related to such policy forms, and all other regulatory filings relating to the Acquired Policies.

     1.2 Assets Excluded from Sale.  Only the Acquired Assets as described in
Section 1.1 are being sold and purchased pursuant to this Agreement.

     1.3 No Liabilities Assumed. Except to the extent set forth in the Reinsurance Agreements, Lyndon shall not be liable for any debt, obligation or liability of ANIC of any kind whatsoever, relating to the Acquired Assets, whether known or unknown, absolute or contingent, unless expressly assumed by Lyndon under the Reinsurance Agreements, including, but not limited to:

           (a) any local, state or federal income, excise, property, sales, franchise or payroll tax liability of ANIC incurred prior to the Closing Date or incurred in respect of events occurring prior to the Closing Date;

           (b) any claims, causes of action or obligations, wherever asserted, that relate to or are in any way connected with the employment or claimed employment of any person by ANIC arising from events occurring on or before the Closing Date, or relating to services rendered to or for the benefit of ANIC by any employee or agent of ANIC through the Closing Date, including without limitation any attorneys' fees and collection agency fees for in-force or expired claims or any person otherwise employed or engaged in ANIC's operation of its warranty book of business;

           (c) any severance pay claim by any employee of ANIC arising under any severance pay plan, agreement or program of ANIC, or otherwise, by reason of the consummation of the transactions contemplated hereby;

           (d) any pension, health, welfare or similar liability to or on account of employees or former employees of ANIC for any periods of employment on or prior to the Closing Date; and

           (e) any liability for errors or omissions of ANIC prior to the Closing Date.

     1.4 Purchase Price. The purchase price payable by Lyndon in full consideration for the Acquired Assets shall be Ten Million Three Hundred Thousand ($10,300,000), payable on the Closing Date by wire transfer or by certified or official bank check payable to the order of ANIC, as directed by Accel.

                                   ARTICLE II

                              REPRESENTATIONS AND
                          WARRANTIES OF ACCEL AND ANIC

     Accel and ANIC jointly and severally represent and warrant to Lyndon that:

     2.1 Organization. ANIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority to own its properties and carry on its business as now being conducted. ANIC is duly qualified to do business as a foreign corporation in all jurisdictions where the failure to qualify would have a material adverse effect on any of the Acquired Assets.

     2.2 Authorization. The execution and delivery of this Agreement by Accel and ANIC and the consummation of the transactions contemplated hereby have been authorized and approved by all requisite corporate action of each of Accel and ANIC and this Agreement and all instruments being delivered by each of Accel and ANIC hereunder represent legal, valid and binding obligations of each of Accel and ANIC enforceable against each of Accel and ANIC in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of insurance companies, rights of creditors generally, or by general principles of equity.

     2.3 No Consent. No consent, order, license, approval or authorization or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other person, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind

("Person"), is required to be obtained or made in connection with the performance by Accel or ANIC of this Agreement or the consummation of the transactions contemplated to be preformed by it hereunder, except for the approval of the Ohio Department of Insurance.

     2.4 Title to Acquired Assets. ANIC has good and marketable title to the Acquired Assets, free and clear of any adverse claims, mortgages, liens or other burdens or encumbrances, except the related obligations of ANIC with respect to the contracts being assigned, and the instruments of transfer to be executed and delivered by ANIC at Closing will be valid and binding obligations of ANIC and will be sufficient to transfer to Lyndon all right, title and interest of ANIC in and to the Acquired Assets.

     2.5 No Breach. The consummation of the transactions contemplated by this Agreement will not (i) contravene any provision of the Articles of Incorporation or Code of Regulations of ANIC, (ii) violate, conflict with or result in a material breach or the termination of, or constitute an amendment to, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation relating to the Acquired Assets to which ANIC is a party or by which ANIC or any of the Acquired Assets are bound or affected; (iii) result in the creation of any lien, mortgage, claim, charge, security interest, encumbrance, restriction or limitation (collectively, "Liens") upon any of the Acquired Assets pursuant to the terms of any contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body against, or binding upon, ANIC or any of the Acquired Assets in any material respect; (v) constitute a violation by ANIC of any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to the Acquired Policies or to any of the Acquired Assets in any material respect; or (vi) violate any Permit (as defined in Section 2.7) in any material respect.

     2.6 Compliance with Laws. ANIC is not in violation of any applicable law, rule or regulation, the violation of which could materially and adversely affect the Acquired Assets.

     2.7 Permits. ANIC has duly obtained and holds in full force and effect all consents, authorizations, permits, licenses, orders or approvals of, and has made all declarations and filings with, all federal, state or local governmental or regulatory bodies that are material or necessary with respect to ANIC's operation of any of the Acquired Assets (collectively, the "Permits"); all the Permits were duly obtained and are in full force and effect; no violations are or have been recorded in respect of any such Permit and no proceeding is pending or, to the knowledge of Accel or ANIC, threatened to revoke, deny or limit any such Permit.

     2.8 Actions and Proceedings. Except as provided on Schedule 2.8, there are no claims, actions, suits, arbitrations, proceedings, investigations or inquiries, whether at law or in equity and whether or not before any court, private body or group, governmental department, commission, board, agency or instrumentality (collectively, "Actions"), pending or, to the knowledge of Accel or ANIC, threatened against, involving or affecting the Acquired Assets (other than claims arising under the Acquired Policies), whether or not fully or partially covered by insurance, or which would give rise to any right of indemnification by any Person with respect to the Acquired Assets, and there are no outstanding orders, writs, injunctions, awards, sentences or decrees of any court, private body or group, governmental department, commission, board, agency or instrumentality against, involving or affecting the Acquired Assets. None of the Actions listed on Schedule 2.8, individually or in the aggregate, will have a material adverse effect with respect to the Acquired Assets, and there are no circumstances, nor any events which have occurred which Accel or ANIC believes will result in an Action against or affecting the Acquired Assets, other than claims filed under the Acquired Policies in the ordinary course of business.

     2.9 Employee Relations. An accurate listing of all of the employees engaged in the operation of ANIC's warranty book of business, together with their respective compensation and accrued vacation time, has previously been delivered by ANIC to Lyndon, all of which employees are employed under oral contracts terminable at will. ANIC has not at any time during the last five years had, nor to the knowledge of Accel and ANIC is there now threatened, a strike, picket, work stoppage, work slowdown, or other material labor dispute, and Accel and ANIC have no knowledge of the threatened resignation of any employee engaged in conducting or operating ANIC's warranty book of business.

     2.10 No Brokers. Neither Accel nor ANIC has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby for which Lyndon may be responsible.

     2.11 Assets Necessary to Conduct Business. In Accel and ANIC's best judgment, neither Accel or ANIC has any reason to believe that following consummation of the transactions contemplated by this Agreement and the concurrent consummation of the transactions contemplated by the Stock Acquisition Agreement of even date herewith between Lyndon Insurance Group, Inc., Lyndon Life Insurance Company and Accel (the "Stock Acquisition Agreement"), the Acquired Assets, together with the assets then owned by the Target Corporations (as defined in the Stock Acquisition Agreement) will not constitute all material assets and properties (other than employees) necessary for Lyndon to conduct, consistent with prior practices, the warranty book of business conducted by ANIC prior to consummation of this Agreement, and also, all the material assets necessary for ANIC, Dublin and ANSC to conduct their respective businesses, consistent with prior practices.

     2.12 Policies of Insurance. Accel and ANIC have no reason to believe that the Acquired Policies will be terminated before their stated expiration dates, except in the ordinary course, consistent with prior practices, or will not be renewed in the ordinary course upon their expiration, consistent with prior practices.
                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LYNDON

     Lyndon represents and warrants to Accel and ANIC that:

     3.1 Organization. Lyndon is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

     3.2 Authority. The execution and delivery of this Agreement by Lyndon and the consummation of the transactions contemplated hereby have been authorized and approved by all requisite corporate action and this Agreement and all instruments being delivered by Lyndon hereunder represent the legal, valid and binding agreements of Lyndon enforceable against it in accordance with their respect terms.
     3.3 No Breach. The authorization, execution, delivery and performance of this Agreement by Lyndon will not violate any provision of its certificate of incorporation or by-laws or any agreement to which it is a party.

                                   ARTICLE IV

                                   DELIVERIES

     4.1 Closing. The Closing shall take place effective as of December 31, 1997, as long as the Ohio Department of Insurance has approved the transactions contemplated by this Agreement, at such time and place as shall be agreed upon between the parties. The Closing shall occur concurrently with, and shall be conditional upon, the closing of the transactions contemplated by the Stock Acquisition Agreement.

     4.2 Deliveries to Buyer at Closing.  At the Closing, ANIC shall deliver to
Lyndon:

     (a) A warranty bill of sale conveying, assigning and transferring to Lyndon the Acquired Assets, executed by ANIC.

     (b) A copy of the consent of the Ohio Department of Insurance with respect to the Reinsurance Agreements or evidence of the expiration of the applicable deemer period.

     (c)   An executed copy of each Reinsurance Agreement.

           (d) An officer's certificate executed by the President of Accel and the Chief Financial Officer of ANIC certifying that the representations and warranties contained in Article II are true and correct in all material respects on the Closing Date as if made on such date.

           (e) A list of the Acquired Policies on a computer disk containing the same.

     4.3 Deliveries by Lyndon at Closing. At the Closing, Lyndon shall deliver the following to ANIC:

     (a) The sum of $10,300,000 by wire transfer of federal funds or certified or official bank check payable to the order of ANIC.

     (b) An executed copy of each Reinsurance Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Restrictive Covenant. In order to insure to Lyndon the benefits of its purchase of the Acquired Assets, including the goodwill of the Acquired Assets, Accel and ANIC each hereby agree that through the third anniversary of the Closing Date, Accel and ANIC each will not, without the prior written consent of Lyndon, directly or indirectly, sell, underwrite, place or write warranty insurance policies or solicit, accept or place for itself and/or any other entity, any warranty insurance business from existing customers of ANIC, provided, however, that nothing herein shall prohibit Accel and ANIC from owning not more than 1% of the stock or other securities of any such corporation, which securities are publicly traded over-the-counter or on a national securities exchange, provided neither Accel nor ANIC directly or indirectly renders any services or engage in any activities of any kind for or on behalf of the issuer of such securities or any affiliate thereof. Lyndon may proceed against both Accel and ANIC for breach of this covenant by injunction in addition to any other claim for relief Lyndon may have in law or in equity.

    5.2 Use of Name and Forms. ANIC hereby grants Lyndon full right and authority to utilize ANIC's forms and to place contractual liability insurance policies in connection with extended service contracts in the name of ANIC in each of the states in which ANIC is currently licensed to do business for a maximum period of eighteen (18) months from the Closing Date ("New Business"). All New Business written by Lyndon utilizing ANIC's forms or issued in ANIC's name shall be automatically reinsured by Lyndon under the Reinsurance Agreements, and Lyndon shall indemnify ANIC and hold ANIC harmless from and against all liability, however arising, under the New Business written by Lyndon on ANIC's forms or issued in ANIC's name and Lyndon shall retain all premiums related thereto, except as provided by the applicable Reinsurance Agreement. ANIC will assist Lyndon in the filing of policy forms, rates and other regulatory matters, as reasonably requested by Lyndon.

     5.3 Ordinary Course. During the period from the date of this Agreement and continuing until the Closing Date, ANIC shall carry on its warranty insurance business in the usual, regular and ordinary course consistent with prior practices, including, without limitation, the continued writing of warranty insurance policies, the collection of premiums therefor, and the continued payment of claims for losses on outstanding warranty insurance policies.

     5.4 Post-Closing Litigation Assistance. ANIC will provide Lyndon with reasonable assistance in litigating claims arising under any Acquired Policies after the Closing. Such assistance may consist of, without limitation, access to ANIC's books and records and/or personnel. Lyndon shall provide reasonable compensation to ANIC if any ANIC personnel are required to give depositions or testify in court in relation thereto.

     5.5 Cost Guard Service Contract System. Accel will cause ANIC to complete the following tasks, at ANIC's expense, for the Cost Guard Service Contract
System: (i) the resolution of all "Year 2000" issues, (ii) system clean up,
(iii) construction of a redesigned rate system module and a laser check system module and (iv) an on-line claims update. Such work shall be completed prior to May 1, 1998. Any costs incurred by Lyndon in causing such work to be completed after May 1, 1998 shall be reimbursed by Accel within fifteen (15) days of Lyndon's invoice therefor, and shall not be limited by the "indemnity basket" described in Section 7.1.

     5.6 Stop-Loss Reinsurance. Accel will cause ANIC to maintain in force ANIC's current stop-loss reinsurance program, at Lyndon's expense, until otherwise advised by Lyndon.

     5.7 Tax Matters. The parties are in agreement that the Assets do not constitute a "trade or business" within the meaning of Internal Revenue Code
Section 1060. Nevertheless, the parties acknowledge the possibility that the Internal Revenue Service may take a contrary position and require Lyndon and Accel to prepare and file a Form 8594 with the IRS. In such event, the parties agree that they will cooperate in determining the allocation of the Purchase Price to the various acquired Assets and will utilize such agreed-upon asset values in filing their respective federal tax returns.

                                   ARTICLE VI

                                    SURVIVAL

     6.1 Survival. All representations and warranties made in this Agreement and in any schedule, certificate or instrument delivered in connection with the Agreement, shall survive the delivery of this Agreement for a period of two years after the date hereof, except, however, that (i) claims based on fraud or willful misrepresentation may be asserted at any time within one year after the party learns of such fraud or willful misrepresentation and (ii) any representation or warranty in respect of which indemnity may be sought under
Article VII that would otherwise terminate two years after the date hereof shall survive the second anniversary of the date hereof if notice, given in good faith, of the specific inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought prior to the second anniversary of the date hereof.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 Indemnification.

     (a) Accel and ANIC each hereby agree to indemnify defend and hold harmless Lyndon, its officers, directors, employees and agents from and against all losses, fines, civil penalties, judgments, claims, damages, liabilities or expenses (including reasonable attorneys' fees) of every kind imposed upon, incurred or paid by Lyndon by reason of the breach by Accel or ANIC of any representation and warranty made by Accel or ANIC in this Agreement or, except as otherwise provided in the Reinsurance Agreements, any losses under the Acquired Policies, in excess of $100,000 in the aggregate (including any such damages incurred by Lyndon under the Stock Acquisition Agreement); provided, however, that notwithstanding any provision of this Agreement to the contrary, the aggregate indemnification obligations and liability of Accel and ANIC under this Section 7.1 and under Section 11.1(a)(i) of the Stock Acquisition Agreement shall in no event exceed $8 million, and Accel and ANIC shall have no obligation whatsoever to further indemnify Lyndon, its affiliates or any other Person after and in the event that Accel and ANIC on a combined basis have paid a total of $8 million to Lyndon or any other Person pursuant to this Section 7.1 and/or Section 11.1(a)(i) of the Stock Acquisition Agreement.

     (b) Lyndon hereby agrees to indemnify, defend and hold harmless Accel and ANIC from and against all losses, fines, civil penalties, judgments, claims, damages, liabilities or expenses (including reasonable attorneys' fees) of every kind imposed upon, incurred or paid by Accel and ANIC by reason of (i) the breach by Lyndon of any representation and warranty made by it in this Agreement or (ii) any claims made against ANIC relating to the Acquired Policies or the New Business other than for losses under the Acquired Policies (except as otherwise provided in the Reinsurance Agreements) or arising out of or relating in any way to the conduct of the warranty book of business being acquired by Lyndon on and after the Closing Date hereof; provided, however, that the aggregate indemnification obligations and liability of Lyndon to Accel for damages under this Section 7.1 and under Section 11.1(b) of the Stock Acquisition Agreement shall in no event exceed $8 million.

     (c) Each party hereto shall promptly notify the other party in writing of any claim made on such party by any third party in respect of a liability, obligation or other matter which is the subject of the foregoing indemnity agreement, and the party obligated hereunder to indemnify the party giving such notice shall have, at its election, the right to compromise or defend any such claim through counsel of its choosing.

     (d) Claims for indemnification under this Article VII (other than with respect to a breach of the representations or warranties contained in Section 2.4) must be asserted prior to the second anniversary of the date hereof, except as otherwise provided in clauses (i) and (ii) of Section 6.1.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a writing signed by Lyndon, Accel and ANIC.

     8.2 Waiver of Compliance. Any failure of Lyndon or Accel or ANIC to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by (i) Lyndon in the case of any failure of ANIC or Accel (ii) Accel, in the case of any failure of Lyndon. Such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

     8.3 Expenses. Each party will pay its own expenses incurred in connection with this Agreement or any auction contemplated by this Agreement. The foregoing shall not be construed as limiting any other rights which any party may have as a result of misrepresentation of or breach by any other party.

     8.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified or registered mail (return receipt requested), postage prepaid, or when delivered by fax (evidenced by confirmation of successful transmission), as follows:

                        A. If to Lyndon:

                           Lyndon Property Insurance Company
                           645 Maryville Centre
                           St. Louis, Missouri  63141
                           Fax # (314) 275-5255
                           Attn:  Roland G. Anderson, President

                        With a copy to:

                           Epstein Becker & Green, P.C.
                           250 Park Avenue
                           New York, New York  10177-0077
                           Fax # (212) 661-0989
                           Attn:  Sidney Todres, Esq.

or to such other person or place as Lyndon shall designate by notice in manner provided in this Section 8.4;

                        B. If to Accel and ANIC:
                           Accel International Corporation
                           12603 SW Freeway, Suite 315
                           P.O. Box 1949
                           Stafford, Texas  77477-1949
                           Attn:  Thomas H. Friedberg

                        With a  copies to:

                           Accel International Corporation
                           475 Metro Place North
                           Dublin, Ohio  43017
                           Fax # (614) 764-7198

                           Attn:  Nicholas Z. Alexander, Esq.

                           and

                           Squire, Sanders & Dempsey, LLP
                           1300 Huntington Center
                           31 South High Street
                           Fax # (614) 365-2499
                           Attn:  Fred A. Summer, Esq.

or to such other person as Accel or ANIC shall designate by notice in the manner provided in this Section 8.4.

     8.5 Assignment. This Agreement shall be binding upon and inure to the benefit of Lyndon, Accel and ANIC and their respective successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by Lyndon or Accel or ANIC without the prior written consent of the other parties.

     8.6 Third Parties. This Agreement is not intended to and shall not be construed to give any person other than the parties hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     8.9 Headings. The headings of the sections, schedules and articles of this Agreement are inserted for the sake of convenience only and shall not constitute a part hereof.

     8.10 Entire Agreement. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties in respect of the subject matter contained herein and therein and there are no other terms or conditions, representations or warranties, written or oral, express or implied, except as set forth herein.

     8.11 Further Assurances. Accel and ANIC each agree to execute and deliver such documents, instruments or certificates as Lyndon may reasonably request from time to time in order to vest in Lyndon title to the Acquired Assets.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.


                                LYNDON PROPERTY INSURANCE COMPANY



                                By:  /s/ Peter H. Foley
                                     -------------------------------------
                                     Peter H. Foley, Authorized Signatory




                                ACCEL INTERNATIONAL CORPORATION



                                By:  /s/ Thomas H. Friedberg
                                     ------------------------------------
                                     Thomas H. Friedberg, President

                                ACCELERATION NATIONAL
                                INSURANCE COMPANY



                                By: /s/ Thomas H. Friedberg
                                    ------------------------------------
                                    Thomas H. Friedberg, Chairman & CEO

                                                                       ANNEX III

________________________________________________________________________________


                              CREDITRE CORPORATION

________________________________________________________________________________


4107 Greenway Court * Colleyville, Texas 76034 (817) 788-8121 Fax (817) 788-8123

October 15, 1997
Mr. Thomas Friedberg
ACCEL international Corporation
12603 SW Frwy Ste 315
P O Box 1949
Stafford, TX 77477-1949


Dear Tom,

You have requested my opinion on the purchase price of $40.5 million for Acceleration Life Insurance Company (ALIC), Acceleration National Service Corporation (ANSC), Dublin International Limited (Dublin), the rights to the credit life and disability insurance business, and the rights to the service contract business.

Based solely on the ALIC Statutory Annual Statement of December 31, 1996, the GAAP financials as of June 30, 1997 as provided, and the valuations we have performed in the past, I would place a market value on the block at $39.3 million.

The market value is based on:

        GAAP book values from the June 30, 1997 financial statements
        Future GAAP profits on in force life, disability and service contract business
        Value of future production of the life and disability business
        Value of future production of service contract business
        Value of ALIC state licenses

Given my knowledge of the credit insurance and service contract marketplace, this value is representative of the value that is available in the marketplace. Aside from the GAAP book values and the value of state licenses, most, if not all, of the value comes from the service contract business. At 1996 ALIC expense levels, the sum of the (future GAAP profits) plus (value of future production) on the credit life and disability business is negative. Credit life and disability insurance business has little value in the current marketplace, since the return on equity available in the marketplace is not competitive with other industries. Over 50 insurers have left the credit life and disability industry in the 1990s with no new entrants. The service contract business has remained financially health and viable during this period.





                                    III-1

In my opinion, the Frontier price of $40.5 is fair and reasonable, and it places a value on the entities that equals or exceeds the value that the other likely participants in this marketplace would pay for the block.

Please call me if you have questions about this document.

Sincerely,
/s/ Gary Fagg
Gary Fagg, FSA, MAAA
Consulting Actuary












                                    III-2

================================================================================

                        ACCEL INTERNATIONAL CORPORATION                 PROXY

                        SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 30, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Thomas H. Friedberg and Nicholas Z. Alexander, and each of them, Proxies, with power of substitution to each, for and in the name of the undersigned, to vote, as designated below, all the shares of Common Stock of ACCEL International Corporation, a Delaware corporation (the "Company"), held of record by the undersigned as of November 17, 1997 at the Special Meeting of Stockholders to be held on December 30, 1997 or any adjournment thereof.

       1. To consider and vote upon the approval and authorization of (i) the sale of all of the outstanding capital stock of Acceleration Life Insurance Company, Acceleration National Service Corporation and Dublin International Limited by the Company to Lyndon Insurance Group, Inc. and Lyndon Life Insurance Company pursuant to the Stock Acquisition Agreement dated October 20, 1997 attached as Annex I to the accompanying Proxy Statement (the "Stock Acquisition Agreement"), (ii) the sale of the vehicle extended service contract business of the Company's wholly owned subsidiary, Acceleration National Insurance Company, by the Company to Lyndon Property Insurance Company pursuant to the Asset Purchase Agreement dated October 20, 1997 attached as Annex II to the accompanying Proxy Statement (the "Asset Purchase Agreement"), and (iii) certain transactions related thereto (collectively, the "Transaction").

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

       2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                           (Please See Reverse Side)

================================================================================

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE STOCK ACQUISITION AGREEMENT, THE ASSET PURCHASE AGREEMENT AND THE TRANSACTION AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

       The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders dated December 5, 1997 and the Proxy Statement dated December 18, 1997. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

   Date:  , 1997                              -------------------------------
                                              (Signature)

                                              -------------------------------
                                              (Signature)

                                              (When signing as attorney,
                                              executor, administrator,
                                              trustee or guardian, please
                                              give full title as such. If a
                                              corporation, please sign in
                                              full corporate name by
                                              President or other authorized
                                              officer. If a partnership,
                                              please sign in partnership name
                                              by authorized person.)

   Please mark, sign, date and return this Proxy promptly using the enclosed
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